As filed with the U.S. Securities and Exchange Commission on September 30, 2009
Registration No. 333-●

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

JUHL WIND, INC.
(Exact name of registrant as specified in its charter)

Delaware	3510	20-4947667
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
996 190th Avenue Woodstock, Minnesota 56186 (507) 777-4310
	(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John P. Mitola President Juhl Wind, Inc. 996 190th Avenue Woodstock, Minnesota 56186 Tel: (507) 777-4310
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to: Spencer G. Feldman, Esq. Brian J. Gavsie, Esq. Greenberg Traurig, LLP MetLife Building 200 Park Avenue – 15th Floor New York, New York 10166 Tel: (212) 801-9200; Fax: (212) 801-6400

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer ☐	Accelerated Filer ☐

Non-accelerated Filer ☐	Smaller Reporting Company ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per unit (2)	Proposed maximum aggregate offering price	Amount of registration fee (3)
Common Stock (4)	1,452,100	$1.97	$2,860,637	$159.63(5)

(1)
This registration statement shall also cover any additional shares of common stock that shall become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of the outstanding shares of common stock.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low prices of the Registrant’s common stock on the OTC Bulletin Board on September 25, 2009.

(3)
Pursuant to Rule 429 under the Securities Act of 1933, the prospectus constituting a part of this registration statement also relates to 247,900 shares of the Registrant’s common stock (No. 333-154617), for which a filing fee in the amount of $26.84 has been previously been paid.

(4)	Represents shares of common stock issuable upon conversion of Series B preferred stock at a price of $1.00 per share.

(5)
In accordance with Rule 457(p), the registration fee of $159.63 is being offset against a credit of $1,459.74 on account with the SEC.  As a result, the registrant may offset the amount of $1,300.11 against a future registration fee due for one or more subsequent registration statements.

Pursuant to Rule 429(a) under the Securities Act of 1933, the prospectus included in this registration statement is a combined prospectus and also relates to 247,900 shares registered and remaining unsold under the Registrant’s Registration Statement on Form S-1 (No. 333-154617), as amended.  Pursuant to Rule 429(b), this registration statement, upon effectiveness, also constitutes a Post-Effective Amendment to Registration Statement No. 333-154617, which post-effective amendment shall hereafter become effective concurrently with the effectiveness of this registration statement and in accordance with Section 8(c) of the Securities Act of 1933.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed.  Our selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities, and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION, DATED SEPTEMBER 30, 2009

JUHL WIND, INC.

1,700,000 Shares

Common Stock

This prospectus relates to the sale of up to 1,700,000 shares of our common stock by the selling stockholders listed in this prospectus.  These shares consist of 247,900 outstanding shares of common stock and 1,452,100 shares of common stock issuable upon conversion of our Series B convertible preferred stock.  The shares offered by this prospectus may be sold by the selling stockholders from time to time in the over-the-counter market or other national securities exchange or automated interdealer quotation system on which our common stock is then listed or quoted, through negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices.

We are obligated to register these shares pursuant to a registration rights agreement with the selling stockholders relating to our June 2008 private placement, which we refer to as the 2008 private placement, and a securities exchange agreement with certain of the selling stockholders relating to our 2009 warrant amendment and exchange, which we refer to as the 2009 warrant exchange.  This registration statement relates only to a portion of the shares that we are required to register thereunder.  The distribution of the shares by the selling stockholders is not subject to any underwriting agreement.  We will receive none of the proceeds from the sale of the shares by the selling stockholders.  We will bear all expenses of registration incurred in connection with this offering, but all selling and other expenses incurred by the selling stockholders will be borne by them.

Our common stock is quoted on the OTC Bulletin Board under the symbol JUHL.  The high and low bid prices for shares of our common stock on September 25, 2009, were $1.99 and $1.95 per share, respectively, based upon bids that represent prices quoted by broker-dealers on the OTC Bulletin Board.  These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions.

The selling stockholders may be deemed, and any broker-dealer executing sell orders on behalf of the selling stockholders will be considered, “underwriters” within the meaning of the Securities Act of 1933.  Commissions received by any broker-dealer will be considered underwriting commissions under the Securities Act of 1933.

An investment in these securities involves a high degree of risk.
Please carefully review the section titled “Risk Factors” beginning on page 8.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is  _____ __, 2009.

In considering the acquisition of the common stock described in this prospectus, you should rely only on the information contained in this prospectus.  We have not authorized anyone to provide you with information different from that contained in this prospectus.  This prospectus is not an offer to sell, or a solicitation of an offer to buy, shares of common stock in any jurisdiction where offers and sales would be unlawful.  The information contained in this prospectus is complete and accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares of common stock.

i

SUMMARY

You should read the following summary together with the more detailed information contained elsewhere in this prospectus, including the section titled “Risk Factors,” regarding us and the common stock being sold in this offering.

Unless the context otherwise requires, when we refer to “our company,” “we,” “us” or “our,” (i) for periods prior to the closing of our share exchange transaction on June 24, 2008, we are referring to Juhl Energy Development, Inc., a Minnesota corporation (“Juhl Energy”), and DanMar and Associates, Inc., a Minnesota corporation (“DanMar”), and (ii) for periods as of the closing of our share exchange transaction and thereafter, we are referring to Juhl Wind, Inc., the current publicly-traded and reporting company and the issuer of this prospectus.

Overview of Our Business

Juhl Wind provides development, management and consulting services to wind farm projects throughout the Midwestern U.S. and also sells consumer-owned renewable energy products such as remanufactured small wind turbines and solar systems.  Our ultimate goal is to build medium to large-scale wind farms jointly owned by local communities, farm owners and our company. The wind farms are connected to the general utility electric grid to produce clean, environmentally-sound wind power for use by the electric power industry.

We specialize in the development of community wind power systems, and we believe that we are among the leaders in the field. Our growth strategy is anchored by the competitive advantage of our portfolio of completed projects coupled with the projects we currently have under development. Our plan is to continue to provide the full range of development services across each phase of development, which we expect will grow our revenue and profitability from each project under development.

Since 1999, we have developed 14 wind farms, accounting for approximately 117 megawatts of wind power, that currently operate in the Midwest region of the United States. We are presently engaged in various aspects of the development of 24 wind farms totaling an additional 425 megawatts of community wind power systems.

Our projects are based on the formation of partnerships with the farmers upon whose land the wind turbines are installed.  Over the years, this type of wind power has been labeled “community wind power” because the systems are locally owned by the farmers themselves and/or other local stakeholders. Our Chairman and Chief Executive Officer, Dan Juhl, was one of the creators of Community Wind power in the United States. Community wind is a specialized sector in the wind energy industry that differs from the large, utility-owned wind power systems that are also being built in the United States.  Community wind is a form of community-based energy development (C-BED). Various states, including Minnesota, have enacted C-BED initiatives, which include mechanisms to support community wind and are intended to make it easier for community wind projects to be successful without putting an excessive burden on utilities.

Historically, landowners in rural areas could only benefit from the development of wind farms in their community by leasing their land to large wind developers. These large developers would then sell the wind energy to the local utility company and retain a majority of the project’s profits. We provide what we believe is a better alternative for local communities by specifically concentrating on C-BED community wind projects that are locally owned by farmers, investors, businesses, schools, utilities, or other public or private local entities. As a result, we believe that community wind projects keep more dollars in local communities, preserve local energy independence, and protect the environment. Our goal, and Mr. Juhl’s focus over the past years, is to share ownership with farmers and to build a network of farmer-owned community wind power systems.

Mr. Juhl is an acknowledged expert in the wind power field and is considered a pioneer in the wind industry having been active in the field since 1978.  He was a leader in the passage of specific legislation supporting wind power development in the states of Minnesota and Nebraska.  John P. Mitola, our President, is also considered an expert in the energy field having focused his career on energy efficiency, demand side management and independent power development.   He has significant experience in the energy industry and electric industry regulation, oversight and governmental policy.

Our management team has been involved in the wind power industry for more than 30 years. We have experience in the design, manufacture, maintenance and sale of wind turbines, as well as the full-scale development of wind farms. We hold contract rights, are involved with projects in development and under negotiation, and provide development activities in the wind power industry. Our contract rights relate to administrative services agreements which call for management and administrative services to be provided for seven existing Minnesota wind farm developments. Our assets include eight development services agreements, ten projects in early development stages, and six agreements to conduct wind power feasibility studies.

Our involvement in the sale of consumer-owned renewable energy products commenced in November 2008 as a result of our acquisition of Next Generation Power Systems, Inc, a South Dakota corporation, which we refer to as NextGen.  Prior to the acquisition, Dan Juhl had been a controlling shareholder in NextGen since it was organized in 2004.  NextGen restores small wind turbines in the 30 KW class for sale to consumers for on-site electricity generation.  NextGen also provides solar-powered systems that allow small businesses and consumers to generate or store electrical power for on-site use or emergency backup.  In July 2009, NextGen entered into a 20 year, non-exclusive Manufacturing License and Reseller Agreement with an Ohio entity for purposes of expanding  production and sale of small wind turbines. The agreement, among other things, specifies a sales territory, sales quota and requirements with regard to establishing a production facility. NextGen received $300,000 in cash in July as a part of this agreement with additional licensing payments of approximately $58,000 due over a twelve month period beginning September 1, 2009.

Our strategy is to leverage our portfolio of existing projects and to take on new developments located in the Midwestern United States and Canada, where proper conditions exist for successful developments: acceptable wind resources, suitable transmission access and an appropriate regulatory framework providing acceptable power purchase agreements and long-term utility agreements. Based on our pipeline of projects, we believe that we will experience consistent growth in the number of projects completed and the number of projects for which we are providing operational oversight. We expect that the continued growth in our project pipeline will act as a key competitive advantage as the community wind power industry grows throughout the United States and Canada.

For the year ended December 31, 2008, we had total revenue of $1,331,497 and a net loss of $1,201,229.  For the three months ended June 30, 2009, we had unaudited total revenue of $319,668 and a net loss of $6,577.  For the six months ended June 30, 2009, we had unaudited total revenue of $667,944 and net income of $537,712.  We cannot assure you that we will generate significant revenues or have net income in the future.  For more information about our financial results, please see the summary financial information table on page 6.

Recent Developments

Warrant Amendment and Exchange.  On June 29, 2009, we entered into a warrant amendment agreement with the holders of our Series A Warrants.  Pursuant to the terms of the warrant amendment agreement, all of our then outstanding Series A Warrants to purchase 2,580,000 shares of our common stock at $1.25 per share were amended such that the Series A Warrants would be exercisable solely for shares of our Series B convertible preferred stock.  Pursuant to the warrant amendment agreement, the holders of our Series A Warrants agreed to exercise an aggregate of 2,036,840 Series A Warrants at a price of $1.25 per share.  On June 30, 2009, we entered into a securities exchange agreement with the holders of our Series A, Series B and Series C Warrants pursuant to which the holders agreed to exchange all of their outstanding (i) remaining Series A Warrants to purchase 543,159 shares of our Series B convertible preferred stock (after giving effect to the foregoing amendment and exercise), (ii) Series B warrants to purchase 2,580,000 shares of our common stock at $1.50 per share and (iii) Series C Warrants to purchase 2,580,000 shares of our common stock at $1.75 per share for an aggregate of 4,570,166 shares of our Series B convertible preferred stock.  The exchange value was based on the cashless exercise value of the exchanged warrants.  Following the consummation of the 2009 warrant exchange, we had no further Series A, Series B or Series C warrants outstanding.

Waiver of Liquidated Damages and Issuance of Stock Dividends.   On March 27, 2009, we and the holders of our Series A convertible preferred stock entered into an agreement amending, among other things, the penalty provisions (including liquidated damages) provided in the related registration rights agreement dated June 24, 2008 for failure to timely file and obtain effectiveness of a registration statement.  Pursuant to the terms of such amendment agreement, (i) we agreed to issue additional common stock to the holders of the Series A convertible preferred stock at a price equal to 75% of the average of the immediately preceding 20 days’ daily volume weighted average price for our common stock in satisfaction of liquidated damage amounts due and owing under the registration rights agreement, (ii) the holders agreed to waive further liquidated damages which have accrued or may accrue under the registration rights agreement provided that certain conditions are met, including that this registration statement is declared effective by the SEC on or before December 31, 2009, and (iii) the terms of the Series A convertible preferred stock were amended to provide that dividends on our Series A convertible preferred stock will only be payable in shares of our common stock in 2009 (but may be payable in cash or common stock after 2009) and to remove redemption rights.  In connection with the foregoing, we have incurred an expense for estimated liquidated damages and late fees in the amount of $258,879 in the year ended December 31, 2008.  In April 2009, we issued approximately 114,000 shares of common stock in payment of approximately $222,000 of this liability. We anticipate that approximately 23,000 additional shares of common stock will be issued in connection with the payment of the remaining liability. As of June 30, 2009, the remaining liability totals approximately $37,000, which is included in accrued expenses on the balance sheet. Additional disclosure has been provided in the notes to the financial statements.

Industry and Market Overview

Demand for electricity has dramatically increased as our society has become more technologically driven, and this trend is expected to continue. Significant new capacity for the generation of electricity will be required to meet anticipated demand. According to the U.S. Department of Energy, Energy Information Administration’s (“EIA”) Annual Energy Review 2007, nearly half of all electricity produced in the United States was generated by coal, which is the largest source of carbon dioxide in the atmosphere. Other major sources of electricity in 2007 were nuclear (19%), natural gas (21%) and hydropower (6%). Wind power accounted for nearly 1% of electricity production in the United States. According to the review, the amount of electricity generated from coal in the United States increased 72% between 1980 and 2007, and is projected to be 51% higher in 2025 than in 2002, according to the U.S. Department of Energy EIA’s Annual Energy Outlook 2004 with Projections to 2025.  The EIA’s 2009 Annual Energy Outlook Early Release Overview released in December 2008 projects that, while coal continues to be the most important fuel for U. S. electricity generation currently, coal consumption is expected to decline in the future because of reduced investment in new coal-fired generating capacity combined with the increased generation of electricity from renewable energy.  These and other independent government and trade publications cited in this prospectus are publicly available on the Internet without charge.

Most of the world’s main energy sources are still based on the consumption of non-renewable resources such as petroleum, coal, natural gas and uranium. However, while still a small segment of the energy supply, renewable sources such as wind power are growing rapidly in market share. Wind power delivers multiple environmental benefits. Wind power operates without emitting any greenhouse gases and has one of the lowest greenhouse gas lifecycle emissions of any power technology. Wind power results in no harmful emissions, no extraction of fuel, no radioactive or hazardous wastes and no use of water to steam or cool. Wind projects are developed over large areas, but their carbon footprint is light. Farmers, ranchers and most other land owners can continue their usual activities after wind turbines are installed on their property.

Growth in Demand for Wind Power and Our Position and Service Offerings

Demand for wind power in the United States is growing rapidly and we believe the call for growth in community wind power is increasing as well. We are one of the few companies that has actually completed and put into operation a portfolio of community wind projects, and we are experiencing strong growth in demand to provide turnkey development of community wind systems across the Midwestern United States. Our strategy is to leverage our portfolio of existing projects and to take on new developments located in the Midwestern United States and Canada, where proper conditions exist for successful developments: acceptable wind resources, suitable transmission access and an appropriate regulatory framework providing acceptable power purchase agreements and long-term utility agreements.

In July 2008,  the U.S. Department of Energy issued a report entitled 20% Wind Energy by 2030, discussing the viability of the potential for wind energy in the United States to grow to approximately 305 gigawatts from 2007’s level of approximately 11 gigawatts. This projected level of growth is estimated to cost billions of dollars per year for the next 22 years of growth. Community wind systems will make up a segment of this growth, leading to what we estimate will be significant growth in community wind systems.

We believe that we are uniquely positioned to experience significant year-over-year growth and development of specific community wind farms throughout the United States. We can provide full-scale development of wind farms across the range of required steps including:

•	initial feasibility studies and project design,

•	formation of required land rights agreements to accommodate turbine placement on each project’s specific farm land,

•
studies, design and agreements with utilities (as well as with independent system operators (ISOs), which are organizations formed at the direction or recommendation of the Federal Energy Regulatory Commission (“FERC”) that coordinate, control and monitor the operation of the U.S. electrical power grid) with respect to connection to existing electric power transmission networks,

•	negotiation and execution of power purchase agreements,

•	arrangement of equity and debt project financing,

•	construction oversight and services,

•	project commissioning, and

•	multi-year wind farm operations and maintenance.

In addition, we can provide general consulting services to help farmers and communities evaluate possible community wind farm projects and initiate their development. Often, we will take on the entire development process including all of the services outlined above. As project developer, we arrange every aspect of the development process and would receive payment for the services as each step or a combination of steps is accomplished. After establishing that a project has appropriate wind resource and transmission interconnection, we would move on to complete land rights agreements, community limited liability company structures and the power purchase agreement with the local utility.

Our Community Wind Farm Portfolio

We believe that we have completed and placed into service more community wind power systems than any other U.S. enterprise. To date, we have developed 14 community wind farms located primarily in the “Buffalo Ridge” area of southwestern Minnesota.  These wind farms have been developed since the mid-1980s and total approximately 117 megawatts. They are fully operational today. In addition, we provide operating and maintenance services to five of the 14 wind farms.

In addition to the first 14 wind farms developed by us, we have another 24 community wind projects in various phases of development totaling approximately 425 megawatts. These projects are primarily located in the states of Minnesota and Nebraska.

Based on our pipeline of projects, we believe that we will experience consistent growth in the number of projects completed and the number of projects for which we are providing operational oversight. We expect that the continued growth in our project pipeline will act as a key competitive advantage as the community wind power industry grows throughout the United States and Canada.

Growth Strategy

We specialize in the development of community wind power systems, and we believe that we are among the leaders in the field. Our growth strategy is anchored by the competitive advantage of our portfolio of completed projects coupled with the projects we currently have under development. Our plan is to continue to provide the full range of development services across each phase of development, which we expect will grow our revenue and profitability from each project under development.

In addition to growing our revenue per project, we will continue to grow our projects under development by utilizing competitive strengths and taking advantage of market conditions to build long-term growth, as follows:

•	We expect to increase our capacity by entering regional markets through organic development.

•
We intend to expand business relationships within the investment community both in the U.S. and abroad in order to assist project owners in obtaining the equity and debt financing for wind farm developments.

•	We expect to create relationships as a community stakeholder.

•	We expect to work with governmental agencies to help us incentivize the creation of community wind farms and offer favorable tax breaks.

•	We will continue to strive to attract, train and retain the most talented people in the industry.

About this Offering

This prospectus relates to the public offering, which is not being underwritten, of up to 1,700,000 shares of our common stock by the selling stockholders listed in this prospectus.  These shares consist of 247,900 outstanding shares of common stock and 1,452,100 shares of common stock issuable upon conversion of our Series B convertible preferred stock.  The shares offered by this prospectus may be sold by the selling stockholders from time to time in the over-the-counter market or other national securities exchange or automated interdealer quotation system on which our common stock is then listed or quoted, through negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices.  We will receive none of the proceeds from the sale of the shares by the selling stockholders.  We will bear all expenses of registration incurred in connection with this offering, but all selling and other expenses incurred by the selling stockholders will be borne by them.

The shares of common stock being offered by this prospectus relate to outstanding shares of our common stock and a portion of the shares of our common stock issuable to the selling stockholders upon conversion of our Series B convertible preferred stock issued in connection with our 2009 warrant exchange.

At the closing of the 2008 private placement, which took place on June 24, 2008, we issued to two institutional investors and two other accredited investors 5,160,000 shares of our Series A convertible preferred stock at a price per share of $1.00, for gross proceeds of $5,160,000.  As part of the 2008 private placement, the investors were issued Series A, Series B and Series C warrants to purchase up to a maximum of 2,580,000 shares of our common stock each (or an aggregate of 7,740,000 shares of our common stock) at an exercise price of $1.25, $1.50 and $1.75 per share, respectively. On June 29, 2009, we entered into a warrant amendment agreement with the holders of our Series A Warrants.  Pursuant to the terms of the warrant amendment agreement, all of our then outstanding Series A Warrants to purchase 2,580,000 shares of our common stock were amended such that the Series A Warrants would be exercisable solely for shares of our Series B convertible preferred stock.  Pursuant to the warrant amendment agreement, the holders of our Series A Warrants agreed to exercise an aggregate of 2,036,840 Series A Warrants at a price of $1.25 per share.  On June 30, 2009, we entered into a securities exchange agreement with the holders of our Series A, Series B and Series C Warrants pursuant to which the holders agreed to exchange all of their outstanding (i) remaining Series A Warrants to purchase 543,159 shares of our Series B convertible preferred stock, (ii) Series B warrants to purchase 2,580,000 shares of our common stock and (iii) Series C Warrants to purchase 2,580,000 shares of our common stock for an aggregate of 4,570,166 shares of our Series B convertible preferred stock.  The exchange value was based on the cashless exercise value of the exchanged warrants.  Following the consummation of the 2009 warrant exchange, we had no further Series A, Series B or Series C Warrants outstanding.

The conversion price per share of the Series A convertible preferred stock was at a 20% discount to the common stock market price per share, which closed at $1.25 per share on June 24, 2008, the closing date of the 2008 private placement.  The conversion price per share of the Series B convertible preferred stock was at a 57% discount to the common stock market price per share, which closed at $2.35 per share on June 30, 2009, the closing date of the 2009 warrant exchange.  For a more detailed discussion regarding the 2008 private placement and the 2009 warrant exchange, see “Selling Stockholders – 2008 Private Placement” and “Selling Stockholders – 2009 Warrant Amendment and Exchange” in this prospectus.

The number of shares being offered by this prospectus represents approximately 8.1% of our outstanding shares of common stock as of September 22, 2009 (without giving effect to the conversion of our Series A convertible preferred stock or Series B convertible preferred stock or the exercise of our warrants).  This is our first registration statement as Juhl Wind.

Corporate Information and History

On June 24, 2008, we completed a “reverse public offering” transaction, in which we became a publicly-traded and reporting company through our share exchange transaction with MH & SC, Incorporated, a public company previously engaged in the health and safety supply business.  Through the share exchange transaction, the stockholders of our privately-held predecessors, Juhl Energy and DanMar, received a majority of the outstanding shares of MH & SC and their officers and directors assumed similar positions with MH & SC.  Concurrently with the closing of the share exchange, we also completed a private placement to institutional investors and other accredited investors, in which we received aggregate gross proceeds of $5,160,000.  Following the share exchange transaction, we changed our corporate name to Juhl Wind, Inc.

On October 31, 2008, we acquired all of the outstanding shares of common stock of NextGen. NextGen is now our wholly-owned subsidiary.

Our principal executive offices are located at 996 190th Avenue, Woodstock, Minnesota 56186, and our telephone number is (507) 777-4310.  We maintain a corporate website at www.juhlwind.com.  The contents of our website are not part of this prospectus and should not be relied upon with respect to this prospectus.

SUMMARY FINANCIAL INFORMATION

The summary financial information set forth below is derived from and should be read in conjunction with our consolidated financial statements, including the notes to the financial statements, appearing at the end of this prospectus.

	Year Ended December 31, 2007 (1)(2)	Year Ended December 31, 2008	Six Months Ended June 30, 2008(2)	Six Months Ended June 30, 2009
Consolidated Statement of Operations Data:
Total revenue	$1,520,086	$1,331,497	$763,528	$667,944
Net income (loss)	(46,255)	(1,201,229)	(169,338)	537,712
Preferred dividends	—	213,280	6,880	206,400
Series B beneficial conversion feature	—	—	—	2,790,707
Net loss available for common stockholders	(46,255)	(1,414,509)	(176,218)	(2,459,395)
Weighted average shares outstanding (Basic and Diluted)	5,978,022	17,765,318	15,383,333	20,333,537
Net loss per share	(0.01)	(0.08)	(0.01)	(0.12)
Consolidated Balance Sheet Data (at end of period):
Working capital (deficit)	$(252,719)	$3,371,836	$4,836,562	$4,567,388
Total assets	1,434,230	5,907,594	5,994,039	7,710,552
Total current liabilities	1,212,228	1,575,636	865,507	2,011,211
Total stockholders’ equity (deficit)	222,002	989,004	1,357,828	5,699,341

(1)
Prior to the completion of our “reverse public offering” transaction on June 24, 2008, the financial information above relates to our predecessors, Juhl Energy and DanMar.  See “Business - Company Structure.”

(2)	The financial information includes the financial information of NextGen which was acquired in 2008. See Note 1 to our consolidated financial statements which are included elsewhere in this prospectus.

THE OFFERING

Common stock offered by the selling stockholders:	1,700,000 shares

• Number of outstanding shares of common stock	247,900 shares

• Number of shares that may be issued upon conversion of Series B convertible preferred stock	1,452,100 shares

Total	1,700,000 shares

Common stock outstanding	20,874,318 shares (1)

Use of proceeds	We will receive none of the proceeds from the sale of the shares by the selling stockholders.

OTC Bulletin Board symbol	JUHL

(1)
As of September 22, 2009.  Does not include shares of common stock issuable upon conversion of our Series A convertible preferred stock or Series B convertible preferred stock or shares issuable upon exercise of our warrants.  Also does not include shares of our common stock that are reserved for issuance pursuant to outstanding stock options.

RISK FACTORS

An investment in our common stock involves a high degree of risk.  You should carefully consider the following material risks, together with the other information contained in this prospectus, before you decide to buy our common stock.  If any of the following risks actually occur, our business, results of operations and financial condition would likely suffer.  In these circumstances, the market price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Business and Industry

We are still in an early stage of development and have earned limited revenues to date.

We have earned limited revenue to date and have supported our operations primarily through cash flow from consulting services and wind farm management, and debt and private equity investment.  Our operations are subject to all of the risks inherent in the establishment of a new business enterprise.  Our likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with a new business and the development of an alternative energy generation platform.  For the year ended December 31, 2008, we had total revenue of $1,331,497 and a net loss of $1,201,229.  At December 31, 2008, we had total stockholders’ equity of $989,004.  Total stockholders’ equity increased to $5,699,341 as of June 30, 2009 primarily as a result of the reclassification of our Series A convertible preferred stock to permanent equity. For the six months ended June 30, 2009, we had unaudited total revenue of $667,944, compared to $763,528 for the comparable period in 2008.  We had net income of $537,712 for the six months ended June 30, 2009, compared to a net loss of $169,338 for the comparable 2008 period.  We cannot assure you that we will generate significant revenues or have net income in the future.

We are dependent on Daniel J. Juhl’s leadership of our company.

Our business depends on the availability to us of Daniel J. Juhl, our Chairman of the Board and Chief Executive Officer. Mr. Juhl founded Juhl Energy and DanMar, and has been a pioneer in the community wind power industry. The business contacts and relationships that we maintain are predominantly those of Mr. Juhl. Our business would be materially and adversely affected if his services would become unavailable to us. We cannot assure you that Mr. Juhl will continue to be available to us, although we have entered into a three-year employment agreement with Mr. Juhl expiring in December 2011 and maintain key-man life insurance for our benefit on Mr. Juhl’s life in the amount of $3.0 million.

We have a limited operating history and we have not demonstrated that we can manage electricity generating stations on a large scale.

We have a limited history of managing electricity generating stations and limited data upon which you can evaluate our business. Our prospects for success must be considered in the context of a new company in a developing industry. The risks we face include developing and acquiring wind farms, compliance with significant regulation, reliance on third parties, operating in a competitive environment in which electricity rates will be set by the operation of market forces and regulatory constraints, uncertain performance of electricity generating stations, financing our business and meeting the challenges of the other risk factors described below. If we are unable to address all of these risks, our business, results of operations and financial condition may suffer.

Revenues from wind farms are subject to fluctuating market prices for energy and capacity.

The revenues generated by wind farms depend on market prices of energy in competitive wholesale energy markets. Market prices for both energy and capacity are volatile and depend on numerous factors outside our control including economic conditions, population growth, electrical load growth, government and regulatory policy, weather, the availability of alternate generation and transmission facilities, balance of supply and demand, seasonality, transmission and transportation constraints and the price of natural gas and alternative fuels or energy sources. The wholesale power markets are also subject to market regulation by the FERC, ISOs (which are organizations formed at the direction or recommendation of FERC that coordinate, control and monitor the operation of the electrical power system), and regional transmission operators which can impact market prices for energy and capacity sold in such markets, including by imposing price caps, mechanisms to address price volatility or illiquidity in the markets or system instability and market power mitigation measures. We cannot assure you that market prices will be at levels that enable us to operate profitably or as anticipated. A decline in electricity or capacity market prices below anticipated levels could have a material adverse impact on our revenues or results of operations. In markets where wind farms qualify to receive capacity payments, it is typical that only a portion of the wind farm’s capacity is eligible to receive capacity payments. This portion is typically based on the previous year’s average net capacity factor during peak periods. In addition, changes to regulatory policy or market rules regarding the qualification of wind generation as a capacity resource could limit or eliminate a wind farm’s ability to receive payments for its generating capacity.

There are a small number of wind turbine manufacturers, and increased demand may lead to difficulty in obtaining wind turbines and related components at affordable prices or in a timely manner.

There are only a small number of companies that have the expertise and access to the necessary components to build multi-megawatt class wind turbines. The rapid growth in the aggregate worldwide wind energy industry has created significantly increased demand for wind turbines and their related components that is currently not being adequately satisfied by suppliers. Wind turbine suppliers have significant supply backlogs, which tend to drive up prices and delay the delivery of ordered wind turbines and components. Any delays in the delivery to us of ordered wind turbines and components may delay the successful completion of our wind farms under development. Additionally, price increases may make it more costly for us to acquire wind turbines.

We cannot assure you that our wind farms will be able to purchase a sufficient quantity of turbines and other technical equipment to satisfy demand or that wind turbine and other component manufacturers will not give priority to other market participants, including competitors of ours. To the extent that wind turbine manufacturers become unable or unwilling to supply wind turbines, our wind farms may be unable to find suitable replacements. Such inability to acquire turbines would have a material adverse effect on our business prospects, results of operations and financial condition.

The federal government may not extend or may decrease tax incentives for renewable energy, including wind energy, which would have an adverse impact on our development strategy.

Federal tax incentives applicable to the wind energy industry currently in effect include the production tax credit (“PTC”) and business energy investment tax credit (“ITC”) together with accelerated tax depreciation for certain assets of wind farms. The  PTC provides the owner of a wind turbine placed in operation before the end of 2012 with a ten-year credit against its federal income tax obligations based on the amount of electricity generated by the wind turbine. The ITC provides a 30% credit in the form of a tax credit for property placed in service before the end of year 2012, or, alternatively, a 30% cash grant from the U.S. Treasury Department if an application is submitted by October 2011. The accelerated depreciation for certain assets of wind farms provides for a five-year depreciable life for these assets, rather than the 15 to 25 year depreciable lives of many non-renewable energy assets, with an additional 50% bonus depreciation allowed for wind energy assets placed in service by the end of 2009.

Currently, the PTC and ITC are scheduled to expire on December 31, 2012, and, unless extended or renewed by the U.S. Congress, will not be available for energy generated from wind turbines placed in service after that date. We cannot assure you that current or any subsequent efforts to extend or renew this tax incentive will be successful or that any subsequent extension or renewal will be on terms that are as favorable as those that currently exist. In addition, there can be no assurance that any subsequent extension or renewal of the PTC and/or ITC would be enacted prior to its expiration or, if allowed to expire, that any extension or renewal enacted thereafter would be enacted with retroactive effect. We also cannot assure you that the tax laws providing for accelerated depreciation of wind farm assets will not be modified, amended or repealed in the future. If the federal PTC or ITC are not extended or renewed, or are extended or renewed at lower rates, financing options for wind farms will be reduced and development plans for additional wind farms will be adversely affected.

We compete with other renewable energy producers for limited tax equity financing, which could raise the cost of  tax equity financing for us and adversely impact our development strategy.

Tax equity investors have limited funds, and wind energy producers compete with other renewable energy producers for tax equity financing. In the current rapidly expanding market, the cost of tax equity financing may increase and there may not be sufficient tax equity financing available to meet the total demand in any year. In addition, one or more current tax equity investors may decide to withdraw from this market thereby depleting the pool of funds available for tax equity financing. Alternative financing will be more expensive and there may not be sufficient liquidity in alternate financial markets. As a result, development of additional wind farms by us would be adversely affected.

Industry sales cycles can be lengthy and unpredictable.

Sales cycles with companies that purchase electricity from generators to supply electricity to consumers are generally long and unpredictable due to budgeting, purchasing and regulatory processes which can take longer than expected to complete. Our customers will typically issue requests for quotes and proposals, establish evaluation committees, review different technical options with vendors, analyze performance and cost/benefit justifications and perform a regulatory review, in addition to applying the normal budget approval process within an organization. Delays in completing these processes can cause delays in purchasing and variability to our financial projections and could adversely affect results of operations.

The performance of wind farms is dependent upon meteorological and atmospheric conditions that fluctuate over time.

The production of electricity generated by wind farms will be the source of substantially all of our revenues. As a result, our results of operations will be highly dependent on meteorological and atmospheric conditions.

Site selection requires the evaluation of the quality of the wind resources based upon a variety of factors. The wind data gathered on site and data collected through other sources form the basis of wind resource projections for a wind farm’s performance, revenue generation, operating profit, project debt capacity, project tax equity capacity and return on investment, which are fundamental elements of our business planning. Wind resource projections at the time of commercial operations can have a significant impact on the level of capital that we can raise. Wind resource projections do not predict the wind at any specific period of time in the future. Therefore, even in the event where prediction of a wind farm’s wind resources becomes validated over time, the wind farm will experience hours, days, months and even years that are below wind resource predictions. Wind resource projections may not predict the actual wind resources observed by the wind farm over a long period of time. Assumptions included in wind resource projections, such as the interference between turbines, effects of vegetation and land use, and terrain effects may not be accurate. Wind resources average monthly and average time of day long-term predictions may not be accurate and, therefore, the energy wind farms produce over time may have a different value than forecast. If as a result of inaccurate wind resource projections, the performance of one or more of our wind farms falls below projected levels, our business, results of operations and financial condition could be materially adversely affected.

Operational factors may reduce energy production below projections, causing a reduction in revenue.

The amount of electricity generated by a wind farm depends upon many factors in addition to the quality of the wind resources, including but not limited to turbine performance, aerodynamic losses resulting from wear on the wind turbine, degradation of other components, icing or soiling of the blades and the number of times an individual turbine or an entire wind farm may need to be shut down for maintenance or to avoid damage due to extreme weather conditions. In addition, conditions on the electrical transmission network can impact the amount of energy a wind farm can deliver to the network. We cannot assure you that any of our wind farms will meet energy production expectations in any given time period.

If wind farm energy projections are not realized, we could face a number of material consequences, including the following:

•	our sales of energy may be significantly lower than forecast,

•	the amount of capacity permitted to be sold from our wind farms may be lower than forecast, and

•	our wind farms may be unable to meet the obligations of agreements based on projected production and as a result revenue would be lower than forecasted.

Operation of our wind power stations is subject to unexpected disruptions.

As with all power generation facilities, operation of our electricity generating stations will involve operating risks, including:

•	our possible inability to achieve the output and efficiency levels for our electricity generating stations that we have projected,

•
facility shutdown due to a breakdown or failure of equipment or processes, violation of permit requirements (whether through operations or change in law), operator error or catastrophic events such as fires, explosions, floods or other similar occurrences affecting us, our electricity generating stations or third parties upon which our business may depend, and

•
disputes with labor unions in which certain personnel involved in the operation of our electricity generating stations are members and disputes under various collective bargaining agreements applicable to our electricity generating stations.

The wind farms which we currently manage are located in the state of Minnesota. If changes occur in the Minnesota market or its regulatory environment in a manner that negatively affects our business, it could have a negative effect on our results of operations and financial condition.

The occurrence of one or more of these events could significantly reduce revenues expected to be produced by our electricity generating stations or significantly increase the expenses of our electricity generating stations, thereby adversely affecting our business, results of operations and financial condition.

Our financial projections assume that we will be able to operate our electricity generating stations nearly continually and we may have trouble meeting our obligations if we are not successful.

We will need to achieve high levels of availability and dispatch for our electricity generating stations to operate profitably. We operate under the assumption that we will achieve high levels of availability and dispatch in developing the revenue figures included in our financial projections. However, developments could affect the dispatch rate of our electricity generating stations, including the following:

•	equipment problems or other problems which affect the ability of our electricity generating stations to operate,

•
other electricity generators that are unregulated entities or unregulated affiliates of electric utilities being placed before our electricity generating stations in the dispatch sequence of generating plants,

•	extended operation of nuclear generating plants beyond their presently expected dates of decommissioning or resumption of generation by nuclear facilities that are currently out of service,

•	implementation of additional or more stringent environmental compliance measures, or

•	the construction of new generating plants which may be more efficient and cost effective than our electricity generating stations.

The wind energy industry is extensively regulated and changes in or new regulations or delays in regulatory approval could hurt our business development.

Our activities in the management of electricity generating stations are subject to extensive energy and environmental regulation by federal, state and local authorities. Delay in obtaining, or failure to obtain and maintain in full force and effect, any of the regulatory approvals we need to develop our wind farms, or delay or failure to satisfy any applicable regulatory requirements, could prevent operation of our electricity generating stations or the sale of their electric energy, could result in potential civil or criminal liability, or could cause us to incur additional costs.

Various state governments may not extend or may decrease incentives for renewable energy, including wind energy, which would have an adverse impact on our development strategy.

Various types of incentives which support the sale of electricity generated from wind energy presently exist in Minnesota and other states where we plan to continue developing wind farms. In response to the push for cleaner power generation and more secure energy supplies, Minnesota and 34 other states and the District of Columbia have enacted renewables portfolio standards, or RPS, programs. These programs either require electric utilities and other retail energy suppliers to produce or acquire a certain percentage of their annual electricity consumption from renewable power generation resources or designate an entity to administer the central procurement of renewable energy certificates, or RECs, for the state. Wind energy producers such as us generate RECs due to the environmentally beneficial attributes associated with their production of electricity, and we benefit from the RPS-mandated purchase of electricity produced by us. A REC is a stand-alone tradable instrument representing the attributes associated with one megawatt hour of energy produced from a renewable energy source. These attributes typically include reduced air and water pollution, reduced greenhouse gas emissions and increased use of domestic energy sources. Many states including Minnesota use RECs to track and verify compliance with their RPS programs. Retail energy suppliers can meet the requirements by purchasing RECs from renewable energy generators, in addition to producing or acquiring the electricity from renewable sources. We cannot assure you that governmental support for alternative energy sources in the form of RPS programs or RECs recognition and trading will continue at the state level or that the wind farms that we develop will qualify for such incentives. Any decrease in such state-level incentives like RPS programs and RECs recognition and trading would have an adverse impact on our development strategy.

We depend on our ability to locate and develop new sources of wind power in a timely and consistent manner, and failure to do so would adversely affect our operations and financial performance.

Our success in the industry requires additional and continuing development to become and remain competitive. We expect to continue to make substantial investments in development activities. Our future success will depend, in part, on our ability to continue to locate additional wind power sites. Developing a wind farm site is dependent upon, among other things, acquisition of rights to parcels of property, receipt of required local, state and federal permits and the negotiation of satisfactory turbine supply, engineering, construction and agreements with respect to connecting to the existing electricity transmission network. This development activity will require continued investment in order to maintain and grow our market position. We may experience unforeseen problems in our development endeavors. We may not achieve widespread market acceptance of our wind-powered electricity. We may not meet some of these requirements or may not meet them on a timely basis. We may modify plans for the development of a wind farm. We will typically incur substantial expense in the development of wind farms. Many of these expenses, including obtaining permits and legal and other services, are incurred before we can determine whether a site is environmentally or economically feasible. After such a determination is made, significant expenses, such as environmental impact studies, are incurred. A number of factors are critical to a determination of whether a site will ultimately be developed as a wind farm including changes in regulatory environment, changes in energy prices, community opposition, failure to obtain regulatory and transmission approvals and permits. These factors could materially affect our ability to forecast operations and negatively affect our stock price, results of operations, cash flow and financial condition.

The number of desirable sites available for the development of wind farms is limited, and our inability to identify or acquire sites will limit our ability to implement our development strategy.

Wind farms can be built only in regions with suitable wind conditions. In addition, certain constraints must be taken into account in connection with the development of each wind farm. These include topographic constraints, landowners’ willingness to grant access to their land, connection capacities of the local transmission network and regulatory constraints associated with the proximity to housing, airports or protected sites.

If we cannot locate sufficient available sites on which to develop wind farms, it could have a material adverse effect on our business, results of operations, financial condition, or on our ability to implement our business strategy.

We face competitive pressures from a variety of competitors in the markets we serve.

We are a small company, and we will be operating in a highly competitive market, and this competition may accelerate in the future. In the United States, large utility companies dominate the energy production industry and coal continues to dominate as the primary resource for electricity production followed by other traditional resources such as nuclear, oil and natural gas. We expect that primary competition for the wind power industry will continue to come from utility company producers of electricity generated from coal and other non-renewable energy sources. Within the U.S. wind power market itself, there is also a high degree of competition, with growth opportunities in all sectors of the industry regularly attracting new entrants. We are aware of two companies that are working in the community wind power area and which our management views as being competitive with certain aspects of our company.  The first, Nacel Energy, is a community wind development company founded in 2006 and focused on developing community wind projects in Texas and Kansas. The second, Wind Energy America, is located in and focused on community wind power in Minnesota and is currently employing a strategy where it purchases rights to current or developing wind projects.

Our competitors have, or may have, substantially greater financial, marketing or technical resources, and in some cases, greater name recognition and experience than we have. Some competitors, including European producers and large U.S. utilities, may enter markets we serve and sell electricity at low prices in order to obtain market share. There are a limited number of sites desirable for wind farms and a limited supply of wind turbines and other related equipment necessary to operate wind farm facilities. Our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements. They may also be able to devote greater resources to the development, promotion and sale of electricity than we can. Current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties that enhance their ability to address the needs of our prospective customers. It is possible that new competitors or alliances among competitors may emerge and rapidly gain significant market share. This would in turn reduce our market share, reduce our overall sales and require us to invest additional funds in new technology development. If we cannot compete successfully against competitors, this will have a negative impact on our business, financial condition, results of operations and cash flow.

Access to, availability and cost of transmission networks are critical to development of wind farms; failure to obtain sufficient network connections for future wind farms would adversely affect our operations and financial performance.

We depend on electric transmission facilities owned and operated by third parties to deliver the electricity that we sell. We typically do not own or control the transmission facilities other than the limited facilities necessary to connect wind farms to the transmission network. The capacity of the local transmission network may be limited or constrained, and the owner of the network may not allow us to interconnect a new wind farm without first constructing the system upgrades that the owner requires. For this reason, we expect to pay some or all of the costs of upgrading the existing transmission facilities to support the additional electricity that a wind farm will be delivering into the network. The location of a wind farm in a particular area therefore depends significantly on whether it is possible to interconnect with the transmission network at a reasonable cost. Many wind farms are located in remote areas with limited transmission networks where intense competition exists for access to, and use of capacity on, the existing transmission facilities. We cannot assure you that we will obtain sufficient network connections for future wind farms within planned timetables and budgetary constraints.

Wind farms are required to meet certain technical specifications in order to be connected to the transmission network. If any wind farm does not meet, or ceases to comply with, these specifications, we will not be able to connect, to or remain connected, to the transmission network. We may also incur liabilities and penalties, including disconnection from the network, if the transmission of electricity by one or more of wind farms does not comply with applicable technical requirements. In the agreements with respect to connecting to the existing electricity transmission network between wind farms and the applicable transmission owner or operator, the transmission owner or operator retains the right to interrupt or curtail our transmission deliveries as required in order to maintain the reliability of the transmission network. We cannot assure you that our wind farms will not be adversely impacted by any such interruption or curtailment.

Public opposition toward wind farms may make it more difficult to obtain the necessary permits and authorizations required to develop or maintain a wind farm.

Public attitude towards aesthetic and environmental impacts of wind energy projects impacts the ability to develop our wind farms. In many states and localities, the environmental impact review process ensures a role for concerned members of the public that can lead to changes in design or layout, extensive impact mitigation requirements, or even the rejection of a project. In such areas, local acceptance is critical to the ability to obtain and maintain necessary permits and approvals. We cannot assure you that any wind farm projects under development will be accepted by the affected population. Public opposition can also lead to legal challenges that may result in the invalidation of a permit or, in certain cases, the dismantling of an existing wind farm as well as increased cost and delays. Reduced acceptance of wind farms by local populations, an increase in the number of legal challenges or an unfavorable trend in the outcome of these challenges could prevent us from achieving our plans, which, in turn, could have a material adverse effect on our business, results of operations and financial condition.

We will likely need additional capital to fund our growing operations and if we are not able to obtain sufficient capital, we may be forced to limit the scope of our operations.

In connection with our growth strategies, we will likely experience increased capital needs and we may not have sufficient capital to fund our future operations without additional capital investments. Our capital needs will depend on numerous factors, including:

•	our profitability,

•	the competition encountered in the marketplace,

•	the level of our investment in development, and

•	the amount of our capital expenditures, including acquisitions.

We cannot assure you that we will be able to obtain capital in the future to meet our needs.

Market conditions and other factors may not permit future financings. Our ability to arrange financing is dependent on numerous factors including general economic and market conditions, credit availability from lenders, investor confidence and the existence of regulatory and tax incentives that are conducive to raising capital. If we cannot obtain additional funding, we may be required to limit our investments in development activities, limit our marketing efforts and decrease or eliminate capital expenditures. Such reductions could materially adversely affect our business and our ability to compete.

Even if we do find a source of additional capital, we may not be able to negotiate terms and conditions for receiving the additional capital that are acceptable to us. Any future capital investments could dilute or otherwise materially and adversely affect the holdings or rights of our existing stockholders. In addition, new equity or convertible debt securities issued by us to obtain financing could have rights, preferences and privileges senior to our common stock. We cannot give you any assurance that additional financing will be available to us or, if available, will be on terms favorable to us.

There is an absence of historical price data that you can use to assess whether we will be able to sell our electric energy at prices that will permit us to pay our expenses.

Our revenues and results of operations will depend on the prices that can be obtained for electricity. There is an absence of historical price data that you can use to assess the likelihood that those prices will be sufficient to permit us to pay our expenses. Among the factors that will influence such prices (all of which factors are beyond our control) are:

•	existing and projected generating capacity surpluses which could have the effect of driving prices down,

•	a decrease in prices of other sources of electricity, which would make electricity prices from those other sources more competitive with our wind-powered electricity generating stations,

•
additional supplies of electric energy becoming available from our current competitors or new market entrants, including the development of new generation facilities that may be able to produce energy less expensively than our wind-powered electricity generating stations,

•	additional supplies of energy or energy-related services becoming available if there is an increase in physical transmission capacity into the power pool,

•	the extended operation of nuclear generating plants located in adjacent markets or the resumption of generation by nuclear facilities that are currently out of service,

•	weather conditions prevailing in the state of Minnesota where the wind power will be generated initially,

•	the possibility of a reduction in the projected rate of growth in electricity usage as a result of factors such as regional economic conditions and the implementation of conservation programs,

•	our ability to negotiate successfully and enter into advantageous contracts for sales of our electric energy, and

•	export power transmission constraints which would limit our ability to sell energy in adjacent markets.

We need to manage growth in operations to maximize our potential growth and achieve our expected revenues and our failure to manage growth will cause a disruption of our operations resulting in the failure to generate revenue.

In order to maximize potential growth in the wind power markets, we believe that we must expand our development activities to locate sites to generate wind power, as well as explore outlets for the sale of electricity generated. This expansion will place a significant strain on our management team and our operational, accounting and information systems. We expect that we will need to continue to improve our financial controls, operating procedures and management information systems. We will also need to effectively hire, train, motivate and manage our employees. Our failure to properly manage our growth could disrupt our operations and ultimately prevent us from generating the revenues we expect.

We will have responsibility for environmental liabilities and will likely incur expenses as a result; we have no estimate of costs which may be incurred.

We will be responsible for liabilities resulting from or arising out of certain environmental conditions and violation of environmental law relating to our electricity generating stations. Those liabilities could be significant, and we have no estimate of actual costs which may be incurred.

Our executive officers, board of directors and key employees are crucial to our business, and we may not be able to recruit, integrate and retain the personnel we need to succeed.

Our success depends upon a number of key management, sales, technical and other critical personnel, including our executive officers, our board of directors and key employees with expertise in the industry. The loss of the services of any key personnel, or our inability to attract, integrate and retain highly skilled technical, management, sales and marketing personnel could result in significant disruption to our operations, including our inability or limited success in locating new sites, effectiveness of sales efforts, quality of customer service, and completion of our initiatives, including growth plans and the results of our operations. Any failure by us to find suitable replacements for our key senior management may be disruptive to our operations. Competition for such personnel in the technology industries is intense, and we may be unable to attract, integrate and retain such personnel successfully.

We may have to depend on outside advisors for some of our primary business operations.

To supplement the business experience of our officers and directors, we may be required to employ accountants, technical experts, appraisers and attorneys or engage other consultants or advisors. The selection of any such advisors will be made by our officers without any input from stockholders. Furthermore, it is anticipated that such persons may be engaged on an “as needed” basis without a continuing fiduciary or other obligation to us. In the event management considers it necessary to hire outside advisors, they may elect to hire persons who are affiliates, if they are able to provide the required services.

We have no patent protection on our products.

We have no patents on our products relating to the generation of wind energy. There is no assurance that our products will not infringe upon patents or technologies owned by others. We do not consider a grant of patents essential to the success of our business.

The transmission networks to which wind farms connect may fail or experience downtime, which will cause us to lose revenue.

Transmission networks may experience congestion, outages or technical incidents, and operators of these networks may fail to meet their contractual transmission obligations or terminate the contracts involved. Moreover, if the interconnection or transmission agreement of a wind farm is terminated for any reason, we may not be able to replace it with an interconnection and transmission arrangement on terms as favorable as the existing arrangement or at all, or we may experience significant delays or costs in connection with securing a replacement.

If a network to which one or more of wind farms is connected experiences “down time,” the affected wind farm may lose revenue and be exposed to non-performance penalties and claims from its customers. These may include claims for damages incurred by customers, such as the additional cost of acquiring alternative electricity supply at then-current spot market rates. The owners of the network will not usually compensate electricity generators, including wind farms, for lost income due to down time.

Our operating results may be adversely affected by the uncertain geopolitical environment and unfavorable factors affecting economic and market conditions.

Adverse factors affecting economic conditions worldwide have contributed to a general inconsistency in the power industry and may continue to adversely impact our business, resulting in:

•	reduced demand for electricity as a result of a decrease in spending by customers and potential customers

•	increased price competition for electricity, and

•	higher overhead costs as a percentage of revenues.

Terrorist and military actions may continue to put pressure on economic conditions. If such an attack should occur or if the economic and market conditions in the United States deteriorate as a result of a terrorist attack, we may experience a material adverse impact on our business, operating results, and financial condition as a consequence of the above factors or otherwise.

We do not have a majority of independent directors serving on our board of directors, which could present the potential for conflicts of interest.

We do not have a majority of independent directors serving on our board of directors. In the absence of a majority of independent directors, our executive officers could establish policies and enter into transactions without independent review and approval. This could present the potential for a conflict of interest between us and our stockholders generally, and the controlling officers, stockholders or directors.

Risks Related to Our Common Stock

Because we became public through a share exchange transaction (or reverse acquisition), we may not be able to attract the attention of major brokerage firms.

Additional risks are associated with our becoming public through a reverse acquisition. For example, security analysts of major brokerage firms may not provide coverage of us since there is no incentive to brokerage firms to recommend the purchase of our common stock. We cannot assure you that brokerage firms will want to conduct any public offerings on our behalf in the future.

We will be required to pay liquidated damages if we do not timely comply with our obligations to register additional securities under the registration rights agreement that we entered into in connection with the 2008 private placement, or to maintain public information under the securities exchange agreement that we entered into in connection with the 2009 warrant exchange.

Under the registration rights agreement which we entered into in connection with the 2008 private placement, as amended, we are obligated to register an additional 8,939,060 shares of common stock (including 4,820,000 shares of common stock underlying the Series A convertible preferred stock).  If we are not able to comply with the obligations thereunder, we must pay liquidated damages in the amount equal to 2% of the aggregate investment amount per month, subject to a maximum limit of 12% of the aggregate investment amount.  Similarly, under the securities exchange agreement which we entered into in connection with the 2009 warrant exchange, we are required to satisfy the public information requirements of Rule 144 under the Securities Act until such time as all of the Series B convertible preferred stock and the common stock issuable upon conversion of the Series B convertible preferred stock may be sold without restriction or limitation pursuant to Rule 144.  If we are not able to comply with the obligations thereunder, we must pay, as partial liquidated damages, an amount in cash equal to 2.0% of the aggregate stated value of such holder’s Series B convertible preferred stock on the day of the public information failure and on every 30th day thereafter until the earlier of (a) the date such public information failure is cured and (b) such time that such public information is no longer required for the holders to transfer the common stock issuable upon conversion of the Series B convertible preferred stock pursuant to Rule 144.

Dividends on our Series A convertible preferred stock will be payable in shares of our common stock in 2009 which will dilute your ownership in us; common stock issuable upon conversion of our convertible preferred stock will further dilute your ownership interest in us.

Under the terms of our Series A convertible preferred stock, holders of Series A convertible preferred stock are entitled to receive dividends at a rate of 8% per year, payable quarterly in arrears in cash or shares of our common stock.  On March 27, 2009, we entered into an agreement with the holders of our Series A convertible preferred stock pursuant to which it was agreed that dividends on our Series A convertible preferred stock would only be payable in shares of our common stock in 2009 (but may be payable in cash or common stock after 2009).  As a result of this agreement, we have issued 313,018 shares of our common stock as of the date hereof (of which 113,965 shares constituted late fees and liquidated damages), and we are obligated to issue approximately 70,000 additional shares of common stock in 2009.  Accordingly, the number of shares of common stock issued or issuable in connection with this agreement will dilute your ownership in us. In addition, we are obligated to issue up to 4,820,000 shares of common stock upon conversion of our Series A convertible preferred stock and up to 6,607,006 shares of common stock upon conversion of our Series B convertible preferred stock. Accordingly, the issuance of these shares of common stock upon conversion of our convertible preferred stock will further dilute your ownership in us.

If and when additional registration statements relating to the securities we issued in the 2008 private placement and the 2009 warrant exchange become effective, a significant number of shares of common stock will be eligible for public resale, which could depress the market price of our common stock.

Under this registration statement, 247,900 outstanding shares of our common stock and 1,452,100 shares of common stock that may be issued upon the conversion of our Series B convertible preferred stock are eligible for sale in the public market, which could harm the market price of the stock.  We have also granted the holders of the Series B convertible preferred stock “piggy-back” registration rights with respect to the remaining 5,154,906 shares of common stock underlying the Series B convertible preferred stock.  The $1.00 per share conversion price of the Series B convertible preferred stock issued in the 2009 warrant exchange was at a discount to the market price per share. If the conversion price of the Series B convertible preferred stock is less than the common stock market price per share following the effective date of the registration statement, the selling stockholders would have a built-in profit and may be inclined to sell their shares, which sales may have a depressive effect on the common stock market price.  We are also obligated to register up to an additional 8,939,060 shares of common stock pursuant to registration rights and other agreements (plus additional shares of common stock that may be issuable to holders of our Series A convertible preferred stock). Further shares may be offered from time to time in the open market pursuant to Rule 144, and these sales may have a depressive effect as well. In general, a person who has held restricted shares for a period of six months may, upon filing a notification with the SEC on Form 144, sell our common stock into the market, subject to certain limitations.

There is no market for our common stock and an active trading market may not develop.

There is currently no active public market for our common stock. An active trading market may not develop or, if developed, may not be sustained. The lack of an active market may impair your ability to sell your shares of common stock at the time you wish to sell them or at a price that you consider reasonable. The lack of an active market may also reduce the market value and increase the volatility of your shares of common stock. An inactive market may also impair our ability to raise capital by selling shares of common stock and may impair our ability to acquire other companies or assets by using shares of our common stock as consideration.

Our current management can exert significant influence over us and make decisions that are not in the best interests of all stockholders.

As of September 22, 2009, our executive officers and directors as a group beneficially owned 73.7% of our outstanding shares of common stock.  As a result, these stockholders will be able to assert significant influence over all matters requiring stockholder approval, including the election and removal of directors and any change in control. In particular, this concentration of ownership of our outstanding shares of common stock could have the effect of delaying or preventing a change in control, or otherwise discouraging or preventing a potential acquirer from attempting to obtain control. This, in turn, could have a negative effect on the market price of our common stock. It could also prevent our stockholders from realizing a premium over the market prices for their shares of common stock. Moreover, the interests of the owners of this concentration of ownership may not always coincide with our interests or the interests of other stockholders and, accordingly, could cause us to enter into transactions or agreements that we would not otherwise consider.

Our common stock is considered “penny stock” and may be difficult to sell.

The SEC has adopted regulations which generally define “penny stock” to be an equity security that has a market or exercise price of less than $5.00 per share, subject to specific exemptions. The market price of our common stock may be below $5.00 per share and therefore may be designated as a “penny stock” according to SEC rules. This designation requires any broker or dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell our common stock and may affect the ability of our stockholders to sell their shares. In addition, since our common stock is quoted on the OTC Bulletin Board, our stockholders may find it difficult to obtain accurate quotations of our common stock and may find few buyers to purchase the stock or a lack of market makers to support the stock price.

We do not anticipate paying dividends in the foreseeable future; you should not buy our stock if you expect dividends.

We currently intend to retain our future earnings to support operations and to finance expansion and, therefore, we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

We could issue “blank check” preferred stock without stockholder approval with the effect of diluting then current stockholder interests and impairing their voting rights, and provisions in our charter documents and under Delaware law could discourage a takeover that stockholders may consider favorable.

Our certificate of incorporation authorizes the issuance of up to 20,000,000 shares of “blank check” preferred stock with designations, rights and preferences as may be determined from time to time by our board of directors (of which 5,160,000 shares have been classified as Series A convertible preferred stock and 6,607,006 have been classified as Series B convertible preferred stock).  Our board of directors is empowered, without stockholder approval, to issue a series of preferred stock with dividend, liquidation, conversion, voting or other rights which could dilute the interest of, or impair the voting power of, our common stockholders. The issuance of a series of preferred stock could be used as a method of discouraging, delaying or preventing a change in control. For example, it would be possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of our company. In addition, advanced notice is required prior to stockholder proposals.

Delaware law could also make it more difficult for a third party to acquire us. Specifically, Section 203 of the Delaware General Corporation Law may have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by our stockholders.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Included in this prospectus are “forward-looking” statements, as well as historical information.  Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the expectations reflected in these forward-looking statements will prove to be correct.  Our actual results could differ materially from those anticipated in forward-looking statements as a result of certain factors, including matters described in the section titled “Risk Factors.”  Forward-looking statements include those that use forward-looking terminology, such as the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “project,” “plan,” “will,” “shall,” “should” and similar expressions, including when used in the negative.  Although we believe that the expectations reflected in these forward-looking statements are reasonable and achievable, these statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements.  Actual results may be materially different than those described in this prospectus.  Important factors that could cause our actual results, performance or achievements to differ from these forward-looking statements include the factors described in the “Risk Factors” section and elsewhere in this prospectus.

All forward-looking statements attributable to us are expressly qualified in their entirety by these and other factors.  We undertake no obligation to update or revise these forward-looking statements, whether to reflect events or circumstances after the date initially filed or published, to reflect the occurrence of unanticipated events or otherwise.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 with the U.S. Securities and Exchange Commission, or the SEC, to register the shares of our common stock being offered by this prospectus.  In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC.  You may read and copy any reports, statements or other information that we file at the SEC’s public reference facilities at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference facilities.  The SEC maintains a website, http://www.sec.gov that contains reports, proxy statements and information statements and other information regarding registrants that file electronically with the SEC, including us.  Our SEC filings are also available to the public from commercial document retrieval services.  Information contained on our website should not be considered part of this prospectus.

You may also request a copy of our filings at no cost by writing or telephoning us at:

Juhl Wind, Inc.
996 190th Avenue
Woodstock, Minnesota 56186
Attention:  Mr. John P. Mitola, President
Tel: (507) 777-4310

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders who will receive all of the proceeds from the sale of the shares.  We will not receive any proceeds from the sale of shares of common stock in this offering.  We will bear all expenses of registration incurred in connection with this offering, but all commissions, selling and other expenses incurred by the selling stockholders to underwriters, agents, brokers and dealers will be borne by them.  We estimate that our expenses in connection with the filing of the registration statement of which this prospectus is a part will be approximately $30,000.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market Information

Our shares of common stock are currently quoted and listed for trading on the OTC Bulletin Board under the symbol JUHL.  Our symbol prior to the closing of our share exchange transaction on June 24, 2008, was MHSC.  No trades, however, were ever made with respect to shares of MH & SC, Incorporated common stock prior to the share exchange transaction.  As a result, there is no high and low bid information for shares of MH & SC, Incorporated common stock for the two most recent fiscal years.

The following table sets forth the high and low closing prices for our common stock for the periods indicated as reported by the OTC Bulletin Board:

	Year ended December 31,
Quarter	2007		2008		2009
	High	Low	High	Low	High	Low
First	—	—	—	—	$2.45	$1.71
Second (1)	—	—	$4.60	$1.25	$2.35	$1.55
Third (2)	—	—	$4.85	$2.50	$2.45	$1.92
Fourth	—	—	$3.80	$1.15	—	—

(1)	For the second quarter of 2008, the information presented is beginning on June 24, 2008.

(2)	For the third quarter of 2009, the information presented is through September 25, 2009.

On September 25, 2009, the closing price of our common stock, as reported by the OTC Bulletin Board, was $1.97 per share.

These bid prices represent prices quoted by broker-dealers on the OTC Bulletin Board.  The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions.

As of September 22, 2009, there were 20,874,318 shares of our common stock outstanding and approximately 44 holders of record of our common stock.  However, we believe that there are significantly more beneficial holders of our common stock as many beneficial holders hold their stock in “street name.”

This prospectus covers 1,700,000 shares of our common stock offered for sale by the selling stockholders, which consists of 247,900 outstanding shares of common stock and 1,452,100 shares of common stock issuable upon conversion of our Series B convertible preferred stock.

Dividend Policy

We do not expect to pay a dividend on our common stock in the foreseeable future.  The payment of dividends on our common stock is within the discretion of our board of directors, subject to our certificate of incorporation.  We intend to retain any earnings for use in our operations and the expansion of our business.  Payment of dividends in the future will depend on our future earnings, future capital needs and our operating and financial condition, among other factors.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following description of our financial condition and results of operations in conjunction with the financial statements and accompanying notes included in this prospectus beginning on page F-1.

Overview

On June 24, 2008, we acquired all of the outstanding shares of common stock of two related companies, Juhl Energy and DanMar, in exchange for the issuance of 15,250,000 shares of our common stock. As a result, Juhl Energy and DanMar are now our wholly-owned subsidiaries. The transaction is referred to in this prospectus as the share exchange transaction.

As a result of the share exchange transaction, we are now engaged in the development of community wind power in various small communities in the Midwestern United States and Canada committed to building medium scale wind farms jointly owned with local communities and farm owners. The wind farms are connected to the general utility electric grid to produce clean, environmentally-sound wind power for use by the electric power industry. Since inception, Juhl Energy and DanMar have developed 14 wind farms, accounting for approximately 117 megawatts of wind power, that currently operate in the Midwest region of the United States. At the time of the share exchange transaction, Juhl Energy and DanMar were engaged in various aspects of the development of 16 wind farms totaling an additional 400 megawatts of community wind power systems.

Before the share exchange transaction, our corporate name was MH & SC, Incorporated and our trading symbol was MHSC.OB. Concurrently with the share exchange transaction, we changed our corporate name to Juhl Wind, Inc. and changed our trading symbol to JUHL.OB. As a result of the share exchange transaction, Juhl Energy and DanMar became our wholly-owned subsidiaries, with the former stockholders of Juhl Energy and DanMar acquiring 15,250,000 shares of our common stock. Both Juhl Energy and DanMar were controlled by Daniel J. Juhl, their founder and our new Chairman and Chief Executive Officer. The share exchange transaction was consummated pursuant to a Securities Exchange Agreement, dated June 24, 2008, between us, and Juhl Energy and DanMar and, for certain limited purposes, the former stockholders of Juhl Energy and DanMar.

Concurrently with the closing of the share exchange transaction, we completed a private placement to two institutional investors and two other accredited investors of units consisting of shares of our newly-created Series A convertible preferred stock and detachable five-year Series A, Series B and Series C warrants to purchase shares of our common stock at an exercise price of $1.25 (Series A), $1.50 (Series B) and $1.75 (Series C) per share. In total, we sold 5,160,000 shares of our Series A convertible preferred stock (convertible at any time into a like number of shares of common stock) and Series A, Series B and Series C warrants to purchase 2,580,000 shares of common stock, or an aggregate of 7,740,000 shares of common stock. We received gross proceeds of $5,160,000 in consideration for the sale of the units ($4,560,000 from Vision Opportunity Master Fund, Ltd., $500,000 from Daybreak Special Situations Master Fund, Ltd. and $100,000 from Bruce Meyers and Imtiaz Khan.)

Concurrently with the closing of the share exchange transaction and the 2008 private placement, we cancelled 3,765,000 shares of our common stock held by Vision Opportunity Master Fund, Ltd. Simultaneously with the closing of the share exchange transaction between MH & SC, Juhl Energy and DanMar, Cory Heitz, the then principal stockholder, director and chief executive officer of MH & SC prior to the share exchange transaction, received all of the outstanding membership interests of My Health & Safety Supply Company, LLC, an Indiana limited liability company, in full satisfaction of advances made by Mr. Heitz to MH & SC in the principal amount of $121,000, plus accrued but unpaid interest. We determined that this business was incidental to our new wind energy business. MH&SC was the holding company for My Health & Safety Supply Company, LLC.  My Health & Safety Supply Company, LLC was the only operating subsidiary of MH&SC.  The sale of My Health & Safety Supply Company, LLC was a condition of the share exchange transaction.

On October 31, 2008, we acquired all of the outstanding shares of common stock of NextGen in exchange for an aggregate purchase price of $322,500 payable by delivery of an aggregate of 92,143 shares of our common stock allocated among the NextGen non-controlling interests. The purchase transaction included assumption of certain liabilities of NextGen including notes payable to First Farmer’s & Merchant’s National Bank, but excluded the stockholder notes, which the stockholders of NextGen agreed to make as a contribution to equity.  Simultaneously with the acquisition, we also purchased a commercial building and associated land located in Pipestone, Minnesota from the individual owners of NextGen. We issued 41,070 unregistered shares of common stock to the minority stockholders of NextGen for the purchase of the land and building. The 41,070 shares issued to the NextGen minority interest were valued at $3.50 per share at the date of agreement, or $144,000.  The acquisition was accounted for at fair value of the land and building on the date of purchase which totaled $173,055.

On June 29, 2009, we entered into a warrant amendment agreement with the holders of our Series A Warrants.  Pursuant to the terms of the warrant amendment agreement, all of our then outstanding Series A Warrants to purchase 2,580,000 shares of our common stock at $1.25 per share were amended such that the Series A Warrants would be exercisable solely for shares of our Series B convertible preferred stock.  Pursuant to the warrant amendment agreement, the holders of our Series A Warrants agreed to exercise an aggregate of 2,036,840 Series A Warrants at a price of $1.25 per share.

On June 30, 2009, we entered into a securities exchange agreement with the holders of our Series A, Series B and Series C Warrants pursuant to which the holders agreed to exchange all of their outstanding (i) remaining Series A Warrants to purchase 543,159 shares of our Series B convertible preferred stock (after giving effect to the foregoing amendment and exercise), (ii) Series B warrants to purchase 2,580,000 shares of our common stock at $1.50 per share and (iii) Series C Warrants to purchase 2,580,000 shares of our common stock at $1.75 per share for an aggregate of 4,570,166 shares of our Series B convertible preferred stock.  The exchange value was based on the cashless exercise value of the exchanged warrants.  Following the consummation of the 2009 warrant exchange, we had no further Series A, Series B or Series C Warrants outstanding.

How We Operate

We group our operations into two business segments: (i) wind farm development and management and (ii) consumer-owned renewable energy.  Our business segments are separate business units that offer different products.  The wind farm development and management segment represents revenue derived from the development of “community wind power.”  The consumer-owned renewable energy segment represents revenue derived from the sale of consumer-owned renewable energy products.

Our projects are based on the formation of partnerships with the farmers upon whose land the wind turbines are installed. Revenue is also derived from our work in the development of wind farms throughout the development process including four major components: feasibility studies, development fees, operations and management oversight and construction management fees.

We hold contract rights, are involved with projects in development and under negotiation, and provide development activities in the wind power industry. Once wind farms are operational, we seek contract rights to provide administrative services agreements which call for management and administrative services to be provided to the operating wind farm. Our assets include eight development services agreements, ten projects in early development stages, and six agreements to conduct wind power feasibility studies.

Due to the anticipated increased demand for electricity from alternative energy sources in 2009 and beyond, together with the stimulus from new federal government regulations, we believe the demand for wind energy developments and consumer-owned renewable energy products will be stable or will increase in the foreseeable future. We anticipate growing revenues on an annual basis beginning in 2009; however, revenue will be subject to shifts in timing due to project development delays resulting from our ability to obtain financing and the construction season in the Upper Midwest climate.

Accounts Receivable.  Traditional credit terms are extended to customers in the normal course of business. We perform ongoing credit evaluations of our customers’ financial condition and generally require no collateral.

During the last fiscal year, we added new projects under development, underscoring the demand in the market and specifically for our form of community wind power.  We encountered difficult economic conditions with respect to the financing of wind development projects, and as such, we commissioned no new wind farm projects during 2008.  We continue to identify additional debt and equity financing sources in order to begin construction on two to three projects in 2009.

We acquired NextGen in the fourth quarter of 2008 to expand our focus to the consumer sector for renewable energy products.  Our management attention in 2008 to the consumer segment has primarily been related to the review of NextGen’s production and distribution capabilities and the integration of these capabilities into our existing technical and administrative platforms.

Our general activity for the three months ended June 30, 2009 was primarily focused on bringing two projects, Valley View and Grant County, forward to construction. We also are involved with the ongoing development of 24 wind farms we have under development with various parties and in various stages of development.  Our management believes that we are poised for growth as we now have improved our balance sheet liquidity necessary to work through our current projects under development and ability to develop future projects.

Factors Affecting Our Operating Results

Demand

Demand for wind power in the United States is growing rapidly and we believe the call for growth in community wind power is increasing as well. Community wind systems will make up a segment of this growth, leading to what we estimate will be significant growth in community wind systems.

Growth in wind power is being driven by several environmental, socio-economic and energy policy factors that include:

•	ongoing increases in electricity demand due to population growth and growth in energy consuming devices such as computers, televisions and air conditioning systems,
•	the increasing cost of the predominant fuels required to drive the existing fleet of conventional electric generation such as coal, natural gas, nuclear and oil,
•	the increasing cost and difficulty faced in the construction of conventional electric generation plants,
•
existing and growing legislative and regulatory mandates for “cleaner” forms of electric generation, including state renewable portfolio standards and the U.S. federal tax incentives for wind and solar generation,

•	ongoing improvements to wind power systems making them more cost effective and improving availability to meet demand, and
•	worldwide concern over greenhouse gas emissions and calls to reduce global warming due to the carbon dioxide produced by conventional electric generation.

In light of these factors and the resulting increase in demand for wind power, we believe that we are uniquely positioned to experience significant year-over-year growth and development of specific community wind farms throughout the United States. We can provide full-scale development of wind farms across the range of required steps including performing initial feasibility studies, assisting in power purchase negotiations, arranging equity and debt project financing, providing equipment and  construction services, and managing operations.

Debt and Equity Financing Markets

Wind farm development projects are dependent on the ability to raise debt and equity financing to fund the turbine and substation components, construction costs and other development expenses. We assist project owners in identifying sources of debt and equity capital as a part of our development efforts. We have expended significant efforts in 2009 on behalf of two construction-ready wind farm projects to identify sources of debt and equity financing in order to proceed to the actual construction phase.  It is our belief that many wind farm project owners across the U.S. are facing similar difficulties in arranging project financing as well.  The difficulties in obtaining financing is  especially  evident within banking institutions who have liquidity issues resulting from the recent recessionary conditions and  a banking crisis that has led to U.S. government bailout programs and tight regulatory conditions.  The slowdown in new wind farm construction has led to increase in wind turbine inventory around the country, and we are observing that turbine suppliers are also becoming a source of capital in the construction financing of wind farm projects.  We expect credit conditions to improve and we will assist project owners in examining federal and loan guarantee programs as an additional means of securing project financing.

Site Selection

Wind, however, is intermittent and electricity generated from wind power can be highly variable. Good site selection and advantageous positioning of turbines on a selected site are critical to the economic production of electricity by wind energy. In our experience, the primary cost of producing wind-powered electricity is the turbine equipment and construction cost. As an intermittent resource, wind power must be carefully positioned into the electric grid along with other generation resources and we believe Juhl Wind has demonstrated the expertise necessary to work with local electric utilities to effect the proper integration plan.  As such, we intend to continue to identify new sites to produce wind energy through the community wind  power model throughout the United States and Canada with a focus on the Midwestern region of the U.S.

Basis of Presentation

Our financial statements are prepared in accordance with the rules and regulations of the SEC.

As described above, in connection with the share exchange transaction, we succeeded to the wind farm development and management business of Juhl Energy and DanMar, and Juhl Energy and DanMar became our wholly-owned subsidiaries.  For accounting purposes, Juhl Energy was the acquirer in the share exchange transaction, and consequently the transaction is treated as a recapitalization of the company.  DanMar was accounted for in a manner similar to pooling of interests due to common control ownership.

On October 31, 2008, we acquired all of the issued and outstanding shares of common stock of NextGen.  Our acquisition of NextGen was accounted for in a manner similar to pooling of interests due to common control ownership. The assets and liabilities of NextGen were combined at historical cost for the portion (54%) under common control and at fair value for the non-controlling interest.  The revenue and expense activities of NextGen are included in the accompanying statement of operations for the years ended December 31, 2008 and 2007. The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and related notes included in this prospectus.

Juhl Energy, DanMar and NextGen’s financial statements are our historical financial statements.

Significant Accounting Estimates

We review all significant estimates affecting our consolidated financial statements on a recurring basis and record the effect of any necessary adjustment prior to their publication. Uncertainties with respect to such estimates and assumptions are inherent in the preparation of financial statements; accordingly, it is possible that actual results could differ from those estimates and changes to estimates could occur in the near term. The preparation of our consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of the contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Estimates and judgments are used when accounting for revenue, stock-based compensation, allowance for doubtful accounts, impairment of goodwill and intangible assets, deferred income taxes, and contingencies among others.

Our management has discussed the development and selection of these significant accounting estimates with our board of directors and our board of directors has reviewed our disclosures relating to them.

Results of Operations - Comparison of Three-Month Periods and Six-Month Periods Ended June 30, 2009 and 2008

Revenue

Total revenue increased by approximately $36,000, or 12.6%, from approximately $284,000 for the quarter ended June 30, 2008, to approximately $320,000 for the quarter ended June 30, 2009.  Total revenue decreased by approximately $96,000, or 12.6% from approximately  $764,000 for the quarter ended June 30, 2008, to approximately $668,000 for the six month period ended June 30, 2009.

In the wind farm development and management segment, which includes all related party revenue, revenue increased by approximately $84,000, or 57.5%, from approximately $146,000 for the quarter ended June 30, 2008 to approximately $230,000 for the quarter ended June 30, 2009.  Revenue increased by approximately $78,000, or 25.5%, from approximately $306,000 for the six months ended June 30, 2008 to approximately $384,000 for the six months ended June 30, 2009.  This increase is primarily attributable to an increase in the performance of feasibility consulting services together with wind farm maintenance service work.  We did not have any new development projects become operational in the six months ended June 30, 2009 due to the difficulty in obtaining project financing, primarily from the lending community. We expect project financing conditions to improve in the second half of 2009 due to the federal government intervention within the banking sector in the form of loan guarantees and the focus of the recent federal stimulus package as it relates to the energy industry.

Turbine sales and service revenue, which essentially is our consumer-owned renewable energy segment, decreased by approximately $46,000, or 34%, from approximately $134,000 for the quarter ended June 30, 2008 to approximately $88,000 for the quarter ended June 30, 2009.  Revenue decreased by approximately $169,000, or  37.5%, from approximately $451,000 for the six months ended June 30, 2008 to approximately $282,000 for the six months ended June 30, 2009.  This decrease was primarily attributable to a higher sales dollar volume in 2008 associated with tower components and installation whereas in 2009 the units sold did not require the special tower components.  We currently have 16 wind turbines in backlog with expected ship dates in the third quarter or early fourth quarter depending on our the timing of  new components from suppliers.

Cost of Goods Sold

All of the costs classified in cost of goods sold relate to the consumer-owned renewable energy segment and includes the purchase of previously used turbines, replacement parts, subcontract refurbishment services and project installation costs.  Costs of goods sold decreased by approximately $25,000, or 18.1%, from approximately $138,000 for the quarter ended June 30, 2008 to approximately $113,000 for the quarter ended June 30, 2009.  Cost of good sold decreased by approximately $12,000, or 4%, from approximately $296,000 for the six months ended June 30, 2008 to approximately $284,000 for the six months ended June 30, 2009.  Despite the decrease in Turbine sales and service of $169,000 for the six months ended June 30, 2009, cost of goods sold remained somewhat flat as the 2009 costs include the amortization of $72,000 in fair value of the customer backlog that had been recorded in conjunction with the October 2008 NextGen acquisition, together with a write-down of certain inventory components as a result of manufacturing and turbine design changes adopted by NextGen management.

Operating Expenses

General and Administrative Expenses.  General and administrative expenses increased by approximately $56,000, or 18.9%, from approximately $297,000 for the quarter ended June 30, 2008 to approximately $353,000 for the quarter ended June 30, 2009.  General and administrative expenses increased by approximately $471,000, or 136%, from approximately $346,000 for the six months ended June 30, 2008 to approximately $817,000 for the six months ended June 30, 2009. The large increase was primarily attributable to approximately $315,000 of professional fees incurred in connection with the increased costs of being a public reporting company, subsequent audit costs over the NextGen acquisition, securities registration filings, legal services for legislative support, and accounting services support. Of this amount, we believe that approximately $225,000 represent one-time costs associated with these professional services.  The increase in general and administrative expenses in 2008 also included increased expenses for travel and supplies in relation to the increased number of employees and activity surrounding project management, NextGen operations and administration. General and administrative expenses in 2008 also included a provision for bad debts of approximately $45,000.

Costs incurred in connection with the closing of the 2008 private placement and 2009 warrant exchange were netted against the proceeds from the sale of our Series A convertible preferred Stock and Series B convertible preferred stock, and therefore are not included in general and administrative expenses.

Payroll and Employee Benefits.  Payroll and employee benefits expenses increased by approximately $510,000, or 274%, from approximately $186,000 for the quarter ended June 30, 2008 to approximately $696,000 for the quarter ended June 30, 2009.  Payroll and employee benefits expenses increased by approximately $831,000, or 316%, from approximately $263,000 for the six months ended June 30, 2008 to approximately $1,094,000 for the six months ended June 30, 2009. With regard to the six month increase of $831,000, approximately $498,000 was attributable to stock-based compensation expense related to stock options, $75,000 was attributable to an increased number and rate of compensation for executive officers,  and the remaining part of the increase was primarily attributable to salaries and benefits for the addition of seven employees over the prior year.

Wind Farm Management Expenses.  Wind farm management expenses increased by approximately $11,000, or 46.5%, from approximately $23,000 for the quarter ended June 30, 2008 to approximately $34,000 for the quarter ended June 30, 2009.  Wind farm management expenses increased by approximately $62,000, or 83.8%, from approximately $74,000 for the six months ended June 30, 2008 to approximately $136,000 for the six months ended June 30, 2009. This increase of $74,000 was primarily due to the incurrence of one-time costs incurred to upgrade wind farm facilities as requested by the major equity investor in the projects.

Investor Relations Expenses. We recorded $18,000 of investor relations expenses in the quarter ended June 30, 2009, and approximately $53,000 for the six months ended June 30, 2009. These expenses were paid from a restricted cash fund stemming from the 2008 private placement and the 2009 warrant exchange.  There were no investor relations expenses in quarter ended June 30, 2008.

Other income (expense).  Effective January 1, 2009, we adopted the provisions of Emerging Issues Task Force 07-5 whereby the detachable warrants issued in conjunction with the 2008 private placement must be accounted for as a derivative instrument. During the quarter and six months ended June 30, 2009, we recorded a gain of approximately $849,000 and $2,199,000, respectively, from the change in the fair value of the underlying warrants using the Black Scholes method. In the future, we will be not making additional adjustments to the fair value of these warrants as the warrants are no longer outstanding as a result of the 2009 warrant exchange.

Operating Loss

Our Operating loss increased by approximately $534,000, or 148%, from approximately $361,000 for the quarter ended June 30, 2008 to approximately $895,000 for the quarter ended June 30, 2009.  Operating loss increased by approximately $1,500,000, from the operating loss of approximately $215,000 for the six months ended June 30, 2008 to operating loss of approximately $1,715,000 for the six months ended June 30, 2009.  The increase in operating loss is primarily attributable to the growth in general and administrative and payroll-related expenses as described above.

Net Income (Loss)

Net loss decreased by approximately $300,000, or 97.8%, from approximately $307,000 for the quarter ended June 30, 2008 to approximately $7,000 for the quarter ended June 30, 2009.  Net income increased by approximately $707,000, from the net loss of approximately $169,000 for the six months ended June 30, 2008 to net income of approximately $538,000 for the six months ended June 30, 2009.  Our net income is significantly impacted by the fair value accounting over the warrant derivatives in the first six months of 2009 as described above under other income (expense).

Results of Operations – Year ended December 31, 2008 Compared to Year ended December 31, 2007

Revenue

Total revenue decreased by $188,589, or 12.4%, from $1,520,086 for the year ended December 31, 2007 to $1,331,497 for the year ended December 31, 2008.

In the wind farm development and management segment, which includes all related party revenue, revenue increased by $171,630, or 24.5%, from $699,178 for the year ended December 31, 2007 to $870,808 for the year ended December 31, 2008.  This increase is primarily attributable to a one-time upgrade fee received in the amount of approximately $80,000 for upgraded transmission facilities with the remainder attributable to increased feasibility and consulting services.  We did not have any of our development projects become operational in the year ended December 31, 2008 due to the difficulty in obtaining financing amidst the turmoil in the investment banking and financial institutions during 2008. We expect project financing conditions to improve in 2009 due to the federal government intervention within the banking sector and the focus of the recent federal stimulus package as it relates to the energy industry.

In the consumer-owned renewable energy segment, revenue decreased by $361,237, or 44.4%, from $812,925 for the year ended December 31, 2007 to $451,688 for the year ended December 31, 2008.  This decrease was primarily attributable to a decline in small wind turbine sales resulting from the transition of the NextGen business to Juhl Wind and delays in shipping turbines that were in backlog as management reformulated NextGen’s business plan for the future.

Cost of Goods Sold

All of the costs classified in cost of goods sold relate to the consumer-owned renewable energy segment and includes the purchase of previously used turbines, replacement parts, subcontract refurbishment services and installation project costs.  Costs of goods sold decreased by $399,742, or 49.1%, from $814,038 for the year ended December 31, 2007 to $414,296 for the year ended December 31, 2008.  As a percentage of total revenue, cost of goods sold decreased from 53.5% for the year ended December 31, 2007 to 31.1% for the year ended December 31, 2008.  This decrease was primarily attributable to the decline in wind turbine sales, from 12 turbines in the year ended December 31, 2007 to four turbines in the year ended December 31, 2008, as well as increased costs in providing replacement parts and services resulting from quality issues that NextGen encountered in connection with wind turbines sold in 2006 and 2007.  A warranty reserve of $55,000 is included in the 2007 expenses.

Operating Expenses

General and Administrative Expenses.  General and administrative expenses increased by $639,297, or 257.8%, from $247,945 for the year ended December 31, 2007 to $887,242 for the year ended December 31, 2008.  The large increase was primarily attributable to $440,000 of legal, audit and advisory expenses incurred in connection with the share exchange transaction, the NextGen acquisition and public company filings, approximately $300,000 of which are one-time costs associated with these professional services.  Costs incurred in connection with the closing of the 2008 private placement were netted against the proceeds from the sale of our Series A convertible preferred stock.  The increase in general and administrative expenses in 2008 also included a provision for bad debts of $10,000 and non-cash stock-based compensation to consultants of $91,552.

Payroll and Employee Benefits.  Payroll and employee benefits expenses increased by $495,353, or 154.3%, from $321,110 for the year ended December 31, 2007 to $816,463 for the year ended December 31, 2008.  Of this increase, approximately $250,000 was attributable to an increased rate of compensation for our chief executive officer and the addition of a new company president, $96,187 was attributable to stock-based compensation expenses and the remaining increase was attributable to the addition of four employees during the year ended December 31, 2008.

Wind Farm Management Expenses.  Wind farm management expenses increased by $35,161, or 25.9%, from $135,333 for the year ended December 31, 2007 to $170,494 for the year ended December 31, 2008.  This increase was primarily due to additional costs incurred to upgrade wind farm facilities during 2008 as requested by the major equity investor in the projects.

Other expenses.  We recorded $218,965 of investor relations expenses in 2008. These expenses were paid from a $500,000 restricted cash fund that had been set up in June 2008 stemming from the 2008 private placement.  There were no investor relations expenses in 2007.  A goodwill impairment charge was recorded in 2008 in the amount of $193,974 as a result of an assessment of the fair value of future cash flows in comparison to the carrying value of the asset. An expense of $258,879 was recorded in 2008 (as disclosed in Notes 3 and 16 in the financial statements) for liquidated damages and late fees for our failure to obtain a timely effective registration of common stock. This expense will be paid in the form of common stock between April 1 and October 1, 2009.

Net Loss

For the reasons described above, net loss increased by $1,154,974 from $46,255 for the year ended December 31, 2007 to $1,201,229 for the year ended December 31, 2008.

Liquidity and Capital Resources

At December 31, 2008 and June 30, 2009, we carried $3,310,789 and $5,121,000  in cash and short term-investments, respectively, primarily due to the 2008 private placement and the recent infusion of approximately $2,339,000 from the 2009 warrant exchange.  However, $700,000 of the short-term investments have been designated as security for the bank notes payable and therefore have been reflected in our current assets as a restricted asset.  At December 31, 2008 and June 30, 2009, the outstanding balance on the bank notes was $646,791 and $572,000, respectively.  In order to provide additional protection to our cash, we obtained an excess deposit insurance bond (at a cost of $7,089) for our wholly-owned subsidiary, Juhl Energy, with respect to cash and certificates of deposit carried in Juhl Energy’s name at First Farmers & Merchants National Bank. The insurance bond increased our deposit insurance protection to $4,500,000 and is effective through February 25, 2011.  In addition,  insurance coverages are available through the Federal Deposit Insurance Corporation to adequately insure the deposits.

We have incurred additional operating costs, especially in the area of professional fees, since becoming a public reporting company. At the same time, we will continue our internal efforts to arrange financing terms for each wind farm project under development. The ability to obtain debt and equity financing is a material factor in producing our future revenue streams and cash flow. As a part of any debt or equity financing commitments with these projects,  we may be required or acquiesce to deferment of our development and construction services fees to the completion and closing of the respective projects. In the event that we agree to such a deferment, our operating cash flows will therefore be delayed until the successful completion of the project.

Due to the anticipated increased demand for power from alternative energy sources in 2009, we believe the demand for our services, and therefore our revenues, will be stable or will increase in the foreseeable future. Based on our anticipated level of revenues, we believe that funds generated from operations, together with existing cash and cash available from construction and consulting activities, will be sufficient to finance our operations and planned capital expenditures through the next 24 months.

We will continue to pursue new community wind farm developments to maintain an active backlog of projects. However, we cannot assure you that these actions will be successful. Should volumes and revenues decline to a level significantly below our current expectations, we would reduce capital expenditures and implement cost-reduction initiatives which we believe would be sufficient to ensure that funds generated from operations, together with existing cash and available borrowings under any open credit agreement.

Net cash used in operating activities was $743,401 for the year ended December 31, 2008, and net cash used in operating activities was $91,581 for the year ended December 31, 2007.  The change in net cash used in operations is primarily due to significant expenses paid and incurred in connection with the share exchange transaction and investor relations expenses.  These expenses include legal and audit fees of approximately $440,000, and investor relations expenses of approximately $219,000.  Net cash used in operating activities increased by approximately $566,000, from the net cash generated from operating activities of approximately $249,000 for the six months ended June 30, 2008 to net cash used in operating activities of approximately $317,000 for the six months ended June 30, 2009.  The change in net cash used in operating activities of  $566,000 was primarily due to the increased operating expenses such as payroll and professional services fees. We were able to secure customer deposits for ten small wind turbines in the second quarter which provided $380,000 of cash flow from operations, and this is included in deferred revenue.

Net cash used in investing activities was $339,463 (excluding the $1,300,000 investment of cash reserves into certificates of deposit)  for the year ended December 31, 2008 and $13,289 for the year ended December 31, 2007.  The change in net cash used in investing activities primarily relates to reimbursable project costs incurred on wind farm projects where Juhl Wind is currently the project developer.  Net cash used in investing activities decreased by approximately $18,000, from the net cash used in investing activities of approximately $95,000 for the six months ended June 30, 2008 to net cash used in operating activities of approximately $77,000 for the six months ended June 30, 2009.  The change in net cash used in investing activities in 2008 primarily relates to reinvestment of cash into reimbursable project costs incurred on wind farm projects where Juhl Wind is currently the project developer. The net cash used in investing activities in 2009 primarily relates to the purchase of equipment and a vehicle.

Our net cash flow provided by financing activities was $3,530,177 for the year ended December 31, 2008, was primarily attributable to the net proceeds of $4,099,825 we received from the 2008 private placement.  The designation of $700,000 in certificates of deposit as security for bank notes payable is shown as a use for financing activities.  Additional financing activities for the year ended December 31, 2008 included borrowings to support NextGen working capital needs of $114,641, remaining receipts of $264,557 from a restricted cash fund to pay investor relations expenses, and use of $216,896 for cash distributions to S Corp stockholders prior to the share exchange transaction. Net cash provided by financing activities decreased by approximately $1,701,000, from the net cash provided by financing activities of approximately $3,868,000 for the six months ended June 30, 2008 to net cash provided by financing activities of approximately $2,167,000 for the six months ended June 30, 2009.  Additional financing activities in 2009 included $2,339,000 in cash received from the 2009 warrant exchange, which also involved a $196,710 receivable in the form of a 8% promissory note from one of our current stockholders with payment due by December 31, 2009.  For the year ended December 31, 2007, net cash flow used in financing activities was $45,587.  The $45,587 is attributable to proceeds from bank borrowings to support the NextGen working capital needs in 2007, net of S Corp cash distributions made to stockholders of $462,531.

Property, Plant and Equipment.  As of December 31, 2008 and June 30, 2009, we held approximately $344,000 and $385,000, respectively, in net book value of property, plant and equipment.  These assets included land, buildings, office equipment, shop equipment and service vehicles.

We maintain an investor relations cash escrow account that was initially funded by $500,000 of proceeds received from the 2008 private placement, which occurred during the second quarter of 2008, and an additional $250,000 received from the 2009 warrant exchange.  The funds are to be used only for investor relations initiatives.  As of June 30, 2009, we had a balance of approximately $362,000 in the account.

Impact of Inflation

We expect to be able to pass inflationary increases on to our customers through price increases, as required, and do not expect inflation to be a significant factor in our business.

Seasonality

Although our operating history is limited, we do not believe our services are seasonal except for future wind farm construction revenue which may be impacted by climate in the Upper Midwest.

Off-Balance Sheet Arrangements

There are no off-balance sheet arrangements between us and any other entity that have, or are reasonably likely to have, a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to stockholders.

Critical Accounting Policies

The preparation of our consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires our management to exercise its judgment. We exercise considerable judgment with respect to establishing sound accounting policies and in making estimates and assumptions that affect the reported amounts of our assets and liabilities, our recognition of revenues and expenses, and disclosures of commitments and contingencies at the date of the financial statements.

On an ongoing basis, we evaluate our estimates and judgments. We base our estimates and judgments on a variety factors including our historical experience, knowledge of our business and industry, current and expected economic conditions, the composition of our products/services and the regulatory environment. We periodically re-evaluate our estimates and assumptions with respect to these judgments and modify our approach when circumstances indicate that modifications are necessary.

While we believe that the factors we evaluate provide us with a meaningful basis for establishing and applying sound accounting policies, we cannot guarantee that the results will always be accurate. Since the determination of these estimates requires the exercise of judgment, actual results could differ from such estimates. A description of significant accounting policies that require us to make estimates and assumptions in the preparation of our consolidated financial statements is as follows:

Revenue Recognition.  We receive a down payment upon the acceptance of a development contract by the wind farm owner. With no work performed on the contract, the down payment is considered deferred revenue and is recognized over the estimated life of the contract. We recognize additional revenue from development contracts upon completion of each of the two deliverables in the development contract.  The first deliverable is the acceptance of the power purchase agreement by the wind farm owner and power company. The compensation relating to the acceptance of the power purchase agreement is recognized on the date the agreement is executed. The second deliverable is the commercial operation date of the project. Revenue is recognized for this deliverable when the project becomes commercially operational according to the power company.

We have signed administrative services agreements with several wind turbine projects to provide management and bookkeeping services. The administrative services agreements call for quarterly payments in advance or arrears of services rendered based on the terms of the agreement. The administrative service payments are carried as deferred revenue and recognized monthly as services are performed.

Capitalization and Investment in Wind Farm Project Assets. Our wind farms have four basic phases: (i) development (which includes pre-development consulting), (ii) financing and applications, (iii) engineering and construction, and (iv) operation and maintenance. During the pre-development phase, milestones are created to ensure that a project is financially viable. Project viability is obtained when it becomes probable that costs incurred will generate future economic benefits sufficient to recover these costs.

Examples of milestones required for a viable wind project include the following:

•	the identification, selection and acquisition of sufficient land for control of the land area required for a wind farm,

•	the confirmation of a regional electricity market and the availability of RECs,

•	the confirmation of acceptable wind resources (feasibility study),

•	the confirmation of the potential to interconnect to the electric transmission grid, and

•	the determination of limited environmental sensitivity.

Wind farm project costs are generally funded through 50% equity and 50% debt from outside investors and local banks. We do not invest our capital in the projects we develop, with the exception of reimbursable project advances from time to time. We have established relationships with equity investment partners, as well as with local banks, and these relationships have culminated in the successful funding of several projects. The investment community and marketplace have demonstrated a strong appetite for investments in wind energy in the recent past. These investors recognize a determined rate of return and return of capital typically over a ten year period.  Development fees are generated by us throughout all phases of project development and represent our revenue. Expenses incurred relating to operations are applied under generally accepted accounting principles.

Accounting for Derivatives.  We adopted Emerging Issues Task Force Issue No. 07-5, Determining Whether an Instrument (or Embedded Feature) is Indexed to an Entity’s Own Stock (“EITF 07-5”) effective January 1, 2009.  The adoption of EITF 07-5’s requirements can affect the accounting for warrants and many convertible instruments with provisions that protect holders from a decline in the stock price (or “down-round” provisions). For example, warrants with such provisions will no longer be recorded in equity. Down-round provisions reduce the exercise price of a warrant or convertible instrument if a company either issues equity shares for a price that is lower than the exercise price of those instruments or issues new warrants or convertible instruments that have a lower exercise price. We evaluated whether our warrants or convertible preferred stock contain provisions that protect holders from declines in our stock price or otherwise could result in modification of the exercise price and/or shares to be issued under the respective warrant or preferred stock agreements based on a variable that is not an input to the fair value of a “fixed-for-fixed” option. We determined that the all of the outstanding warrants contained such provisions thereby concluding they were not indexed to our own stock and must now be treated as a derivative liability. Prior to the adoption of EITF 07-5, the warrants were considered equity instruments. We determined that while our convertible preferred stock contains certain anti-dilution features, the conversion feature embedded within our convertible preferred stock does not require bifurcation under the guidance of SFAS 133. At each reporting date, we are required to estimate the fair value of the warrants and record this change in value in earnings as gain or loss.  Upon the conversion of all warrants as part of the 2009 warrant exchange, no equity instruments subject to derivative accounting under this pronouncement were outstanding as of June 30, 2009.  The warrant liability of $10,378,145 at June 29, 2009 was reclassified to equity upon recording the 2009 warrant exchange.

BUSINESS

Overview of Our Business

Juhl Wind provides development, management and consulting services to wind farm projects throughout the Midwestern U.S. and also sells consumer-owned renewable energy products such as remanufactured small wind turbines and solar systems.  Our ultimate goal is to build medium to large-scale wind farms jointly owned by local communities, farm owners and our company. The wind farms are connected to the general utility electric grid to produce clean, environmentally-sound wind power for use by the electric power industry.

We specialize in the development of community wind power systems, and we believe that we are among the leaders in the field. Our growth strategy is anchored by the competitive advantage of our portfolio of completed projects coupled with the projects we currently have under development. Our plan is to continue to provide the full range of development services across each phase of development, which we expect will grow our revenue and profitability from each project under development.

Since 1999, we have developed 14 wind farms, accounting for approximately 117 megawatts of wind power, that currently operate in the Midwest region of the United States. We are presently engaged in various aspects of the development of 24 wind farms totaling an additional 425 megawatts of community wind power systems.

Our projects are based on the formation of partnerships with the farmers upon whose land the wind turbines are installed.  Over the years, this type of wind power has been labeled “community wind power” because the systems are locally owned by the farmers themselves and/or other local stakeholders. Our Chairman and Chief Executive Officer, Dan Juhl, was one of the creators of Community Wind power in the United States. Community wind is a specialized sector in the wind energy industry that differs from the large, utility-owned wind power systems that are also being built in the United States.  Community wind is a form of community-based energy development (C-BED). Various states, including Minnesota, have enacted C-BED initiatives, which include mechanisms to support community wind and are intended to make it easier for community wind projects to be successful without putting an excessive burden on utilities.

Historically, landowners in rural areas could only benefit from the development of wind farms in their community by leasing their land to large wind developers. These large developers would then sell the wind energy to the local utility company and retain a majority of the project’s profits. We provide what we believe is a better alternative for local communities by specifically concentrating on C-BED community wind projects that are locally owned by farmers, investors, businesses, schools, utilities, or other public or private local entities. As a result, we believe that community wind projects keep more dollars in local communities, preserve local energy independence, and protect the environment. Our goal, and Mr. Juhl’s focus over the past years, is to share ownership with farmers and to build a network of farmer-owned community wind power systems.

Mr. Juhl is an acknowledged expert in the wind power field and is considered a pioneer in the wind industry having been active in the field since 1978.  He was a leader in the passage of specific legislation supporting wind power development in the states of Minnesota and Nebraska.  John P. Mitola, our President, is also considered an expert in the energy field having focused his career on energy efficiency, demand side management and independent power development.   He has significant experience in the energy industry and electric industry regulation, oversight and governmental policy.

Our management team has been involved in the wind power industry for more than 30 years. We have experience in the design, manufacture, maintenance and sale of wind turbines, as well as the full-scale development of wind farms. We hold contract rights, are involved with projects in development and under negotiation, and provide development activities in the wind power industry. Our contract rights relate to administrative services agreements which call for management and administrative services to be provided for seven existing Minnesota wind farm developments. Our assets include eight development services agreements, ten projects in early development stages, and six agreements to conduct wind power feasibility studies.

Our involvement in the sale of consumer-owned renewable energy products commenced in November 2008 as a result of our acquisition of NextGen.  Prior to the acquisition, Dan Juhl had been a controlling shareholder in NextGen since it was organized in 2004.  NextGen restores small wind turbines in the 30 KW class for sale to consumers for on-site electricity generation.  NextGen also provides solar-powered systems that allow small businesses and consumers to generate or store electrical power for on-site use or emergency backup.  In July 2009, NextGen entered into a 20 year, non-exclusive Manufacturing License and Reseller Agreement with an Ohio entity for purposes of expanding  production and sale of small wind turbines. The agreement, among other things, specifies a sales territory, sales quota and requirements with regard to establishing a production facility. NextGen received $300,000 in cash in July as a part of this agreement with additional licensing payments of approximately $58,000 due over a twelve month period beginning September 1, 2009.

Our strategy is to leverage our portfolio of existing projects and to take on new developments located in the Midwestern United States and Canada, where proper conditions exist for successful developments: acceptable wind resources, suitable transmission access and an appropriate regulatory framework providing acceptable power purchase agreements and long-term utility agreements. Based on our pipeline of projects, we believe that we will experience consistent growth in the number of projects completed and the number of projects for which we are providing operational oversight. We expect that the continued growth in our project pipeline will act as a key competitive advantage as the community wind power industry grows throughout the United States and Canada.

Corporate Information and History

Our company was formed as a Delaware corporation in January 2006 as Help-U-Drive Incorporated for the purpose of developing a business to assist impaired drivers. Upon further investigation, we decided that this was not a business opportunity we wanted to pursue due to potential liability and other reasons. In October 2006, we acquired My Health and Safety Supply Company, LLC, an Indiana limited liability company, pursuant to a plan of exchange with the holders of 100% of the outstanding membership interests of My Health & Safety Supply Company. We changed our name to MH & SC, Incorporated in September 2006. My Health & Safety Supply Company, LLC became our wholly-owned subsidiary and began developing its business to market a variety of health and safety products on the Internet. This business was sold simultaneously with the share exchange transaction described below since it was incidental to our new wind energy business. In March 2007, we filed a registration statement with the SEC, which became effective in December 2007, and we became a publicly-reporting and trading company.

On June 24, 2008, we entered into a Securities Exchange Agreement with Juhl Energy and DanMar and, for certain limited purposes, their respective stockholders. On June 24, 2008, the share exchange transaction provided for in the Securities Exchange Agreement was completed and Juhl Energy and DanMar became our wholly-owned subsidiaries. DanMar and Juhl Energy were formed as Minnesota corporations in October 2001 and September 2007, respectively, and have been in the wind energy business since formation.

Pursuant to the Securities Exchange Agreement, at closing, the two former beneficial stockholders of Juhl Energy and DanMar received an aggregate of 15,250,000 shares of our common stock, representing approximately 60.6% of our outstanding shares of common stock, inclusive of shares of common stock issuable upon the conversion of our Series A convertible preferred stock sold in our concurrent 2008 private placement. In exchange for the shares we issued to the former Juhl Energy and DanMar stockholders, we acquired 100% of the outstanding common stock of Juhl Energy and DanMar. Concurrently with the closing of the share exchange transaction, we also completed the 2008 private placement to institutional investors and other accredited investors, in which we received aggregate gross proceeds of $5,160,000.

The consideration issued in the share exchange transaction was determined as a result of arm’s-length negotiations between the parties. In leading up to the share exchange transaction, Juhl Energy engaged Greenview Capital, LLC to assist and advise it in an effort to secure financing. Juhl Energy agreed to pay Greenview Capital, and its designees, a fee for such advice in the amount of $300,000 in cash and 2,250,000 shares of our common stock. Aside from the Greenview Capital arrangements, no finder’s fees were paid or consulting agreements entered into in connection with the share exchange transaction.

Following the share exchange transaction, we succeeded to the wind farm development and management business of Juhl Energy and DanMar.  Prior to the share exchange transaction, there were no material relationships between us and Juhl Energy or DanMar, between Juhl Energy or DanMar and our affiliates, directors or officers, or between any associates of Juhl Energy or DanMar and our officers or directors. All of our pre-share exchange transaction liabilities were settled on or immediately following the closing.

Through the share exchange transaction, the stockholders of our privately-held predecessors, Juhl Energy and DanMar, received a majority of the outstanding shares of MH & SC and their officers and directors assumed similar positions with MH & SC.  Following the share exchange transaction, we changed our corporate name to Juhl Wind, Inc.

On October 31, 2008, we acquired all of the outstanding shares of common stock of NextGen in exchange for an aggregate purchase price of $322,500 payable by delivery of an aggregate of 92,143 shares of our common stock allocated among the NextGen non-controlling interests. The purchase transaction included assumption of certain liabilities of NextGen including a note payable to First Farmer’s & Merchant’s National Bank, but excluded the stockholder notes, which the stockholders of NextGen agreed to contribute to equity.  Simultaneously with the acquisition of all of NextGen, we also purchased a commercial building and associated land located in Pipestone, Minnesota from the individual owners of NextGen. We issued 41,070 unregistered shares of common stock to the minority stockholders of NextGen for the purchase of the land and building. The 41,070 shares issued to the NextGen minority interest were valued at $3.50 per share at the date of agreement, or $144,000.  The acquisition was accounted for at fair value of the land and building on the date of purchase which totaled $173,055. NextGen is now our wholly-owned subsidiary and focuses on consumer-owned renewable energy design and advanced conservation technologies related to community-scaled renewable energy systems such as small scale wind turbines and solar arrays.

We have not been a party to any bankruptcy, receivership or similar proceeding at any time since our inception.

Industry and Market Overview

Demand for electricity has dramatically increased as our society has become more technologically driven, and this trend is expected to continue. Significant new capacity for the generation of electricity will be required to meet anticipated demand. According to the U.S. Department of Energy, Energy Information Administration’s Annual Energy Review 2007, nearly half of all electricity produced in the United States was generated by coal, which is the largest source of carbon dioxide in the atmosphere. Other major sources of electricity in 2007 were nuclear (19%), natural gas (21%) and hydropower (6%). Wind power accounted for nearly 1% of electricity production in the United States. According to the review, the amount of electricity generated from coal in the United States increased 72% between 1980 and 2007, and is projected to be 51% higher in 2025 than in 2002, according to the U.S. Department of Energy EIA’s Annual Energy Outlook 2004 with Projections to 2025.  The EIA’s 2009 Annual Energy Outlook Early Release Overview released in December 2008 projects that, while coal continues to be the most important fuel for U. S. electricity generation currently, coal consumption is expected to decline in the future because of reduced investment in new coal-fired generating capacity combined with the increased generation of electricity from renewable energy.  These and other independent government and trade publications cited in this prospectus are publicly available on the Internet without charge.

Most of the world’s main energy sources are still based on the consumption of non-renewable resources such as petroleum, coal, natural gas and uranium. However, while still a small segment of the energy supply, renewable sources such as wind power are growing rapidly in market share. Wind power delivers multiple environmental benefits. Wind power operates without emitting any greenhouse gases and has one of the lowest greenhouse gas lifecycle emissions of any power technology. Wind power results in no harmful emissions, no extraction of fuel, no radioactive or hazardous wastes and no use of water to steam or cool. Wind projects are developed over large areas, but their carbon footprint is light. Farmers, ranchers and most other land owners can continue their usual activities after wind turbines are installed on their property.

According to the U.S. Department of Energy EIA’s publication Renewable Resources in the U.S. Electricity Supply, wind power generation was projected to increase eight-fold between 1990 and 2010, a rate of 10.4% per year. Annual growth in the global wind energy capacity for the past ten years has exceeded an average of 28% per year according to the Global Wind Energy Council’s (“GWEC”) Global Wind 2008 Report, with 2008 experiencing an increase of 28.8%. Although wind power produces under 1% of electricity worldwide according to the GWEC’s Global Wind 2007 Report, it is a leading renewable energy source and accounts for 20% of electricity production in Denmark (according to the U.S. Department of Energy’s Energy Facts web page).  Elsewhere in the European Union, wind power generation represented more than 11% of electricity consumption in Spain, and 7.5% of electricity consumption in Germany, according to the GWEC’s Global Wind 2008 Report.  The GWEC’s Global Wind 2008 Report predicts that wind power is positioned to supply 10% to 12% of global electricity demand by 2020, reducing carbon dioxide omissions by 1.5 billion tons annually.

Wind power has become a mainstream option for electricity generation, and we believe that it is a critical element to solving climate change and delivering cost-effective domestic power in the United States. The U.S. wind power industry has exceeded all previous records, with a 50% increase in generating capacity in 2008, according to the GWEC Global Wind 2008 Report.  Similarly, the GWEC Global Wind 2007 Report stated an industry growth of 45% in 2007.   Wind now provides over 21,000 megawatts of electricity generating capacity in the United States, producing enough electricity to serve 5.5 million U.S. homes, according to the American Wind Energy Association’s December 22, 2008 press release. According to this press release, that capacity will generate over 60 billion kilowatt hours of clean, cost-effective electricity in 2009, which eliminates the burning of 30.4 million short tons of coal, 91 million barrels of oil and 560 billion cubic feet of natural gas.  Wind power is now one of the largest sources of new electricity generation of any kind. According to the GWEC Global Wind 2008 Report, wind projects accounted for about 42% of all new power generating capacity added in the United States in 2008.

According to the GWEC Global Wind 2008 Report, the United States led the world in wind power installations in 2008 and global wind capacity increased by more than 20,000 megawatts in 2008, with installation of 8,358 megawatt capacity in the United States alone. China and India were the second and third largest wind power growth countries last year with 6,300 megawatts and 1,800 megawatts of wind power capacity added, respectively, according to the report.

Wind power can deliver zero-emissions electricity in large amounts. According to the American Solar Energy Society’s report, Tackling Climate Change in the U.S., energy efficiency and renewable energies can provide most, if not all, of the U.S. carbon emission reductions needed to keep atmospheric carbon dioxide levels at no more than 450 to 500 parts per million, the level targeted in the more protective climate change bills before the U.S. Congress. According to this report, wind power would offer a large carbon reduction “wedge” by contributing a 35% relative share from among the various renewable energy contributors, and can constitute about 20% of the U.S. electricity supply by 2030.

According to the Emerging Growth Research, LLP’s Industry Report: U.S. Wind Sector (December 29, 2008), which we refer to as the Emerging Growth Report 2008, the domestic wind capacity installed as of the end of 2008 is equivalent to the capacity of approximately 35 average sized coal-fired power plants.  Considering that each average size coal-fired power plant in the United States produces about 3,000,000 tons of carbon emission each year, currently-installed wind power capacity is reducing total carbon emissions by just over 105,000,000 tons each year.

Furthermore, wind power delivers zero-emissions electricity at an affordable cost. No other power plants being built in the United States today generate zero-emissions electricity at a cost per kilowatt-hour nearly as affordable as wind power. Consequently, using wind power lowers the cost of complying with emissions reduction goals. The affordable cost of wind power is stable over time. Wind projects do not use any fuel for their operations, so the price of wind power does not vary when fuel prices increase. When utilities acquire wind power, they lock in electricity at a stable price for 20 years or more.

Wind, however, is intermittent and electricity generated from wind power can be highly variable. Good site selection and advantageous positioning of turbines on a selected site are critical to the economic production of electricity by wind energy. In our experience, the primary cost of producing wind-powered electricity is the turbine equipment and construction cost; wind energy has no fuel costs and relatively low maintenance costs. As an intermittent resource, wind power must be carefully positioned into the electric grid along with other generation resources and we believe Juhl Wind has demonstrated the expertise necessary to work with local electric utilities to effect the proper integration plan.  As such, we intend to continue to identify new sites to produce wind energy through the community wind model throughout the United States and Canada with a focus on the Midwestern region of the U.S.

Growth in Demand for Wind Power and Our Position and Service Offerings

Demand for wind power in the United States is growing rapidly and we believe the call for growth in community wind power is increasing as well. We are one of the few companies that has actually completed and put into operation a portfolio of community wind projects, and we are experiencing strong growth in demand to provide turnkey development of community wind systems across the Midwestern United States. Our strategy is to leverage our portfolio of existing projects and to take on new developments located in the Midwestern United States and Canada, where proper conditions exist for successful developments: acceptable wind resources, suitable transmission access and an appropriate regulatory framework providing acceptable power purchase agreements and long-term utility agreements.

In July 2008,  the U.S. Department of Energy issued a report entitled 20% Wind Energy by 2030, discussing the viability of the potential for wind energy in the United States to grow to approximately 305 gigawatts from 2007’s level of approximately 11 gigawatts. This projected level of growth is estimated to cost billions of dollars per year for the next 22 years of growth. Community wind systems will make up a segment of this growth, leading to what we estimate will be significant growth in community wind systems.

Growth in wind power is being driven by several environmental, socio-economic and energy policy factors that include:

•	ongoing increases in electricity demand due to population growth and growth in energy consuming devices such as computers, televisions and air conditioning systems,

•	the increasing cost of the predominant fuels required to drive the existing fleet of conventional electric generation such as coal, natural gas, nuclear and oil,

•	the increasing cost and difficulty faced in the construction of conventional electric generation plants,

•	existing and growing legislative and regulatory mandates for “cleaner” forms of electric generation, including state RPS and the U.S. federal tax incentives for wind and solar generation,

•	ongoing improvements to wind power systems making them more cost effective and improving availability to meet demand, and

•	worldwide concern over greenhouse gas emissions and calls to reduce global warming due to the carbon dioxide produced by conventional electric generation.

In light of these factors and the resulting increase in demand for wind power, we believe that we are uniquely positioned to experience significant year-over-year growth and development of specific community wind farms throughout the United States. We can provide full-scale development of wind farms across the range of required steps including:

•	initial feasibility studies and project design,

•	formation of required land rights agreements to accommodate turbine placement on each project’s specific farm land,

•
studies, design and agreements with utilities (as well as with independent system operators (ISOs), which are organizations formed at the direction or recommendation of the FERC that coordinate, control and monitor the operation of the U.S. electrical power grid) with respect to connection to existing electric power transmission networks,

•	negotiation and execution of power purchase agreements,

•	arrangement of equity and debt project financing,

•	construction oversight and services,

•	project commissioning, and

•	multi-year wind farm operations and maintenance.

In addition, we can provide general consulting services to help farmers and communities evaluate possible community wind farm projects and initiate their development. Often, we will take on the entire development process including all of the services outlined above. As project developer, we arrange every aspect of the development process and would receive payment for the services as each step or a combination of steps is accomplished. After establishing that a project has appropriate wind resource and transmission interconnection, we would move on to complete land rights agreements, community limited liability company structures and the power purchase agreement with the local utility.

Through the community wind approach, we involve land owners and the local community by establishing a limited liability company that extends ownership to the participants along with the initial equity investor. Land owners are critical to any wind farm because wind turbines must be placed in open areas requiring a large amount of land necessary to “harvest the wind.” Turbines are typically placed on a small plot of land, less than one acre is removed from normal use (such as farming or grazing), for each 50 acres of wind resource captured. Turbines must be spaced a certain minimum distance apart to avoid “shadowing” each other and reducing power output. By integrating the land owners into the land rights and ownership structures, we can allow a wind-enabled farm to more than double the annual net income from cultivation or grazing. As a project developer, we assist in finding financing, securing the contract with a utility to buy the electricity produced, negotiation of a turbine supply agreement and construction of the system, and arrange for operation of the wind farm.

Company Structure

As a result of the share exchange transaction, Juhl Energy and DanMar are our wholly-owned subsidiaries. Juhl Energy and DanMar have primarily been involved in providing development, management and consulting services to various wind farm projects throughout the Midwest. DanMar was incorporated in January 2003 and is located in Woodstock, Minnesota. In September 2007, DanMar assigned certain development and management business to a newly-formed corporation, Juhl Energy.

Juhl Energy also has a subsidiary, Community Wind Development Group LLC, which was a predecessor to Juhl Energy in the nature of the work provided, but which had more than one owner. Upon formation of Juhl Energy, it was determined to be in the best interests of Juhl Energy to acquire ownership in Community Wind Development, so the other owners’ equity interests were acquired by Juhl Energy on January 1, 2008. The operations of Community Wind Development are now included in Juhl Energy since the acquisition date.

Historically, DanMar and Juhl Energy have both engaged in similar development, management and consulting projects. It is our intention that prospectively, the companies will perform separate functions. DanMar will engage in purely consultative projects, and wind farm management.  Juhl Energy will engage in development and construction projects where Juhl Energy will, in many cases, oversee the entire development of wind farms.

In October 2008, we acquired NextGen, which is now our wholly-owned subsidiary. NextGen focuses on  the production and sale of renewable energy design and advanced conservation technologies related to community-scaled renewable energy systems such as wind turbines.

Our Community Wind Farm Portfolio

We believe that we have completed and placed into service more community wind power systems than any other U.S. enterprise. To date, we have developed 14 community wind farms located primarily in the “Buffalo Ridge” area of southwestern Minnesota. Buffalo Ridge is a large expanse of rolling hills that is 60 miles long and a part of Lincoln County in the southwest corner of Minnesota. It is located near the small towns of Hendricks and Lake Benton. We selected Buffalo Ridge because of its high altitude (approximately 2,000 feet above sea level) and high average wind speed, making it, in our opinion, an ideal location for wind-based energy production. These wind farms have been developed since the mid-1980s and total approximately 117 megawatts. They are fully operational today. In addition, we provide operating and maintenance services to five of the 14 wind farms.

In addition to the first 14 wind farms developed by us, we have another 24 community wind projects in various phases of development totaling approximately 425 megawatts. These projects are primarily located in the states of Minnesota and Nebraska. A sample of the projects, which are in the phase of development referenced below, include but are not limited to, the following:

Project Name	Megawatts	Phase
Completed wind farm developments	117	Operational
Grant County, MN	20	Construction 2009
Valley View, MN	10	Financing/Construction 2009
Crofton Hills, NE	42	Financing/Construction 2009/2010
Traverse County, MN	20	Interconnection Study
Meeker County, MN (2 projects)	40	Interconnection Study
Kittson/Marshall, MN	80	Interconnection Study
Kennedy/Kittson, MN	20	Interconnection Study
16 Additional Midwest Projects	193	Initial Study Feasibility

Note: From time to time some of our projects are not listed publicly due to the preferences of local owner groups or competitive issues facing our business.  However, we strive to provide regular updates to our projects listing via press releases and corresponding updates to our corporate website,  www.juhlwind.com.

Based on our pipeline of projects, we believe that we will experience consistent growth in the number of projects completed and the number of projects for which we are providing operational oversight. We expect that the continued growth in our project pipeline will act as a key competitive advantage as the community wind power industry grows throughout the United States and Canada.

Growth Strategy

Wind Farm Development and Management Services:

We specialize in the development of community wind power systems, and we believe that we are among the leaders in the field. Our growth strategy is anchored by the competitive advantage of our portfolio of completed projects coupled with the projects we currently have under development. Our plan is to continue to provide the full range of development services across each phase of development, which we expect will grow our revenue and profitability from each project under development.

In addition to growing our revenue per project, we will continue to grow our projects under development by utilizing competitive strengths and taking advantage of market conditions to build long-term growth, as follows:

•
We expect to increase our capacity by entering regional markets through organic development.  Upon entering a market we work to become a leading wind energy operator and an influential voice within the region. We strive to develop projects in-house from the initial site selection through construction and operation.

•
We intend to expand business relationships within the investment community both in the U.S. and abroad in order to assist project owners in obtaining the equity and debt financing for wind farm developments. This will include considerations with regard to raising additional capital in private or public equity funds that would invest in our wind project developments.

•
We expect to create relationships as a community stakeholder. We prioritize the creation of strong community relationships that we believe are essential to generating support and securing land and permits necessary for our wind farms. Our team works closely with the landowners who will host the wind farms to ensure that they fully understand the impact of having turbines on their property. Throughout the development process, we assess and monitor the landowners’ and broader community’s receptiveness and willingness to host a wind farm in their area. This proactive involvement in the community also enables us to submit permit applications that comply with local regulations while addressing local concerns.

•
We expect to work with governmental agencies to help us incentivize the creation of community wind farms and offer favorable tax breaks. Further, we intend to use tax equity financing arrangements in order to monetize the value generated by production tax credits and accelerated tax depreciation that are available to us as a wind energy generator.

•
We will continue to strive to attract, train and retain the most talented people in the industry. As we continue to grow our business, we will need to attract, train and retain additional employees. We believe that our management team will be instrumental in attracting new and experienced talent, such as engineers, developers and meteorology experts. We plan to provide extensive training and we believe that we offer an attractive employment opportunity in the markets in which we operate.

As a result of the relationships we have established and niche markets we have identified, we have been able to lay the groundwork for 2009 and beyond.  Some of the areas of focus moving forward include the following:

•	moving into an even larger market of smaller projects;

•
targeting 5 to 40 megawatt wind farm projects.  In the State of Minnesota alone, industry experts have suggested there exist over 6,000 megawatts of achievable electricity utilizing our wind power model;

•	expanding our market of 1 to 10 megawatt on-site wind projects including universities and colleges, hospital campuses and other institutional sites; and

•	additional growth through targeted acquisitions.

Consumer-owned renewable energy products – smaller on-site wind power and solar systems:

NextGen provides renewable energy systems and specializes in advanced conservation technologies focused on smaller scale wind turbine and solar systems.  Production, management and conservation of energy are NextGen's main focus.

NextGen has extensive experience with a wide variety of energy saving and environmentally sound production systems such as small wind, solar, back-up power, and stand alone power systems.  Its diverse experience enables it to assist the energy consumer with methods of controlling, and in some cases eliminating, their ever burdensome energy costs.  NextGen supports a transition to a sustainable energy economy which relies on clean, renewable resources to satisfy societal needs.  NextGen can present the energy consumer with modern options in terms of cost effectiveness, performance, and reliability.

NextGen focuses on energy consumers throughout the Great Plains region.  Through thorough analysis, NextGen examines the energy requirements and implements the appropriate technology to meet the needs of the energy consumer.  In addition to site analysis, NextGen markets and installs energy-saving products and performs system repairs and scheduled maintenance.

NextGen has developed a SolarBank™ System which is designed to give businesses and homeowners the ability to store up to 72 hours of emergency power in the event of a power failure.  This back-up power system works automatically and instantaneously.  When a power outage occurs, the control relay station automatically taps into the energy reserve stored by the SolarBank™ System and can run several loads for 24-72 hours.  Solar modules are designed to convert sunlight into electricity at the highest possible efficiency and are used to charge storage batteries to provide power for remote homes, recreational vehicles, boats, telecommunications systems and other consumer and commercial applications.

To protect the cells from the most severe environmental conditions, the solar modules are encapsulated between a tempered glass cover and polymer film with a weather resistant back sheet.  The entire laminate is installed in an anodized aluminum frame for structural strength and ease of installation.

As a result of our acquisition of NextGen in October 2008, we expect to expand efforts in this line of business to take advantage of the stimulus recently provided by the federal government for tax credits and grants applicable to renewable energy manufacturing facilities and consumers. Some of the areas of focus include the following:

•
reduce the reliance on subcontract services within our manufacturing process by bringing the production and assembly in-house where considered appropriate, and improve quality control and testing procedures;

•	engage an experienced sales and marketing professional to establish and maintain a qualified dealer network, and to oversee direct selling efforts underway with the consumer marketplace;

•	attract, train and retain talented individuals in the areas of production, engineering and selling functions; and

•	assess the product line for expansion opportunities and turbine sourcing arrangements.

Sales and Marketing

We derived approximately 33% and 37% of our wind farm development and management revenues from sales to three wind farm customers under management agreements in 2008 and 2007, respectively. Under these administrative services agreements, we perform management services for these wind farm projects. The agreements provide monthly management fees equal to 2% of the project’s gross sales. The administrative services agreements also provide payments for general and administrative fees, maintenance fees, and any other out-of-pocket expenses for the project. The agreements expire at various dates through 2015. The agreements may also be terminated by the wind farm customer upon the last day of the month that is at least 30 days after we have received written notice of the intent to terminate the agreement.

Historically, DanMar and Juhl Energy have not relied on any direct sales or marketing efforts, but have gained exposure through trade publications, word of mouth and industry conferences. We currently have a pipeline of projects we believe will last at least two years and it is being supplemented on an on-going basis without direct selling efforts. We anticipate being able to add a significant number of projects to this pipeline driven primarily by Daniel J. Juhl, John P. Mitola and an expanding development team, trade publications, industry events and word of mouth. Our web site, www.juhlwind.com, will also serve as a marketing tool. If, at some point, management determines the pipeline of potential customers is less than anticipated or desired, or if we are unable to sustain our desired rate of growth and expansion with these sales and marketing methods, we will reevaluate the sales and marketing efforts and address the issue at that time.

We are currently utilizing internal direct selling efforts for the sale of consumer-owned renewable energy products. During 2009, we plan to increase our efforts to establish sales channels through qualified dealers who demonstrate technical knowledge in the renewable energy marketplace, and have sales expertise and financial stability to deliver small scale wind turbine and solar-related systems.

Wind Energy Technology, Resources and Suppliers

Wind power is a form of renewable energy; that is, energy that is replenished daily by the sun. As portions of the earth are heated by the sun, air rushes to fill the low pressure areas, creating wind power. The wind is slowed dramatically by friction as it brushes the ground and vegetation. It may not feel very windy at ground level, yet the power in the wind may be five times greater at the height of a 40 story building (the height of the blade tip on a large, modern wind turbine) than the breeze an individual encounters at ground level.

Wind power is converted to electricity by a wind turbine. In a typical, modern large-scale wind turbine, the kinetic energy in the wind (the energy of moving air molecules) is converted to rotational motion by the rotor (a three-bladed assembly at the front of the wind turbine). The rotor turns a shaft which transfers the motion into the nacelle (the large housing at the top of a wind turbine tower). Inside the nacelle, the slowly rotating shaft enters a gearbox that greatly increases the rotational shaft speed. The output (high-speed) shaft is connected to a generator that converts the rotational movement into electricity at medium voltage (a few hundred volts). The electricity flows down heavy electric cables inside the tower to a transformer, which increases the voltage of the electric power to the distribution voltage (a few thousand volts). Higher voltage electricity flows more easily through electric lines, generating less heat and fewer point losses. The distribution-voltage power flows through the underground lines to a collection point where the power may be combined with other turbines. In many cases, the electricity is sent to nearby farms, residences and towns where it is used. Otherwise, the distribution-voltage power is sent to a substation where the voltage is increased dramatically to transmission-voltage power (a few hundred thousand volts) and sent through very tall transmission lines many miles to distant cities and factories.

Wind turbines come in a variety of sizes, depending upon the use of the electricity. A large, utility-scale turbine described above may have blades over 40 meters long, meaning the diameter of the rotor is over 80 meters (nearly the length of a football field). The turbines might be mounted on towers 80 meters tall (one blade would extend half way down the tower), produce 1.8 megawatts of power (1800 kilowatts), supply enough electricity for 600 homes and cost over $1.5 million. Wind turbines designed to supply part of the electricity used by a home or business is much smaller and less costly. A residential - or farm-sized turbine - may have a rotor up to 15 meters (50 feet) in diameter mounted on a metal lattice tower up to 35 meters (120 feet) tall. These turbines may cost from as little as a few thousand dollars for very small units up to approximately $40,000 to $80,000.

According to the Emerging Growth Report 2008, due to the persistent credit crisis, some wind-based projects are being delayed or cancelled, and the reduction in commodity prices will likely result in wind power producers experiencing lower turbine pricing over the coming years.  It is also expected that delivery lead times will be shortened.  While turbine prices have risen significantly over the past few years on a per megawatt capacity basis, the total number of megawatts produced per turbine has increased dramatically over the same period.  For example, in the year 2000 the average turbine size was less than 800kW.  By 2003, this had increased to just over 1.2 megawatts.  As of the end of 2007, approximately half of the all installations were for turbines rated at between 1.5 megawatts and 2.5 megawatts, an increase of more than 30% from the previous year.

According to the Emerging Growth Report 2008, this has abated overall costs because as the price per megawatt has increased strongly, the price per megawatt hour of production has risen only modestly.  While the efficiency of turbines continues to increase, it will continue to provide further justification for capital expenditures for upcoming projects, as well as likely decreases in turbine pricing and better availability throughout 2009 and into 2010.

Based on our management’s experience and observations of the industry, wind industry manufacturing facilities surged in the United States from 2005 to 2007, and many existing facilities are expanding. In 2007, new tower, blade, turbine and assembly plants opened in the states of Illinois, Iowa, South Dakota, Texas and Wisconsin. Also in 2007, seven other facilities were announced in the states of Arkansas, Colorado, Iowa, North Carolina, New York and Oklahoma.

Our principal suppliers primarily consist of suppliers of wind turbines, wind turbine parts and various electrical supplies and services relating to wind turbine operation. We also source, as needed, wind studies and electrical engineering expertise from outside suppliers. With respect to wind turbines and related items, our principal suppliers have been Suzlon Energy Limited, Ventera Energy Corporation and Vestas Wind Support Systems A/S for turbines; Hub City Inc. for various wind turbine parts; and Abaris EC, LLC, Echo Group, Inc., Muth Electric Inc. and T&R Electric Supply Company Incorporated for electric services and supplies. We also use WindLogics, Inc. for wind studies and Hoerhauf Consultants, Inc. for specialized electrical engineering. Our business is not dependent on any one supplier and our list of suppliers is changing and expanding on an ongoing basis as the market for wind power continues to expand and new suppliers enter with advanced products, technologies and services.

Competition

In the United States, large utility companies dominate the energy production industry, and coal continues to dominate as the primary resource for electricity production. Electricity generated from wind energy faces competition from other traditional resources such as nuclear, oil and natural gas. The advantages of conventional production of electricity are that:

•	the technology and infrastructure already exist for the use of fossil fuels such as coal, oil and natural gas,

•	commonly-used fossil fuels in liquid form such as light crude oil, gasoline and liquefied petroleum gas are easy to distribute, and

•	petroleum energy density (an important element in land and air transportation fuel tanks) in terms of volume (cubic space) and mass (weight) is superior to some alternative energy sources.

However, energy produced by conventional resources also faces a number of challenges including:

•
the inefficient atmospheric combustion (burning) of fossil fuels leads to the release of pollution into the atmosphere including carbon dioxide which is largely considered the primary cause of global warming,

•	dependence on fossil fuels from volatile regions or countries of the world creates energy security risks for dependent countries,

•
fossil fuels are non-renewable unsustainable resources which will eventually decline in production and become exhausted with potentially dire consequences to societies that remain highly dependent on them, and

•	extraction of fossil fuels is becoming more expensive and more dangerous as readily-available resources are exhausted and mines get deeper and oil rigs must drill deeper and further out in oceans.

In contrast, electricity generated from wind energy:

•
produces no water or air pollution that can contaminate the environment because there are no chemical processes involved in wind power generation; therefore, there are no waste by-products such as carbon dioxide,

•	does not contribute to global warming because it does not generate greenhouse gases,

•	is a renewable source of energy, and

•	in the case of community wind power, farming and grazing can still take place on land occupied by wind turbines.

However, wind energy producers also face certain obstacles including:

•	the reality that wind is unpredictable and, therefore, wind power is not predictably available, and when the wind speed decreases, less electricity is generated,

•	residents in communities where wind farms exist may consider them an “eyesore,” and

•
wind farms, depending on the location and type of turbine, may negatively affect bird migration patterns and may pose a danger to the birds themselves; however, newer, larger wind turbines have slower moving blades which seem to be visible to most birds.

We expect that primary competition for the wind power industry will continue to come from utility company producers of electricity generated from coal and other non-renewable energy sources.

Within the U.S. wind power market itself, there is also a high degree of competition, with growth opportunities in all sectors of the industry regularly attracting new entrants. For example, in 2008, our management believes, based on our industry observations that over 15 utility-scale wind turbine manufacturers are selling turbines in the United States market, up from only six in 2005 of which we were aware.

New entrants in the wind power development market, however, face certain barriers to entry. The capital costs of buying and maintaining turbines are high. Other significant factors include the cost of land acquisition, the availability of transmission lines, land use considerations and the environmental impact of construction and operations. Finally, another critical barrier to entry into the wind power development business is the necessary experience required to bring projects to the point where they are able to secure agreements with respect to connecting to the existing electricity transmission network, power purchase agreements and project financing for construction.

We are aware of two companies that are working in the community wind power area and which management views as being competitive with certain aspects of our company.  The first, Nacel Energy, is a community wind development company founded in 2006 and focused on developing community wind projects in Texas and Kansas. To our knowledge, Nacel Energy has yet to fully complete the development of a project.  The second, Wind Energy America, is located in and focused on community wind power in Minnesota and is currently employing a strategy where it purchases rights to current or developing wind projects.

With respect to the production and sale of consumer-owned renewable energy products, there are numerous businesses operating in the U.S. that are associated with the manufacturing, sales distribution and installation of products and services. The competition in this field is not dominated by any one particular company or group of companies. The industry competition is expected to emerge given the focus on renewable energy facilities by  the federal government.

Our Competitive Advantages

We believe that we have a number of competitive advantages in the community wind energy production sector; one of our key advantages being that we have completed 14 community wind farm projects to date and currently have over 20 wind farm projects in various developmental stages, representing 425 megawatts of electricity and almost $1 billion in project development. We expect that when owners of new projects consider retaining a development enterprise, the ability to point to actual projects completed, along with the extensive knowledge base developed and relationships necessary to get the job done, will provide us an edge in winning projects in the future. These relationships include those with utility power purchasers, equity and debt project finance sources, turbine suppliers and constructors.

We believe that our experience in developing wind farms in new market areas and in operating energy companies will enable us to continue to successfully expand our development portfolio. Further, we believe our management’s understanding of deregulated energy markets enables us to maximize the value of our development portfolio. Our team has experience in site selection, market analysis, land acquisition, community relations, permitting, financing, regulation and construction.

For community wind projects to be completed successfully, projects must be constructed in a cost-effective manner. In the course of completing 14 projects to date, we have been able to demonstrate to project owners, equity investors and lenders, that we can build wind farms on a cost-effective basis.

In the Midwest U.S. markets where we are active, our management team maintains local presence and promotes community stakeholder involvement. By maintaining offices in Woodstock, Minnesota and Chicago, Illinois, and becoming involved in local community affairs, we develop a meaningful local presence, which we believe provides us with a significant advantage when working through the local permitting processes and helps to enlist the support of our local communities for wind farms. We believe that our local approach has enabled us to secure approvals and support for our projects in regions that have historically voiced meaningful opposition and has given us a significant advantage over competitors, who are not as active in the local communities in which we are developing wind farms. Our management’s active participation in the state and local regulatory and legislative processes has led to the growth of community wind across the Midwest.

As a result of our project portfolio and industry-respected management team, we enjoy strong relationships with key trading partners that are required for successful wind farm development. These relationships include regulators, turbine suppliers, electric component suppliers, equity investors, project lenders, engineering firms, constructors, electric transmission operators and electric utilities.

As the originator and leader of community wind power, we have been able to offer what we believe is a unique ownership-sharing formula with farmers and local communities that provide us with an ongoing competitive advantage in this large and open sector of the wind energy arena.  Some of the key advantages of our approach are driven by the fact that our projects are medium-sized which provide the following key benefits:

•
the development of these projects secures economic benefits to the local community bringing construction, legal and regulatory work to rural areas by engaging local farmers, engineers, bankers and contractors to assist in the building and maintenance of the projects;

•	easier and less expensive transmission and, in general, projects which are much easier to build. End users generally receive electricity through an already established local utility grid;

•	the landowner and local community retain more by sharing ownership with the developer and excluding external interests; and

•	easier to obtain regulatory permits and to secure project financing through established and/or local resources due to the size of each project.

In addition, while mega-wind projects have gained wide attention, we believe we are uniquely positioned as the only public community wind power company in the U. S. committed to and actually building projects in the 1 – 50 megawatt sector, which has received considerable attention by the industry.  This market is largely overlooked by most developers.  This oversight provides an opportunity to rapidly increase our market share and expansion plans.

Since becoming a public company in 2008, we have achieved several significant milestones:

•	we have secured institutional investments of over $5 million available for use as working capital;

•
we acquired NextGen which specializes in consumer scale wind turbine and solar systems.  This acquisition brings smaller wind turbine and solar expertise to us to enhance and expand our existing community wind power product and service offerings;

•	establishing equity financing terms;

•
in the last half of 2008, we have entered into seven new feasibility consulting studies for community based wind farm projects , including completing a feasibility study with Abilene Christian University to study the development of a wind project with capacity of  three megawatts initially with potential growth to a larger wind farm; and

•	we entered into a development agreement with Winona County, Minnesota for a $3.6 million, two megawatt wind system to be completed in 2009.

Intellectual Property

We depend on our ability to develop and maintain the proprietary aspects of our technology to distinguish our products from our competitors’ products. To protect our proprietary technology, we rely primarily on a combination of confidentiality procedures. It is our policy to require appropriate employees and consultants to execute confidentiality agreements and invention assignment agreements upon the commencement of their relationship with us. These agreements provide that confidential information developed or made known during the course of a relationship with us must be kept confidential and not disclosed to third parties except in specific circumstances and for the assignment to us of intellectual property rights developed within the scope of the employment relationship.

We have no patents, trademarks, licenses, franchises, concessions or royalty agreements.

Government Regulation

Traditionally, utility markets in the United States have been highly regulated. The U.S. power industry is currently in transition as it moves toward a more competitive environment in wholesale and retail markets. The commercial viability of wind power will increasingly depend upon pricing as the trend toward deregulation continues.

Our management anticipates that additional favorable government legislation will have a positive impact on our business.

The growing concern over global warming caused by greenhouse gas emissions has also contributed to the growth in the wind energy industry. According to the Intergovernmental Panel on Climate Change’s Climate Change 2007: Synthesis Report, 11 of the last 12 years (1995-2006) rank among the warmest years since 1850. Additionally, the global average sea level has risen at an average rate of 1.8 millimeters per year since 1961 and at 3.1 millimeters per year since 1993, due to the melting of glaciers, ice caps and polar ice sheets, coupled with thermal expansion of the oceans. The importance of reducing greenhouse gases has been recognized by the international community, as demonstrated by the signing and ratification of the Kyoto Protocol, which requires reductions in greenhouse gases by the 177 (as of March 2008) signatory nations. While the United States did not ratify the Kyoto Protocol, state-level initiatives have been undertaken to reduce greenhouse gas emissions. California was the first state to pass global warming legislation, and ten states on the east coast have signed the Regional Greenhouse Gas Initiative, which proposes to require a 10% reduction in power plant carbon dioxide emissions by 2019.

Various state and federal governments have placed restrictions on fossil fuel emissions, and it is anticipated that additional requirements for limitation of such emissions will continue. Substituting wind energy for traditional fossil fuel-fired generation would help reduce carbon dioxide emissions due to the environmentally-friendly attributes of wind energy. According to the U.S. Department of Energy, EIA’s International Energy Annual 2006, updated December 8, 2008, the United States had the second highest carbon dioxide emissions of all the countries in the world in 2006, with 5,902.75 billion metric tons.  This number was second only to China which had 6,017.69 billion metric tons. According to the U.S. Department of Energy, EIA’s Annual Energy Review 2007, from 1990 to 2006, carbon dioxide emissions from the United States’ electric power industry have increased by a cumulative amount of 28.7%, from 1.8 billion metric tons to 2.3 billion metric tons.

Environmental legislation and regulations provide additional incentives for the development of wind energy by increasing the marginal cost of energy generated through fossil-fuel technologies. For example, regulations such as the Clean Air Interstate Rule and the Regional Haze Rule have been designed to reduce ozone concentrations, particulate emissions and haze and other requirements to control mercury emissions can require conventional energy generators to make significant expenditures, implement pollution control measures or purchase emissions credits to meet compliance requirements. These measures have increased fossil fuel-fired generators’ capital and operating costs and put upward pressure on the market price of energy. Because wind energy producers are price takers in energy markets, these legislative measures effectively serve to make the return on wind energy more attractive relative to other sources of generation.

We believe there is significant support in the U.S. to enact legislation that will attempt to reduce the amount of carbon dioxide produced by electrical generators. Although the ultimate form of legislation is still being debated, the two most likely alternatives are (i) a direct emissions tax or (ii) a cap-and-trade regime. We believe either of these alternatives would likely result in higher overall power prices, as the marginal cost of electricity in the U.S. is generally set by generation assets which burn fossil fuels such as oil, natural gas and coal and produce carbon dioxide. As a non-carbon emitter and a market price taker, we are positioned to benefit from these higher power prices.

Growth in the United States’ wind energy market has also been driven by state and federal legislation designed to encourage the development and deployment of renewable energy technologies. This support includes:

Renewable Portfolio Standards (RPS).  In response to the push for cleaner power generation and more secure energy supplies, many states have enacted RPS programs. These programs either require electric utilities and other retail energy suppliers to produce or acquire a certain percentage of their annual electricity consumption from renewable power generation resources or, as in the case of New York, designate an entity to administer the central procurement of REC for the state. Wind energy producers generate RECs due to the environmentally beneficial attributes associated with their production of electricity.

According to the Lawrence Berkeley National Laboratory’s Renewables Portfolio Standards in the United States April 2008 report, RPS programs at the state level have proliferated since the late 1990s and, as of the end of 2007, 29 states and the District of Columbia had adopted some form of RPS program. The report also indicates the District of Columbia and 25 of the 29 states have mandatory RPS requirements and combined, they represent 46% of total U.S. electrical load. A number of states including Arizona, California, Colorado, Minnesota, Nevada, New Jersey, New Mexico, Pennsylvania and Texas, have revised their programs to include higher targets since original adoption. The report adds that other states such as Missouri, North Dakota, Vermont and Virginia have adopted state goals, which set targets, not requirements, for certain percentages of total energy to be generated from renewable resources. In 2008, South Dakota and Utah also adopted RPS programs.

Almost every state that has implemented an RPS program will need considerable additional renewable energy capacity to meet its RPS requirements. We believe that much of the forecasted 50,000 megawatt installed wind capacity by 2015 will be driven by current and proposed RPS targets, along with additional demand from states without renewable standards.

According to the Emerging Growth Report 2008, these mandatory requirements, which are now in place in many states, are forcing electric utilities to be at the forefront of wind power development.

Renewable Energy Certificates (REC). A REC is a stand-alone tradable instrument representing the attributes associated with one megawatt hour of energy produced from a renewable energy source. These attributes typically include reduced air and water pollution, reduced greenhouse gas emissions and increased use of domestic energy sources. Many states use RECs to track and verify compliance with their RPS programs. Retail energy suppliers can meet the requirements by purchasing RECs from renewable energy generators, in addition to producing or acquiring the electricity from renewable sources. Under many RPS programs, energy providers that fail to meet RPS requirements are assessed a penalty for the shortfall, usually known as an alternative compliance payment. Because RECs can be purchased to satisfy the RPS requirements and avoid an alternative compliance payment, the amount of the alternative compliance payment effectively sets a cap on REC prices. In situations where REC supply is short, REC prices approach the alternative compliance payment, which in several states is approximately $50 to $59 per megawatt hour. As a result, REC prices can rival the price of energy and RECs can represent a significant additional revenue stream for wind energy generators.

Production Tax Credits (PTC). The PTC provides wind energy generators with a credit against federal income taxes, annually adjusted for inflation, for a duration of ten years from the date that the wind turbine is placed into service. In 2008, the PTC was $21 per megawatt hour. Wind energy generators with insufficient taxable income to benefit from the PTC may take advantage of a variety of investment structures to monetize the tax benefits.

The PTC was originally enacted as part of the Energy Policy Act of 1992 for wind parks placed into service after December 31, 1993 and before July 1, 1999. The PTC subsequently has been extended six times, but has been allowed to lapse three times (for periods of three, six and nine months) prior to retroactive extension. Currently, the PTC is scheduled to expire on December 31, 2012.  This expiration date reflects a three-year extension passed under the American Recovery and Reinvestment Act enacted in February 2009.

Accelerated Tax Depreciation. Tax depreciation is a non-cash expense meant to approximate the loss of an asset’s value over time and is generally the portion of an investment in an asset that can be deducted from taxable income in any given tax period. Current federal income tax law requires taxpayers to depreciate most tangible personal property placed in service after 1986 using the modified accelerated cost recovery system, or MACRS, under which taxpayers are entitled to use the 200% or 150% declining balance method depending on the class of property, rather than the straight line method. Under MACRS, a significant portion of wind park assets is deemed to have depreciable life of five years which is substantially shorter than the 15 to 25 year depreciable lives of many non-renewable power supply assets. In addition, the federal government has extended the rule regarding 50% additional first year bonus depreciation for assets placed in service by the end of 2009. This shorter depreciable life and the accelerated and bonus depreciation methods result in a significantly accelerated realization of tax depreciation for wind parks compared to other types of power projects. Wind energy generators with insufficient taxable income to benefit from this accelerated depreciation often monetize the accelerated depreciation, along with the PTCs, through forming a limited liability company with third parties.

American Recovery and Reinvestment Act of 2009 (the “Recovery Act”).   On February 13, 2009, Congress passed a stimulus package known as The American Recovery and Reinvestment Act of 2009 (the “Recovery Act”).  The Recovery Act has the potential to substantially impact the market for renewable energy initiatives. Approximately $40 billion in spending was appropriated for clean energy initiatives and an additional $20 billion is estimated for new and modified tax incentives. According to a discussion at Windustry.org, the Recovery Act’s goal opens up new sources of funding for renewable energy at a time when the wind energy industry is set for even more growth.  The Recovery Act contains a number of provisions that focus on the growth of the wind industry.  Some of the pertinent provisions of the Recovery Act include the following: (i) three-year extension of the federal wind energy production tax credit (PTC) so that eligible projects placed in service by the end of 2012 will qualify for the credit; (ii) option for a thirty percent (30%) investment tax credit (ITC) instead of the PTC; (iii) option to convert the ITC into a grant for wind projects placed in service before 2013; (iv)  eliminates the dollar cap on residential small wind and solar for ITC purposes, and (v) additional loan guarantees, bonds and tax incentives.   These programs enacted under the Recovery Act allow community wind farms, such as our Company, to take advantage of these funding opportunities.

Per Windindustry.org, wind facilities that qualify for the PTC can now make an irrevocable decision to take 30% ITC in lieu of the PTC.  In order to do so, the project must be placed into service by December 31, 2012, and the PTC will no longer be available for the project.  This has the potential to attract more investors who may not have enough passive activity income to realize the PTC.  Which credit a taxpayer uses will depend upon an analysis of the project revenue and cost projections as well as analysis of the investor tax appetite.

Further, if the project qualifies for the PTC or the ITC and is placed into service between 2009-2010 (or it begins construction at the time and is place into service before 2013), the project can choose to apply to the Treasury Department for a cash grant that is equal to 30% of the qualified costs of the project.  This cash grant is in lieu of both the PTC and ITC.  This means the value of the ITC can be realized, even if the taxpayer cannot take advantage of the credit.  The rules and application guidelines for this program are currently being established by the Department of Energy.  We believe that the cash grant program will allow us to enhance our ability to attract equity investors for our community wind projects.

The Recovery Act removes the $4,000 cap on small wind credit so taxpayers can now take the full 30% credit for a qualified small wind system.  It also provides for an additional $1.6 billion for Clean Renewable Energy Bonds (CREBs) that are used to finance renewable energy.  Previously, these bonds have been given at 0% interest rate, and the bondholder receives a tax credit in lieu of bond interest.

The Department of Energy received an extension of its authority to provide loan guarantees for qualified technologies under Title XVII of the federal Energy Policy Act of 2005 and an additional $6 billion for this program.  Eligible technologies include electricity-generating renewable energy projects.

Employees

As of September 25, 2009, we employed 17 full-time employees and no part-time employees, excluding employees and consultants of any affiliated companies that are not at least 50%-owned subsidiaries of ours. None of our employees is subject to a collective bargaining agreement and we believe that relations with our employees are very good. We also frequently use third-party consultants to assist in the completion of various projects. Third parties are instrumental to us in keeping the construction and development of projects on time and on budget.

Facilities

Our corporate office is located at 996 190th Avenue, Woodstock, Minnesota 56186.  We own and occupy approximately 2,000 square feet of office and storage space in a barn-type structure at this site.  The building is constructed on land subject to a ground lease with Kas Brothers, relatives of an employee of our company. In consideration of the ground lease, we pay the real property taxes for the land leased to us. Rent expense was $6,500 in 2008. We own a 5,300 square foot commercial building located at 1502 17th Street SE, Pipestone, Minnesota 56164 that houses the operations of our NextGen subsidiary.   In addition to operations of our NextGen subsidiary, we also utilize such commercial space for production, warehousing and general and administrative purposes.  We also have one employee operating out of a shared office location in Chicago, Illinois with only nominal rent expense to us.  Two other employees maintain suitable home office arrangements without charge to us.

Legal Proceedings

We are not party to any legal proceedings, nor are we aware of any contemplated or pending legal proceedings against us.

MANAGEMENT

Executive Officers and Directors

The following table shows the positions held by our board of directors and executive officers, and their ages as of March 31, 2009:

Name	Age	Position
Daniel J. Juhl	58	Chairman of the Board of Directors and Chief Executive Officer

John P. Mitola	43	President and Director

John J. Brand	52	Chief Financial Officer

Edward C. Hurley	55	Director

General Wesley Clark (ret.)	64	Director

The principal occupations for the past five years (and, in some instances, for prior years) of each of our directors and executive officers are as follows:

Daniel J. Juhl became our Chairman of the Board and Chief Executive Officer on June 24, 2008, and had served as President of Juhl Energy since September 2007 and DanMar since January 1989. Mr. Juhl has been involved in the wind power industry for more than 30 years. He has experience in the design, manufacture, maintenance and sale of wind turbines. He also provides consulting services in the wind power industry helping farmers develop wind projects that qualify for Minnesota’s renewable energy production incentives. Mr. Juhl has been involved in the development of about 1,500 megawatts of wind generation in his more than 30 years of experience in the field. He has served as the chief technology officer of Next Generation Power Systems, Inc. from October 2005 until the present. He has been the principal consultant for wind energy projects to Edison Capital, John Deere Capital, Vestas, EWT, Suzlon Turbine Manufacturing, and various public and private utilities throughout the United States and Canada. He has appeared before numerous state and federal governmental bodies advocating wind power and community-based energy development on behalf of landowners, farmers and ranchers. Mr. Juhl wrote the popular wind energy reference guidebook, “Harvesting Wind Energy as a Cash Crop.”

John P. Mitola became our President and a member of our board of directors on June 24, 2008, and had served in similar positions with Juhl Energy since April 2008. Mr. Mitola has more than 20 years of experience in the energy and environmental industries, real estate development, venture capital, engineering and construction. He has been a managing partner with Kingsdale Capital International, a private equity and capital advisory firm that specialized in merchant banking, leveraged buyouts and corporate finance, since August 2006. Mr. Mitola currently serves as Chairman of the Illinois Toll Highway Authority, having been appointed to chair the state authority by the Governor of Illinois to serve two terms starting in March 2003.  The Illinois State Toll Highway Authority is one of the largest agencies in Illinois and is one of the largest transportation agencies in North America with a $600 million annual operating budget and a $6.3 billion capital program, operating over 274 miles of roadway serving the Chicago metro region.

Most recently, Mr. Mitola was Chief Executive Officer and a director of Electric City Corp., a publicly-held company that specialized in energy efficiency systems, where he served from January 2000 to February 2006. Prior to his role at Electric City, Mr. Mitola was vice president and general manager of Exelon Thermal Technologies, a subsidiary of Exelon Corp. that designed and built alternative energy systems, from March 1997 to December 1999. Prior to serving as its general manager, Mr. Mitola served in various leadership roles at Exelon Thermal Technologies from January 1990 until his move to Electric City Corp. in January 2000.  Mr. Mitola is also a member of the board of directors of publicly-traded companies Composite Technology Corp. and IDO Security Inc.  He is a member of the American Society of Heating, Refrigerating and Air-Conditioning Engineers, and the Association of Energy Engineers. His community affiliations include membership in the Economic Club of Chicago, City Club of Chicago, Union League Club and the governing board of the Christopher House Board of Directors. He is also a member of the boards of Scholarship Chicago, the Illinois Council Against Handgun Violence and the Illinois Broadband Development Council. Mr. Mitola received his B.S. degree in engineering from the University of Illinois at Urbana-Champaign and J.D. degree from DePaul University College of Law.

 John J. Brand became our Chief Financial Officer on January 26, 2009.  Immediately prior to joining Juhl Wind, and since 2002, Mr. Brand served as the Chief Financial Officer of CMS Direct, Inc.  Mr. Brand is a former certified public accountant. He has also held Chief Financial Officer and division controllership positions in both public and private companies in technology, business services and energy-related businesses. In addition, Mr. Brand has 14 years of audit and tax experience in public accounting firms, including Grant Thornton. Mr. Brand earned a B.S. in Accounting from St. Cloud State University.

Edward C. Hurley became a director of our company in July 2008 following our reverse public offering transaction.  Mr. Hurley currently serves as Of Counsel to the law firm of Chico & Nunes, P.C., which position he has held since January, 2007.  During more than 13 years of service at the Illinois Commerce Commission (“ICC”), the agency that regulates public utilities in Illinois, Mr. Hurley served as the agency’s Chairman,  a Commissioner and an Administrative Law Judge. As the ICC’s chairman, Mr. Hurley oversaw the work of nearly 300 employees and a budget of $128 million. During his tenure at the ICC, Mr. Hurley was a decision-maker involved in resolving the most complex issues impacting Illinois businesses governed by the ICC, including the deregulation of electric energy markets, process for procurement of electricity by electric utilities, and mergers and acquisitions of telecommunications, electric and natural gas utilities.  Immediately prior to joining Chico & Nunes, P.C., Mr. Hurley served as the Special Director of the Office of Emergency Energy Assistance for the State of Illinois. In this role, Mr. Hurley was responsible for the successful implementation of the “Keep Warm Illinois” and “Keep Cool Illinois” Campaigns that were driven by anticipated increases in the costs of natural gas and electricity.

General Wesley Clark (ret.) became a director of our company in January 2009.  General Clark has enjoyed a distinguished career that began with his graduation from West Point as first in his class. In 1966, he was awarded a Rhodes scholarship to Oxford University, where he earned a Masters in Politics, Philosophy and Economics. During thirty-four years of service in the United States Army, Wesley Clark rose to the rank of four-star general as NATO’s Supreme Allied Commander, Europe. After his retirement in July 2000, he became an investment banker, author, commentator and businessman. In August 2000, General Clark was awarded the Presidential Medal of Freedom, the nation’s highest civilian honor. In 2003, he was also a candidate for the Democratic nomination for the U.S. Presidency. From July 2000 to February 2003, he was a consultant to and then the Managing Director of the Stephens Group Inc., a private investment bank. Since March 2003, he has been the Chairman and Chief Executive Officer of Wesley K. Clark & Associates, a business services and development firm based in Little Rock, Arkansas. In February 2006, General Clark joined Rodman & Renshaw Holdings, LLC, which controls Rodman & Renshaw, LLC, as Chairman of the Board and as a member of their Advisory Board. General Clark also serves on the boards of directors of AMG Advanced Metallurgical Group N.V., Argyyle Security, Inc., CVR Energy Inc., NutraCea Inc. and Prysmian S.P.A.

All directors hold office until the next annual meeting of stockholders and the election and qualification of their successors. Officers are elected annually by the board of directors and serve at the discretion of the board.

We have agreed with Vision Opportunity Master Fund, the lead investor in the 2008 private placement, to nominate to our board of directors an independent and industry-qualified director selected by it, and reasonably acceptable to us, to serve as a director for at least three years after the closing of the share exchange transaction and 2008 private placement. We have also agreed to cause such director to be appointed to the audit or compensation committee of our board, when established.

Board Committees

We have not previously had an audit committee, compensation committee or nominations and governance committee, nor have we taken any steps to create such committees as of March 31, 2009. In 2009, our board of directors expects to create such committees, in compliance with established corporate governance requirements. Currently, Mr. Hurley and General Clark are our only “independent” directors, as that term is defined under Nasdaq rules and by the regulations of the Securities Exchange Act of 1934.

Audit Committee. We plan to establish an audit committee of the board of directors. The audit committee’s duties would be to recommend to the board of directors the engagement of independent auditors to audit our financial statements and to review our accounting and auditing principles. The audit committee would review the scope, timing and fees for the annual audit and the results of audit examinations performed by the internal auditors and independent public accountants, including their recommendations to improve the system of accounting and internal controls. The audit committee would at all times be composed exclusively of directors who are, in the opinion of the board of directors, free from any relationship which would interfere with the exercise of independent judgment as a committee member and who possess an understanding of financial statements and generally accepted accounting principles.

Compensation Committee. We plan to establish a compensation committee of the board of directors. The compensation committee would review and approve our salary and benefits policies, including compensation of executive officers. The compensation committee would also administer our proposed Incentive Compensation Plan, and recommend and approve grants of stock options, restricted stock and other awards under that plan.

Nominations and Governance Committee. We plan to establish a nominations and governance committee of the board of directors. The purpose of the nominations and governance committee would be to select, or recommend for our entire board’s selection, the individuals to stand for election as directors at the annual meeting of stockholders and to oversee the selection and composition of committees of our board. The nominations and governance committee’s duties would also include considering the adequacy of our corporate governance and overseeing and approving management continuity planning processes.

Indebtedness of Directors and Executive Officers

None of our directors or executive officers or their respective associates or affiliates is indebted to us.

Family Relationships

There are no family relationships among our directors and executive officers.

Legal Proceedings

As of the date of this prospectus, there is no material proceeding to which any of our directors, executive officers, affiliates or stockholders is a party adverse to us.

2008 Incentive Compensation Plan

On June 16, 2008, our board of directors and holders of a majority of our outstanding shares of common stock adopted and approved a new 2008 Incentive Compensation Plan, which our board ratified on June 24, 2008.  The purpose of our Incentive Compensation Plan is to provide stock options, stock issuances and other equity interests to employees, officers, directors, consultants, independent contractors, advisors and other persons who have made or are expected to make contributions to our company.

Administration.  Our Incentive Compensation Plan is to be administered by our Compensation Committee, provided, however, that except as otherwise expressly provided in the plan, the committee may delegate some or all of its power or authority to our President, Chief Executive Officer or other executive officer. Subject to the terms of our plan, the committee is authorized to construe and determine the stock option agreements, other agreements, awards and the plan, prescribe, amend and rescind rules and regulations relating to the plan and awards, determine acceleration of vesting schedules or award payments and forfeitures, determine terms and provisions of stock options agreements (which need not be identical), grant awards for performance goals and option awards and stock appreciation rights based upon a vesting schedule and correct defects, supply omissions or reconcile inconsistencies in the plan or any award thereunder, and make all other determinations as the committee may deem necessary or desirable for the administration and interpretation of our plan.

Eligibility.   The persons eligible to receive awards under our Incentive Compensation Plan are the employee, officers, directors, consultants, independent contractors and advisors of our company or any parent or subsidiary of our company and other persons who have made or are expected to make contributions to our company.

Types of Awards.   Our Incentive Compensation Plan provides for the issuance of stock options, incentive stock options, restricted compensation shares, restricted compensation share units, stock appreciation rights (or SARs), performance shares, award shares and other stock-based awards.   Performance share awards entitle recipients to acquire shares of common stock upon the attainment of specified performance goals within a specified performance period, as determined by the committee.

Shares Available for Awards; Annual Per-Person Limitations.  Subject to certain recapitalization events described in our plan, the aggregate number of shares of common stock that may be issued pursuant to our Incentive Compensation Plan at any time during the term of the plan is 2,897,111 shares.  If any award expires, or is terminated, surrendered or forfeited, the common stock covered by such award will again be available for the grant of awards under our plan. No participant may be granted awards during a fiscal year to purchase more than 30,000 shares of common stock subject to recapitalization events.

Stock Options and Stock Appreciation Rights.   The committee is authorized to grant stock options, including both incentive stock options (or ISOs), and non-qualified stock options, restricted compensation shares, restricted compensation share units, stock appreciation rights, performance shares and award shares. The terms and conditions of awards under the plan including number of shares covered, exercise price per share and term are determined by the committee, but in the case of an ISO, the exercise price must not be less than the fair market value of a share of common stock on the date of grant. For purposes of our Incentive Compensation Plan, if at the time of a grant, our company’s common stock is publicly traded, the term “fair market value” means (i) if listed on an established stock exchange or national market system, the last reported sales price or the closing bid if no sales were reported on such exchange or system, or (ii) the average of the closing bid and asked prices last quoted by an established quotation service for over-the-counter securities if the common stock is not reported on a national market system. In the absence of an established market for our common stock, the fair market value shall be determined in good faith by the committee.  The number of shares covered by each option or stock appreciation right, the times at which each option or stock appreciation right will be exercisable, and provisions requiring forfeiture of unexercised options or stock appreciation rights at or following termination of employment generally are fixed by the committee, except that no option or stock appreciation right may have a term exceeding ten years. The committee also determines the terms and conditions of restricted compensation shares, restricted compensation share units, performance shares, award shares and other stock-based awards under our plan.

Restricted Compensation Shares and Restricted Compensation Share Units.   The committee is authorized to grant restricted compensation shares and restricted compensation shares units. An award of restricted compensation shares is a grant which entitles recipients to acquire shares of common stock subject to restrictions on transfer and which may be forfeited if all specified employment, vesting and/or performance conditions as determined by the committee are not met. An award of restricted compensation share units confers upon a recipient the right to acquire, at some time in the future, restricted compensation shares, subject to forfeiture if all specified award conditions as determined by the committee are not met

Performance Shares and Award Shares.   The committee is authorized to grant awards entitling recipients to acquire shares of common stock upon the attainment of specified performance goals and grant awards entitling recipients to acquire shares of common stock subject to such terms, restrictions, conditions, performance criteria, vesting requirements and payment needs as determined by the committee, subject to such other terms as the committee may specify.

Other Stock-Based Awards.  The committee is authorized to grant other awards based upon the common stock having such terms and conditions as the committee may determine including, without limitation, the grant of securities convertible into common stock and the grant of phantom stock awards or stock units.

Performance Goals and Other Criteria.   The committee shall establish objective performance goals for participants or groups of participants for performance-based awards under the plan excluding options and stock appreciation rights. With respect to participants who are “covered employees” (within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended), an award other than an option or a stock appreciation right may be based only on performance factors that are compliant with applicable regulations.

Other Terms of Awards.   Options may be exercised by written notice of exercise to us by way of cashless exercise, settlement of which shall be made solely in cash. Unless otherwise determined by the committee, awards may not be transferred except by will or the laws of descent and distribution and, during the life of the participant, may be exercisable only by the participant. However, except as the committee may otherwise determine, nonstatutory options and restricted compensation shares may be transferred pursuant to a qualified domestic relations order (as defined by ERISA) or pursuant to certain estate-planning vehicles. To the extent not inconsistent with the plan or applicable law, the committee may include additional provisions in awards such as, among other things, restrictions on transfer, commitments to pay cash bonuses and guaranty loans. The committee shall determine the effect on awards of disability, death, retirement, leave of absence or other change in participant status. We have the right to deduct applicable taxes from payments to award recipients. Participants have no right to continued employment or other relationship with us, and subject to award provisions, participants have no rights as stockholders of our company until becoming record stockholders.

Acceleration or Extension of Vesting; Change in Control. The committee may, in its discretion, accelerate the dates on which all or any particular option or award under the plan may be exercised and may extend the dates during which all or any particular option or award under the plan may be exercised or vest. In the case of a “change in control” of our company, as defined in our Incentive Compensation Plan, we will take one or a combination of the following actions: (a) make appropriate provision for the continuation or assumption of the awards; (b) acceleration of exercise or vesting of the awards; (c) exchange of the awards for the right to participate in a benefit plan of a successor; (d) repurchase of awards; or (e) termination of awards immediately prior to a change in control.

Amendment and Termination. The board of directors may amend, suspend or terminate our Incentive Compensation Plan provided, however, that no amendment may be made without stockholder approval if such approval is necessary to comply with any applicable law, rules or regulations. Our plan became effective upon the date it was adopted by the committee and approved by our stockholders, and no awards may be granted under the plan after the completion of then years thereafter. Awards previously granted may extend beyond that date.

Section 16(a) Beneficial Ownership Reporting Compliance

We do not have securities registered under Section 12 of the Exchange Act and, accordingly, our directors, officers and affiliates are not required to file reports under Section 16(a) of the Exchange Act.

Code of Ethics

Our board of directors has adopted a code of ethics, which applies to all our directors, officers and employees.  Our code of ethics is intended to comply with the requirements of Item 406 of Regulation S-K.

Our code of ethics is posted on our Internet website at www.juhlwind.com.  We will provide our code of ethics in print without charge to any stockholder who makes a written request to our General Counsel at Juhl Wind, Inc., 996 190th Avenue, Woodstock, Minnesota 56186.  Any waivers of the application, and any amendments to, our code of ethics must be made by our board of directors.  Any waivers of, and any amendments to, our code of ethics will be disclosed promptly on our Internet website, www.juhlwind.com.

Executive Compensation

The following table sets forth, for the most recent two fiscal years, all cash compensation paid, distributed or accrued, including salary and bonus amounts, for services rendered to us by our Chief Executive Officer and three other executive officers in such year who received or are entitled to receive remuneration in excess of $100,000 during the stated period and any individuals for whom disclosure would have been made in this table but for the fact that the individual was not serving as an executive officer at December 31, 2008:

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary $	Bonus $	Stock Awards $	Option Awards $		Non- Equity Incentive Plan Compen- sation $	Nonqualified Deferred Compen- sation Earnings $	All Other Compen- sation $	Totals $
Daniel J. Juhl, Chairman and Chief	2008	147,130	—	—	—		—	—	—	147,130
Executive Officer	2007	74,400	—	—	—		—	—	—	74,400

John P. Mitola, (1)	2008	153,330	—	—	92,107	(4)	—	—	—	245,437	(4)
President	2007	—	—	—	—		—	—	—	—

Jeffrey C. Paulson (2) General Counsel, Vice	2008	—	—	—	—		—	—	—	—
President, Secretary	2007	—	—	—	—		—	—	—	—

Cory Heitz (3) Former Director, Chief Executive Officer, Principal Financial Officer and Principal	2008	—	—	—	—		—	—	—	—
Accounting Officer	2007	—	—	—	—		—	—	—	—

(1)	Mr. Mitola joined Juhl Energy in April 2008.

(2)	Mr. Paulson was removed as our General Counsel, Vice President and Secretary on March 24, 2009.

(3)	Mr. Heitz resigned as an officer and director of our company on June 24, 2008.

(4)
The determination of value of option awards is based upon the Black-Scholes Option pricing model, details and assumptions of which are set out in our financial statements included in this annual report. The amounts represent annual amortization of fair value of stock options granted to the named executive officer.

The aggregate amount of benefits in each of the years indicated did not exceed the lesser of $50,000 or 10% of the compensation of any named officer.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Daniel J. Juhl	—	—	—	—	—	—	—		—	—
John P. Mitola	2,500	507,500	—	$1.00	06/24/2018	507,500	1,015,000	(1)	—	—
Jeffrey C. Paulson(2)	—	—	—	—	—	—	—		—	—
Cory Heitz	—	—	—	—	—	—	—		—	—

(1)	The market value of shares with respect to options that have not vested are valued using $2.00 per share, the average bid/ask price.

(2)	Mr. Paulson was removed as our General Counsel, Vice President and Secretary on March 24, 2009.

Compensation of Directors

Directors are expected to timely and fully participate in all regular and special board meetings, and all meetings of committees on which they serve.  We compensate directors through stock options granted under our 2008 Incentive Compensation Plan and an annual cash stipend.

On January 14, 2009, General Wesley K. Clark was appointed as a director to serve under the terms of a letter agreement between us and General Clark dated January 13, 2009.  The letter agreement provides for, among other things, annual cash compensation of $10,000, a grant of options to purchase 10,000 shares of our common stock, $1,500 per day compensation while conducting company business and expense reimbursement during his term of office.  In January 2009, we granted General Clark stock options to purchase 10,000 shares of common stock at $2.11 per share.  In addition, on June 29, 2009, we granted General Clark options to purchase 500,000 shares of our common stock outside of our 2008 Incentive Compensation Plan at $2.00 per share, with 166,666 options immediately exercisable, 166,667 options vesting on June 29, 2010 and 166,667 options vesting on June 29, 2011.

The table below summarizes the compensation that we paid to non-management directors for the fiscal year ended December 31, 2008 and 2007.

Director Compensation

Name	Year	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)		Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Edward C. Hurley	2008	—	—	4,080	(1)	—	—	—	—
	2007	—	—	—		—	—	—	—

(1)
The determination of value of option awards is based upon the Black-Scholes Option pricing model, details and assumptions of which are set out in our financial statements included in this annual report. The amounts represent annual amortization of fair value of stock options granted to the named director.

Employment Agreements

On June 7, 2008, Juhl Energy entered into an Executive Employment Agreement with Daniel J. Juhl (the “Juhl Employment Agreement”). Under the Juhl Employment Agreement, which was assigned to us at the closing of the share exchange transaction, we will employ Mr. Juhl as Chief Executive Officer for a term beginning on the closing date of the share exchange transaction and ending on December 31, 2011. Mr. Juhl’s monthly salary during the three and a half years of the employment agreement will be $14,583 from June 24, 2008, $16,667 from June 24, 2009 and $18,750 from June 24 ,2010, respectively. We will pay Mr. Juhl an annual performance bonus of a maximum of his annual salary upon reaching certain goals established by the board of directors. The performance bonus is conditioned upon (a) profitable operation of our company for the full year for which the bonus is to be paid and (b) minimum revenue growth during the year for which the bonus is to be paid as established by the board and set for 2008 and 2009 at $4.9 million and $8.9 million, respectively. Mr. Juhl receives an automobile allowance of $750 per month and other employee benefits provided to similarly-situated employees. In the event Mr. Juhl terminates his employment for good reason, he will receive severance compensation in the amount equal to 90 days’ pay.

On June 7, 2008, Juhl Energy entered into an Executive Employment Agreement with John P. Mitola (the “Mitola Employment Agreement”). Under the Mitola Employment Agreement, which was assigned to us at the closing of the share exchange transaction, we will employ Mr. Mitola as President for a term beginning on the closing date of the share exchange transaction and ending on December 31, 2011. Mr. Mitola’s monthly salary during the three and a half years of the employment agreement will be $14,583 from April 1, 2008, $16,667 from June 24, 2009 and $18,750 from June 24, 2010, respectively. We will pay Mr. Mitola an annual performance bonus of a maximum of his annual salary upon reaching certain goals established by the board of directors. The performance bonus is conditioned upon (a) profitable operation of our company for the full year for which the bonus is to be paid and (b) minimum revenue growth during the year for which the bonus is to be paid as established by the board and set for 2008 and 2009 at $4.9 million and $8.9 million, respectively. Mr. Mitola received stock options to purchase 500,000 shares of our common stock exercisable at $1.00 per share, which options vest in three increments of one-third each upon completion of each year of employment. Mr. Mitola receives an automobile allowance of $750 per month and other employee benefits provided to similarly-situated employees. In the event Mr. Mitola terminates his employment for good reason, he will receive severance compensation in the amount equal to 90 days’ pay.

On January 26, 2009, our board of directors appointed John J. Brand as our Chief Financial Officer.  On August 13, 2009, we entered into an Executive Employment Agreement with Mr. Brand pursuant to which we agreed to employ Mr. Brand as our Chief Financial Officer through December 31, 2011.  The employment agreement provides that Mr. Brand’s initial monthly salary will be $10,417 and will increase to $12,500 based on the occurrence of certain business events.  We have also agreed to pay Mr. Brand an annual performance bonus of a maximum of his annual salary upon reaching certain goals established by senior management and approved by the board of directors.  In connection with his employment agreement, Mr. Brand also received, in addition to an existing stock option grant in January 2009 to purchase an aggregate of 100,000 shares of our common stock exercisable at $1.95 per share according to the following vesting schedule:  25,000 shares on January 26, 2009; 25,000 shares on July 26, 2009; 25,000 shares on January 26, 2010; and 25,000 shares on July 26, 2010, an additional stock option grant to purchase an aggregate of 150,000 shares of our common stock exercisable at the closing price per share on August 13, 2009 with such options vesting over four years beginning September 1, 2009 through September 1, 2012.  Mr. Brand will receive an automobile allowance of $750 per month and other employee benefits provided to similarly-situated employees.  In the event Mr. Brand terminates his employment for good reason as defined within the agreement, he will receive severance compensation in the amount equal to 90 days’ pay.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the number of shares of our common stock beneficially owned on September 22, 2009, by:

•	each person who is known by us to beneficially own 5% or more of our common stock,

•	each of our directors and executive officers, and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.  Shares of our common stock which may be acquired upon exercise of stock options or warrants which are currently exercisable or which become exercisable within 60 days after the date indicated in the table are deemed beneficially owned by the optionees.  Subject to any applicable community property laws, the persons or entities named in the table above have sole voting and investment power with respect to all shares indicated as beneficially owned by them.

Name (1)	Number of Shares Beneficially Owned (2,11)		Percentage of Shares Beneficially Owned (3)
5% Stockholders:

Vision Opportunity Master Fund, Ltd.	12,050,676	(4,11)	38.5%

Greenview Capital, LLC	3,047,835	(5,11)	14.0%

Daybreak Special Situations Master Fund, Ltd.	3,047,835	(6,11)	14.0%

Executive Officers and Directors:

Daniel J. Juhl	14,000,000	(7)	67.1%

John P. Mitola	1,423,743	(8)	6.4%

John J. Brand	87,500	(9)	*

Edward C. Hurley	7,076	(10)	*

General Wesley Clark (ret.)	176,130	(12)	*

All executive officers and directors as a group (5 persons)	15,694,449		73.7%

*	Less than 1% of outstanding shares.

(1)	Other than the 5% Stockholders listed below, the address of each person is c/o Juhl Wind, Inc., 996 190th Avenue, Woodstock, Minnesota 56186.

(2)
Unless otherwise indicated, includes shares owned by a spouse, minor children and relatives sharing the same home, as well as entities owned or controlled by the named person. Also includes shares if the named person has the right to acquire those shares within 60 days after September 22, 2009, by the exercise or conversion of any warrant, stock option or convertible preferred stock. Unless otherwise noted, shares are owned of record and beneficially by the named person.

(3)
The calculation in this column is based upon 20,874,318 shares of common stock outstanding on September 22, 2009. The shares of common stock underlying warrants, stock options and convertible preferred stock are deemed outstanding for purposes of computing the percentage of the person holding them but are not deemed outstanding for the purpose of computing the percentage of any other person.

(4)
Consists of (a) 1,651,926 shares of common stock currently held by Vision Opportunity Master Fund, (b) 4,560,000 shares of common stock issuable upon the conversion of Series A convertible preferred stock and (c) 5,838,750 shares of common stock issuable upon the conversion of Series B convertible preferred stock. Adam Benowitz is the Portfolio Manager of Vision Capital Advisors, LLC, the investment manager of Vision Opportunity Master Fund, Ltd., which is the registered holder of the securities.  Mr. Benowitz, as the Managing Member of Vision Capital Advisors, LLC and the Director of Vision Opportunity Master Fund, has voting and dispositive power over the securities owned by Vision Opportunity Master Fund. The preferred stock is subject to the ownership limitation detailed in Note 11 below. The address for Vision Opportunity Master Fund, Ltd. is c/o Ogier Fiduciary Services (Cayman) Limited, Queensgate House, 113 South Church Street, P.O. Box 1234, Grand Cayman KY1-1108, Cayman Islands.

(5)
Consists of (a) 1,912,500 shares of common stock owned by Greenview Capital, LLC and its individual members (John Prinz and Gene Maher), (b) 235,121 shares of common stock currently held by Daybreak Special Situations Master Fund, an affiliate of Greenview Capital, LLC, (c) 260,000 shares of common stock issuable upon the conversion of Series A convertible preferred stock held by Daybreak Special Situations Master Fund, and (d) 640,214 shares of common stock issuable upon the conversion of Series B convertible preferred stock held by Daybreak Special Situations Master Fund. The preferred stock is subject to the ownership limitation detailed in Note 11 below. Larry Butz as Managing Partner of Daybreak Capital Management LLC, the investment advisor to Daybreak Special Situations Master Fund, Ltd., has voting and dispositive power over the shares held by Daybreak Special Situations Master Fund, Ltd.  Mr. Butz, as Managing Partner of Daybreak Capital Management LLC , may be deemed to beneficially own the shares of common stock held by Daybreak Special Situations Master Fund, Ltd.  Each of Daybreak Capital Management LLC and Mr. Butz disclaim beneficial ownership of such shares.  Daybreak Capital Management LLC is an affiliate of Greenview Capital LLC, and the beneficial ownership figures, before and after the offering, includes shares beneficially owned by Greenview Capital.  The address for Greenview Capital, LLC is 100 E. Cook Road, Suite 101, Libertyville, Illinois 60048.

(6)
Consists of (a) 1,912,500 shares beneficially owned by Greenview Capital, LLC, an affiliate of Daybreak Special Situations Master Fund, and its individual members (John Prinz and Gene Maher), (b) 235,121 shares of common stock, (c) 260,000 shares of common stock issuable upon the conversion of Series A convertible preferred stock and (d) 640,214 shares of common stock issuable upon the conversion of Series B convertible preferred stock. The preferred stock is subject to the ownership limitation detailed in Note 11 below. The address for Daybreak Special Situations Master Fund, Ltd. is 100 E. Cook Road, Suite 100, Libertyville, Illinois 60048.

(7)
Includes 3,500,000 shares of common stock held by Mary Juhl, Mr. Juhl’s spouse, and 7,000,000 shares held by the Juhl Family Limited Partnership, a Delaware limited partnership in which Mr. Juhl is the general partner.

(8)
Includes (a) 125,000 shares held by the Mitola Family Limited Partnership, a Delaware limited partnership in which Mr. Mitola is the general partner and (b) 173,743 shares of common stock issuable upon the exercise of stock options exercisable within 60 days.

(9)	Consists of shares of common stock issuable upon the exercise of stock options exercisable within 60 days.

(10)	Consists of shares of common stock issuable upon the exercise of stock options exercisable within 60 days.

(11)
Vision Opportunity Master Fund and Daybreak Special Situations Master Fund each hold Series A convertible preferred stock and Series B convertible preferred stock that is convertible into shares of common stock. The agreement with respect to which these stockholders purchased our Series A convertible preferred stock (and the Certificate of Designation of the Series B convertible preferred stock) contains a limitation of 9.9% (a so-called “blocker”) on the number of shares such stockholders may beneficially own at any time. The 9.9% ownership limitation, however, does not prevent a stockholder from selling some of its holdings and then receiving additional shares.  In this way, a stockholder could sell more than the 9.9% ownership limitation while never holding more than this limit. These numbers do not reflect the 9.9% ownership limitation.

(12)	Consists of (i) 5,300 shares of common stock and (ii) 170,830 shares of common stock issuable upon the exercise of stock options exercisable within 60 days.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Prior to the closing of the share exchange transaction, Daniel J. Juhl, our Chairman and Chief Executive Officer, and John P. Mitola, our President and then Chief Financial Officer, engaged in certain transfers of equity for estate planning and corporate purposes. The historical ownership of DanMar and Juhl Energy, which are now our wholly-owned subsidiaries, and the ownership immediately prior to the closing of the share exchange transaction were as follows:

DanMar & Associates, Inc. - Pursuant to the pre-incorporation subscription agreement of DanMar, Daniel J. Juhl and Mary Juhl, his spouse, each subscribed to 500 shares of common stock at $1.00 per share of common stock.  On June 12, 2008, Daniel J. Juhl and Mary Juhl each assigned 250 shares of common stock of DanMar, with an approximate value, prior to any applicable discounts, of $1,700 per share (an approximate aggregate value of $425,000 each), to the Juhl Family Limited Partnership.

Juhl Energy Development, Inc. - Upon formation of Juhl Energy, Daniel J. Juhl held 1,000 shares of common stock of Juhl Energy, as the sole shareholder.  Prior to June 7, 2008, Mr. Juhl assigned 450 shares of common stock of Juhl Energy with an approximate value, prior to any applicable discounts, of $500 per share (an approximate aggregate value of $225,000), to Mary Juhl, his spouse.  On June 7, 2008, Daniel J. Juhl transferred 100 shares of common stock of Juhl Energy to John P. Mitola for an agreed upon purchase price of $60,000, which Mr. Mitola paid through a promissory note to Mr. Juhl.   On June 12, 2008, Daniel J. Juhl and Mary Juhl each assigned 225 shares of common stock of Juhl Energy with an approximate value, prior to any applicable discounts, of $600 per share (an approximate aggregate value of $135,000 each) to the Juhl Family Limited Partnership.  On June 19, 2008, Mr. Mitola assigned 10 shares of Juhl Energy, with an approximate value, prior to any applicable discounts, of $600 per share (an approximate aggregate value of $6,000), to the Mitola Family Limited Partnership.

Simultaneously with the closing of the share exchange transaction between MH & SC, Juhl Energy and DanMar, Cory Heitz, the then principal stockholder, director and chief executive officer of MH & SC prior to the share exchange transaction, received all of the outstanding membership interests of My Health & Safety Supply Company, LLC, an Indiana limited liability company, in full satisfaction of advances made by Mr. Heitz to MH & SC in the principal amount of $121,000, plus accrued but unpaid interest. MH&SC was the holding company for My Health & Safety Supply Company, LLC.  My Health & Safety Supply Company, LLC was the only operating subsidiary of MH&SC.  The sale of My Health & Safety Supply Company, LLC was a condition of the share exchange transaction.

Effective January 1, 2008, the net assets of $5,438 of Community Wind Development Group, a Minnesota corporation with whom Dan Juhl had a 25% ownership interest, were contributed to us for nominal consideration. We recorded the net asset amount as a contribution to capital.

On October 31, 2008, we acquired all of the outstanding shares of common stock of Next Generation Power Systems, Inc, in exchange for an aggregate purchase price of $322,500 payable by delivery of an aggregate of 92,143 shares of our common stock allocated among certain of the NextGen selling stockholders. The purchase price included repayment of a stockholder note payable from NextGen to certain selling stockholders. The purchase transaction also included our purchase of a commercial building located in Pipestone, Minnesota for a purchase price of $144,000 payable by delivery of an aggregate of 41,070 shares of our common stock allocated among certain individuals (who are also the NextGen selling stockholders). The purchase transaction also included assumption of certain liabilities of NextGen including a note payable to Merchant’s Bank, but excluded the stockholder notes, which the stockholders of NextGen agreed to contribute to equity. NextGen is now our wholly-owned subsidiary and focuses on renewable energy design and advanced conservation technologies related to community-scaled renewable energy systems such as wind turbines.  Dan Juhl, a director, officer and beneficial owner of Juhl Wind, Inc. was also a shareholder of Next Generation Power Systems, Inc.  In a related transaction, we purchased a commercial building in Pipestone, Minnesota from six individuals, one of whom was Mr. Juhl.  See notes to the financial statements for a description of these transactions.  The consideration paid in the purchase transaction was determined as a result of arm’s-length negotiations between us, NextGen and the NextGen selling stockholders. Daniel J. Juhl, our Chairman and Chief Executive Officer, was a NextGen selling stockholder, and his shares were included with no additional cash or stock outlay to us.  Mr. Juhl received no consideration as a selling stockholder in the NextGen acquisition. Mr. Juhl was not involved in the negotiation of the transaction and did not participate as a director in our approval of the transaction.

Juhl Wind provides management, administrative and accounting services to four wind farm operations in which Dan Juhl and immediate family members have less than 5% equity interests in each entity. The revenues earned in the years ended December 31, 2008 and 2007 was $130,226 and $216,518, respectively.

On June 30, 2009, Daybreak Special Situations Master Fund executed a promissory note in favor of us in the aggregate principal amount of $196,710 in order to exercise the Series A Warrants.  The principal amount of the note, and accrued interest thereon at the rate of 8% per annum from the date thereof, compounded monthly, is due and payable in full on December 31, 2009.  The note may be prepaid in whole or in part without penalty or premium.  As security for repayment of the note and all interest due thereunder, Daybreak Special Situations Master Fund has granted us a security interest in and to all of its interest in its Class B convertible preferred stock.  The proceeds of the note were used by Daybreak to exercise 157,368 Series A Warrants in connection with the 2009 warrant exchange.

SELLING STOCKHOLDERS

2008 Private Placement

On June 24, 2008, concurrently with the closing of the share exchange transaction, we completed a private placement to two institutional investors and two other accredited investors of units consisting of shares of our newly-created Series A convertible preferred stock, par value $.0001 per share, and detachable five-year Series A, Series B and Series C warrants to purchase shares of our common stock at an exercise price of $1.25 (Series A), $1.50 (Series B) and $1.75 (Series C) per share. In total, we sold 5,160,000 shares of our Series A convertible preferred stock (convertible at any time into a like number of shares of common stock) and Series A, Series B and Series C warrants to each purchase 2,580,000 shares of common stock, or an aggregate of 7,740,000 shares of common stock.

We received gross proceeds of $5,160,000 in consideration for the sale of the units, $4,560,000 from Vision Opportunity Master Fund, Ltd., $500,000 from Daybreak Special Situations Master Fund, Ltd. and $100,000 from Bruce Myers and Imtiaz Khan.

We have agreed to file an initial registration statement, and subsequent registration statements as necessary, on Form S-1 (or any other applicable form) covering, (a) on a pro rata basis, all the shares of common stock underlying the Series A convertible preferred stock, (b) on a pro rata basis, the shares of common stock issuable in connection with the payment of 8% cumulative dividends for three years on Series A convertible preferred stock(if such dividends are not otherwise paid in cash), and (c) the shares of common stock owned by Greenview Capital, LLC, subject to SEC Rule 415 restrictions.  This registration statement relates only to a portion of the shares that we are required to register thereunder.  We agreed to file the initial registration statement within 90 days after closing of the 2008 private placement and have it declared effective within 180 days after the closing.  Since we were unable to timely comply with our obligations thereunder, we were required to pay in cash liquidated damages of 2% of the purchase price of the units in the 2008 private placement per each 30-day period or part thereof for any registration default, up to a maximum penalty of 12%.  On March 27, 2009, the holders of the registrable securities under the registration rights agreement agreed to accept payment of liquidated damage amounts owing thereunder in shares of our common stock at a price equal to 75% of the average of the immediately preceding 20 day’s daily volume weighted average price for common stock.  These holders also agreed to waive any further liquidated damages which have accrued and may accrue thereunder so long as certain conditions are met, including that the initial registration statement was declared effective by the SEC on or before December 31, 2009.  The initial registration statement was declared effective on June 24, 2009.  We remain obligated to register an additional 8,748,205 shares of common stock thereunder.

Shares owned by our management will be locked-up until the later of 12 months after the initial registration statement referred to above is declared effective or 24 months after the closing of the 2008 private placement. For the 12 months thereafter, management is allowed to sell up to 1/12 of their holdings every month at prices greater than $1.25 per share. Beginning 14 months after the closing, if all the warrants have been registered, each of Daniel J. Juhl and John P. Mitola will be permitted to sell their holdings as follows: (a) up to 1,000,000 shares at prices greater than $3.00 per share if the trailing 30-day average daily trading volume is greater than 100,000 shares or (b) an unrestricted number of shares of common stock at prices greater than $5.00 per share if the trailing 30-day average daily trading volume is greater than 200,000 shares per day for the same trailing 30-day period.

For the period beginning after the initial registration statement is declared effective and for the 18 months thereafter, Greenview Capital, LLC and its affiliates will be allowed to sell their holdings only as follows: (a) at prices greater than $2.00 per share and up to 10% of the daily trading volume or (b) at prices greater than $3.00 per share with no volume restrictions. For the period beginning 18 months after the initial registration statement is declared effective, Greenview Capital and its affiliates will be allowed to sell up to 1/6 of their holdings every month at prices greater than $1.25 per share. For the period beginning 30 months after the closing, Greenview Capital will be allowed to sell shares on an unrestricted basis at prices greater than $1.75 per share. All lock-up restrictions of management and Greenview Capital will be removed after 36 months.

Juhl Energy engaged Greenview Capital, LLC to assist and advise it in an effort to secure financing. Juhl Energy agreed to pay Greenview Capital, and its designees, a fee for such advice in the amount of $300,000 in cash and 2,250,000 shares of our common stock.  A portion of these shares are included in this prospectus.  We also agreed to engage an investor relations firm and have set aside $500,000 of the proceeds for such purpose over the ensuing years.  The remaining proceeds of this transaction are being used for working capital purposes.

2009 Warrant Amendment and Exchange

On June 29, 2009, we entered into a warrant amendment agreement with the holders of our Series A Warrants.  Pursuant to the terms of the warrant amendment agreement, all of our then outstanding Series A Warrants to purchase 2,580,000 shares of our common stock at $1.25 per share were amended such that the Series A Warrants would be exercisable solely for shares of our Series B convertible preferred stock.  Pursuant to the warrant amendment agreement, the holders of our Series A Warrants agreed to exercise an aggregate of 2,036,840 Series A Warrants at a price of $1.25 per share.

On June 30, 2009, we entered into a securities exchange agreement with the holders of our Series A, Series B and Series C Warrants pursuant to which the holders agreed to exchange all of their outstanding (i) remaining Series A Warrants to purchase 543,159 shares of our Series B convertible preferred stock (after giving effect to the foregoing amendment and exercise), (ii) Series B warrants to purchase 2,580,000 shares of our common stock at $1.50 per share and (iii) Series C Warrants to purchase 2,580,000 shares of our common stock at $1.75 per share for an aggregate of 4,570,166 shares of our Series B convertible preferred stock.  The exchange value was based on the cashless exercise value of the exchanged warrants.  Following the consummation of the 2009 warrant exchange, we had no further Series A, Series B or Series C Warrants outstanding.

Pursuant to the securities exchange agreement, we have also entered into the following covenants and agreements with the holders of our Series B convertible preferred stock:

•
For so long as at least 25% (in number of shares) of the Series B convertible preferred stock remains outstanding, we have agreed to maintain the registration of the common stock which is currently registered under the Securities Act and to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by us pursuant to the Securities Exchange Act of 1934.

•
Until such time as all of the Series B convertible preferred stock and the common stock issuable upon conversion of the Series B convertible preferred stock may be sold without restriction or limitation pursuant to Rule 144, we must satisfy the current public information requirements under Rule 144.  If we fail to satisfy these requirements, or cure this failure within three business days notice of such failure from the SEC, we have agreed to pay to the holder, as partial liquidated damages, an amount in cash equal to 2.0% of the aggregate stated value of such holder’s Series B convertible preferred stock at the time of such failure and on every 30th day thereafter (pro rated for partial periods) until the earlier of (a) the date such failure is cured and (b) such time that such public information is no longer required  for the holders to transfer the common stock issuable upon conversion of the Series B convertible preferred stock pursuant to Rule 144.  In the event that we fail to make such payments in a timely manner as set forth in the securities exchange agreement, such payments will bear interest at the rate of 1.5% per month (prorated for partial months) until paid in full.

•
We have granted the holders of the Series B convertible preferred stock piggy back registration rights with respect to the shares of common stock issuable upon conversion of the Series B convertible preferred stock until such time as the underlying shares are eligible for resale pursuant to Rule 144.

•
We have agreed to appoint one additional independent director (subject to the reasonable consent of Vision Opportunity Master Fund) to our board of directors no later than October 30, 2009.  However, if we have not appointed such additional independent director by such date, we may extend the appointment date for an additional 30 days upon notice to Vision Opportunity Master Fund that we have been diligently pursuing an independent director and have made at least one offer to an independent director to join our board of directors.  Subsequently, if within that 30 day extended period no person has joined our board of directors, then within 60 days following the extended appointment date, Vision Opportunity Master Fund shall have the right, but not the obligation, to appoint such additional independent director to our board of directors, subject to our reasonable consent.  We have also agreed to use our best efforts to obtain and maintain directors and officers liability insurance in such amounts as are customary for companies of our size and to enter an indemnification agreement with such director.

The following table sets forth the total dollar value of shares of our common stock underlying the Series A Warrants that were initially registered for resale in this prospectus prior to the 2009 warrant exchange, and the possible profit the selling stockholders could have realized as a result of the exercise of the Series A Warrants for shares of our common stock.

Selling Stockholder	Shares Underlying Series A Warrants (1)	Market Value per underlying share on Date of Issuance (2)	Exercise Price per Series A Warrant	Total Market Value	Total Cost of Exercise	Possible Profit
Vision Opportunity Master Fund, Ltd.	1,283,300	$1.25	$1.25	$1,604,125	$1,604,125	$0
Daybreak Special Situations Master Fund, Ltd.	140,700	1.25	1.25	175,875	175,875	0
Bruce Meyers	16,800	1.25	1.25	21,000	21,000	0
Imtiaz Khan	11,300	1.25	1.25	14,125	14,125	0
Total	1,452,100			$1,815,125	$1,815,125	$0

(1)	There were a total of 2,580,000 shares of common stock underlying the Series A Warrants. Of this amount, 1,452,100 were being registered for resale after a pro-rata reduction in registrable shares.

(2)	Represents the closing price of our common stock on the OTC Bulletin Board on June 24, 2008.

After giving effect to the 2009 warrant exchange, the following table sets forth the total dollar value of shares of our common stock underlying the Series B convertible preferred stock that are registered for resale in this prospectus, and the possible profit the selling stockholders could realize as a result of the conversion of the Series B convertible preferred stock for shares of our common stock

Selling Stockholder	Shares Underlying Series B Convertible Preferred Stock (1)	Market Value Per underlying share on Date of Issuance (2)	Total Market Value	Total Cost of Exercise (3)	Possible Profit
Vision Opportunity Master Fund, Ltd.	1,283,300	$1.95	$2,502,435	$1,604,125	$898,310
Daybreak Special Situations Master Fund, Ltd.	140,700	1.95	274,365	175,875	98,490
Bruce Meyers	16,800	1.95	32,760	21,000	11,760
Imtiaz Khan	11,300	1.95	22,035	14,125	7,910
Total	1,452,100		$2,831,595	$1,815,125	$1,016,470

(1)
After giving effect to the 2009 warrant exchange, there were a total of 6,607,006 shares of common stock underlying the Series B convertible preferred stock. Of this amount, 1,452,100 were being registered for resale under this prospectus.

(2)	Represents the closing price of our common stock on the OTC Bulletin Board on June 29, 2009.

(3)	Cost of exercise is calculated based on the payment of $1.25 per share for the exercise of the Series A warrants on June 29, 2009.

The following table set forth for each selling stockholder that participated in the 2008 private placement: (i)  the investment amount made in the 2008 private placement, (ii) the amount of closing costs that were reimbursed by us, (iii) the net proceeds that we received upon issuance of all Series A convertible preferred stock issued to that selling stockholder, (iv) the net proceeds that we could have received upon exercise of all warrants issued to that selling stockholder, (v) the amount of dividends payable on all Series A convertible preferred stock (at 8% per year), (vi) the payments that we are obligated to make in the first year following the sale of the Series A convertible preferred stock and warrants, (vii) the possible liquidated damages for which we could be liable (without giving effect to the amendment agreement entered into on March 27, 2009) and (viii) the total possible payments in the first year following issuance of the securities.

Selling Stockholder	Investment Amount	Closing Costs (1)	Net Proceeds Received By Us Upon Issuance of Series A Preferred Stock (2)	Net Proceeds That May Be Received By Us Upon Warrant Exercises (3)	Dividends @ 8% Per Year (4)	Payments in First Year	Possible Liquidated Damages (5)	Total Possible Payments In First Year
Vision Opportunity Master Fund, Ltd.	$4,560,000	$60,000	$4,500,000	$10,260,000	$364,800	$424,800	$547,200	$972,000
Daybreak Special Situations Master Fund, Ltd.	500,000	0	500,000	1,125,000	40,000	40,000	60,000	100,000
Bruce Meyers	60,000	0	60,000	135,000	4,800	4,800	7,200	12,000
Imtiaz Khan	40,000	0	40,000	90,000	3,200	3,200	4,800	8,000
Total:	$5,160,000	$60,000	$5,100,000	$11,610,000	$412,800	$472,800	$619,200	$1,092,000

(1)
Closing costs consist of $35,000 for investor legal fees and expenses, and $25,000 for due diligence fees and expenses, payable under the securities purchase agreement.  We have agreed to reimburse Vision Opportunity Master Fund’s closing costs because it is customary for this investor to be reimbursed for its fees in transactions of this type and because this investor required that we do so in connection with the 2008 private placement.

(2)	Prior to the offset of $532,125 of additional offering costs.

(3)
Each Series A, Series B and Series C warrant entitles the holder thereof to purchase one share of our common stock at the exercise price of $1.25, $1.50 and $1.75 per share, respectively, from the date of issuance until June 24, 2013.

(4)	Payable quarterly in arrears in cash or shares of common stock.

(5)
Represents the maximum aggregate liquidated damages payable to investors pursuant to the registration rights agreement, or 12% of the aggregate investment amount paid by investors under the securities purchase agreement.

Except for the information set forth in the foregoing table under the column heading, “Net Proceeds That May Be Received By Us Upon Warrant Exercises”, the information in the foregoing table would remain unchanged as a result of the 2009 warrant exchange.  After giving effect to the 2009 warrant exchange, the amount of net proceeds that we actually received upon exercise of an aggregate of 2,036,840 Series A Warrants at $1.25 per share was $2,546,050.  Following the consummation of the 2009 warrant exchange, we had no further Series A, Series B or Series C Warrants outstanding.

The following table sets forth the total possible profit that each selling stockholder that participated in the 2008 private placement could have realized upon conversion of the Series A convertible preferred stock and exercise of the Series A, B and C warrants prior to the 2009 warrant exchange.

	Series A Convertible Preferred Stock					Warrants
Selling Stockholder	Investment Amount	Market Price on Date of Issuance	Shares Underlying Preferred Stock	Market Value on Date of Issuance (1)	Discount (2)	Shares Underlying Warrants (3)	Discount	Possible Profit
Vision Opportunity Master Fund, Ltd.	$4,560,000	$1.25	4,560,000	$5,700,000	$1,140,000	6,840,000	$0	$1,140,000
Daybreak Special Situations Master Fund, Ltd.	500,000	1.25	500,000	625,000	125,000	750,000	0	125,000
Bruce Meyers	60,000	1.25	60,000	75,000	15,000	75,000	0	15,000
Imtiaz Khan	40,000	1.25	40,000	50,000	10,000	75,000	0	10,000
Total:	$5,160,000		5,160,000	$6,450,000	$1,290,000	7,740,000	$0	$1,290,000

(1)	Represents the closing price of our common stock on the OTC Bulletin Board on June 24, 2008.

(2)
Represents the difference between the market price of our shares underlying the Series A convertible preferred stock on the date of issuance and the conversion price of $1.00 per share, multiplied by the number of common shares underlying the Series A convertible preferred stock.

(3)	One-third of the warrants are exercisable at $1.25 per share, one-third of the warrants are exercisable at $1.50 per share and one-third of the warrants are exercisable at $1.75 per share.

After giving effect to the 2009 warrant exchange, the following table sets forth the total additional possible profits that each selling stockholder that participated in the 2008 private placement could realize upon conversion of the Series B convertible preferred stock.

	Series B Convertible Preferred Stock
Selling Stockholder	Investment Amount	Market Price on Date of Issuance	Shares Underlying Preferred Stock	Market Value on Date of Issuance (1)	Discount
Vision Opportunity	$2,250,000	1.95	5,838,750	11,385,563	9,135,563
Master Fund, Ltd.
Daybreak Special Situations Master Fund, Ltd.	246,710	1.95	640,214	1,248,417	1,001,707
Bruce Meyers	29,605	1.95	76,825	149,809	120,204
Imtiaz Khan	19,736	1.95	51,217	99,873	80,137
Total:	$2,546,051		6,607,006	12,883,662	10,337,611

(1)	Represents the closing price of our common stock on the OTC Bulletin Board on June 29, 2009.

The following table sets forth the total possible payments to the selling stockholders that participated in the 2008 private placement in the first year and the total possible profit that these selling stockholders could have realized as a result of the exercise for the common stock underlying the Series A convertible preferred stock, divided by the net proceeds to us from the sale of the Series A convertible preferred stock and warrants.

	Series A Convertible Preferred Stock	Warrants	Total
Net Proceeds	$5,100,000	$11,610,000	$16,710,000

Total Possible Payments			$1,092,000
Percentage of Net Proceeds			6.5%

Total Possible Profit			$1,290,000
Percentage of Net Proceeds			7.7%

The total possible profit that the selling stockholders that participated in the 2008 private placement could realize after giving effect to the 2009 warrant exchange and the conversion of the Series B convertible preferred stock for common stock is $10,337,611, or 406.3% of the net proceeds of $2,546,051 to us from the investment amount of the Series B convertible preferred stock.

The units (and the securities contained in those units) issued in the 2008 private placement were exempt from registration under Section 4(2) of the Securities Act of 1933 as a sale by an issuer not involving a public offering and under Regulation D promulgated pursuant to the Securities Act of 1933. The units (and the securities contained in those units) were not registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act and corresponding provisions of state securities laws, which exempts transactions by an issuer not involving any public offering. Such securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements and certificates evidencing such securities contain a legend stating the same.

Selling Stockholder Table

The following table sets forth:

•	the name of the selling stockholders,

•	the number of shares of common stock beneficially owned by the selling stockholders as of September 22, 2009,

•	the maximum number of shares of common stock that may be offered for the account of the selling stockholders under this prospectus, and

•
the amount and percentage of common stock that would be owned by the selling stockholders after completion of the offering, assuming a sale of all of the common stock that may be offered by this prospectus.

Except as noted above and elsewhere in this prospectus, the selling stockholders have not, within the past three years, had any position, office or other material relationship with us.

None of the selling stockholders is a broker-dealer regulated by the Financial Industry Regulatory Authority, Inc. or is an affiliate of such a broker-dealer.

Beneficial ownership is determined under the rules of the SEC.  The number of shares beneficially owned by a person includes shares of common stock underlying warrants, stock options and other derivative securities to acquire our common stock held by that person that are currently exercisable or convertible within 60 days after September 22, 2009.  The shares issuable under these securities are treated as outstanding for computing the percentage ownership of the person holding these securities, but are not treated as outstanding for the purposes of computing the percentage ownership of any other person.

	Beneficial Ownership		Shares Registered		Beneficial Ownership After this Offering (3)
Name	Prior to this Offering (1), (2)		in this Offering (2), (3)		Number of Shares (2)		Percent (2)(4)
Vision Opportunity Master Fund, Ltd.	12,050,676	(5)	1,295,700	(6)	10,754,976	(7)	35.9%
Daybreak Special Situations Master Fund, Ltd.	3,047,835	(8)	140,700	(9)	2,696,435	(10)	12.5
Greenview Capital, LLC	3,047,835	(11)	100,500	(12)	2,947,335	(10)	12.5
John Prinz	500,000		55,100	(12)	444,900		2.1
Gene Maher	500,000		55,100	(12)	444,900		2.1
Joel Taylor	225,000		24,800	(12)	200,200		*
Bruce Meyers	137,616	(13)	16,800	(9)	120,816		*
Imtiaz Khan	93,938	(14)	11,300	(9)	82,638		*
Selling Stockholders Total			1,700,000

*	Less than 1% of outstanding shares.

(1)
Beneficial ownership as of September 22, 2009, for all selling stockholders based upon information provided by the selling stockholders known to us.  Beneficial ownership is reported without regard to the beneficial ownership limitations (further discussed in footnote 2 below) contained in the Series A convertible preferred stock and the Series B convertible preferred stock held by the selling stockholders.

(2)
The number of shares and the percentage in the applicable column includes shares of common stock issuable upon conversion of our Series A convertible preferred stock and Series B convertible preferred stock.  The agreement with respect to which these stockholders purchased our Series A convertible preferred stock (and the Certificate of Designation of the Series B convertible preferred stock) contains a limitation of 9.9% (a so-called “blocker”) on the number of shares such stockholders may beneficially own at any time. The 9.9% ownership limitation, however, does not prevent a stockholder from selling some of its holdings and then receiving additional shares.  In this way, a stockholder could sell more than the 9.9% ownership limitation while never holding more than this limit. The number of shares and the percentage, as the case may be, in this column does not reflect the 9.9% ownership limitation.

(3)
Assumes the sale of all shares of common stock registered pursuant to this prospectus, although the selling stockholders are under no obligation known to us to sell any shares of common stock at this time.

(4)
Based on 20,874,318 shares of common stock outstanding on September 22, 2009, not including shares issuable upon conversion of our Series A convertible preferred stock or Series B convertible preferred stock. The shares issuable under stock options, warrants and other derivative securities to acquire our common stock that are exercisable or convertible currently or within 60 days after September 22, 2009 are treated as if outstanding for computing the percentage ownership of the person holding these securities, but are not treated as outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, also includes shares owned by a spouse, minor children, by relatives sharing the same home, and entities owned or controlled by the named person.

(5)
Consists of (a) 1,651,926 shares of common stock currently held by Vision Opportunity Master Fund, (b) 4,560,000 shares of common stock issuable upon the conversion of Series A convertible preferred stock and (c) 5,838,750 shares of common stock issuable upon the conversion of Series B convertible preferred stock. Adam Benowitz is the Portfolio Manager of Vision Capital Advisors, LLC, the investment manager of Vision Opportunity Master Fund, Ltd., which is the registered holder of the securities.  Mr. Benowitz, as the Managing Member of Vision Capital Advisors, LLC and the Director of Vision Opportunity Master Fund, has voting and dispositive power over the securities owned by Vision Opportunity Master Fund offered by this prospectus.

(6)	Consists of (i) 12,400 shares of outstanding common stock and (ii) 1,283,300 shares of common stock issuable upon exercise of our Series B convertible preferred stock.

(7)
Consists of (a) 1,639,526 shares of common stock, (b) 4,560,000 shares of common stock issuable upon the conversion of Series A convertible preferred stock and (c) 4,555,450 shares of common stock issuable upon the conversion of Series B convertible preferred stock.

(8)
Consists of (a) 1,912,500 shares of common stock owned by Greenview Capital, LLC, an affiliate of Daybreak Special Situations Master Fund, and its individual members (John Prinz and Gene Maher), (b) 235,121 shares of common stock currently held by Daybreak Special Situations Master Fund, an affiliate of Greenview Capital, LLC, (c) 260,000 shares of common stock issuable upon the conversion of Series A convertible preferred stock held by Daybreak Special Situations Master Fund, and (d) 640,214 shares of common stock issuable upon the conversion of Series B convertible preferred stock held by Daybreak Special Situations Master Fund. Larry Butz as Managing Partner of Daybreak Capital Management LLC, the investment advisor to Daybreak Special Situations Master Fund, Ltd., has voting and dispositive power over the shares held by Daybreak Special Situations Master Fund, Ltd.  Mr. Butz, as Managing Partner of Daybreak Capital Management LLC , may be deemed to beneficially own the shares of common stock held by Daybreak Special Situations Master Fund, Ltd.  Each of Daybreak Capital Management LLC and Mr. Butz disclaim beneficial ownership of such shares.  Daybreak Capital Management LLC is an affiliate of Greenview Capital LLC, and the beneficial ownership figures, before and after the offering, includes shares beneficially owned by Greenview Capital.

(9)	Consists of shares of common stock issuable upon the conversion of Series B convertible preferred stock.

(10)
Consists of (a) 1,701,800 shares of common stock owned by Greenview Capital, LLC, an affiliate of Daybreak Special Situations Master Fund, and its individual members (John Prinz and Gene Maher), (b) 235,121 shares of common stock currently held by Daybreak Special Situations Master Fund, an affiliate of Greenview Capital, LLC, (c) 260,000 shares of common stock issuable upon the conversion of Series A convertible preferred stock held by Daybreak Special Situations Master Fund, and (d) 499,514 shares of common stock issuable upon the conversion of Series B convertible preferred stock held by Daybreak Special Situations Master Fund.

(11)
Consists of (a) 1,912,500 shares of common stock owned by Greenview Capital, LLC and its individual members (John Prinz and Gene Maher), (b) 235,121 shares of common stock currently held by Daybreak Special Situations Master Fund, an affiliate of Greenview Capital, LLC, (c) 260,000 shares of common stock issuable upon the conversion of Series A convertible preferred stock held by Daybreak Special Situations Master Fund, and (d) 640,214 shares of common stock issuable upon the conversion of Series B convertible preferred stock held by Daybreak Special Situations Master Fund. The preferred stock and warrants are subject to the ownership limitation detailed in Note 2 above.

(12)
Consists of shares of common stock issued to Greenview Capital, LLC and its individual members in connection with our share exchange transaction. None of these shares of common stock were issued upon the conversion of Series A convertible preferred stock or Series B convertible preferred stock.

(13)	Consists of (a) 60,971 shares of common stock and (b) 76,825 shares of common stock issuable upon the conversion of Series B convertible preferred stock.

(14)	Consists of (a) 42,721 shares of common stock and (b) 51,217 shares of common stock issuable upon the conversion of Series B convertible preferred stock.

PLAN OF DISTRIBUTION

Distribution by Selling Stockholders

Each selling stockholder of the common stock (the “selling stockholders”) and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock through the OTC Bulletin Board or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers,

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction,

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account,

•	an exchange distribution in accordance with the rules of the applicable exchange,

•	privately negotiated transactions,

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part,

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share,

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise,

•	a combination of any such methods of sale, or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA NASD Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASD IM-2440.

In connection with the sale of the common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares will be considered “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling stockholders will be considered “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the shares by the selling stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144 under the Securities Act, without the requirement for us to be in compliance with the current public information under Rule 144 or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of the shares may not simultaneously engage in market-making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 120,000,000 shares, of which 100,000,000 shares are designated as common stock and 20,000,000 shares are designated as preferred stock.  Of the preferred stock, 5,160,000 shares have been classified as Series A convertible preferred stock and 6,607,006 have been classified as Series B convertible preferred stock.  As of September 22, 2009, there were issued and outstanding:

•	20,874,318 shares of common stock,

•	4,820,000 shares of Series A convertible preferred stock, convertible at any time into 4,820,000 shares of common stock,

•	6,607,006 shares of Series B convertible preferred stock, convertible at any time into 6,607,006 shares of common stock,

•	a warrant to purchase 50,000 shares of common stock at an average per share exercise price of $8.50, and

•	stock options to purchase 1,760,000 shares of common stock at an exercise price per share ranging from $1.00 to $2.11 per share.

The following summary of the material provisions of our common stock, preferred stock, warrants, certificate of incorporation and by-laws is qualified by reference to the provisions of our certificate of incorporation and by-laws and the forms of warrant included or incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

Common Stock

Holders of our common stock are entitled to one vote per share. Our certificate of incorporation does not provide for cumulative voting. Holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of legally available funds. However, the current policy of our board of directors is to retain earnings, if any, for the operation and expansion of the company. Upon liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all of our assets which are legally available for distribution, after payment of or provision for all liabilities and the liquidation preference of any outstanding preferred stock. The holders of our common stock have no preemptive, subscription, redemption or conversion rights. All issued and outstanding shares of common stock are, and the common stock reserved for issuance upon exercise of our stock options or warrants, or conversion of our Series A convertible preferred stock, will be, when issued, fully-paid and non-assessable.

Preferred Stock

Our certificate of incorporation authorizes the issuance of up to 20,000,000 shares of “blank check” preferred stock with designations, rights and preferences as may be determined from time to time by our board of directors.

Series A Convertible Preferred Stock

General .. We are currently authorized to issue up to 5,160,000 shares of Series A convertible preferred stock, par value $.0001 per share, all of which were issued and outstanding at June 30, 2009.  As of September 22, 2009, 340,000 shares of Series A convertible preferred stock have been converted to common stock and are no longer designated as Series A convertible preferred stock.

Conversion .. Holders of Series A convertible preferred stock will be entitled at any time to convert their shares of Series A convertible preferred stock into our common stock, without any further payment therefor. Each share of  Series A convertible preferred stock is initially convertible into one share of our common stock. The number of shares of common stock issuable upon conversion of the Series A convertible preferred stock is subject to adjustment upon the occurrence of certain customary events, including, among others, a stock split, reverse stock split or combination of our common stock; an issuance of our common stock or other securities as a dividend or distribution on the common stock; a reclassification, exchange or substitution of the common stock; or a capital reorganization of our company. Additionally, through June 24, 2010, the holders of Series A convertible preferred stock will have “full-ratchet” anti-dilution price protection (which means that, if we issue any additional securities in the future at a purchase price less than the conversion price, that conversion price will be reduced to the price at which the new securities were issued), with limited exceptions for issuances under employee benefit plans and pursuant to transactions involving a strategic partner pre-approved by the holders on a case-by-case basis. After June 24, 2010, the holders of Series A convertible preferred stock will have “weighted average” anti-dilution price protection (which takes into consideration the actual number of additional securities issued by us).

Voting Rights . Holders of Series A convertible preferred stock are not entitled to vote their shares with the holders of our common stock, except for certain extraordinary corporate transactions, in which case they vote as a separate series. Holders of Series A convertible preferred stock shall also have any voting rights to which they are entitled by Delaware law.

Liquidation Rights . In the event of any voluntary or involuntary liquidation, dissolution or winding-up of our company, including a merger or consolidation of our company with or into another company, or any transfer, sale or lease by us of substantially all of our assets, the holders of Series A convertible preferred stock will be entitled to receive out of our assets available for distribution to stockholders, before any distribution is made to holders of our common stock or any other series of our preferred stock, liquidating distributions in an amount equal to $1.20 per share, plus accrued but unpaid dividends.

Redemption .. The Series A convertible preferred stock may not be redeemed by us or the shareholders at any time.

Dividends .. Holders of Series A convertible preferred stock are entitled to receive dividends at a rate of 8% per year, payable quarterly in arrears in cash or shares of our common stock (except that in 2009, the dividends will only be payable in shares of our common stock) .

Covenants. The certificate of designation governing the terms of the Series A convertible preferred stock contain certain negative covenants, such as a limitation on indebtedness, a limitation on increases in executive compensation, an incentive compensation plan not to exceed 10% of our outstanding shares, and restrictions on mergers, acquisitions and other fundamental transactions, without the prior written consent of a majority of the holders of the Series A convertible preferred stock, and certain affirmative covenants such as our engagement of an investor relations firm reasonably acceptable to the holders, and maintenance of directors and officers liability insurance and key-man life insurance for our benefit on the lives of each of Daniel J. Juhl and John P. Mitola in the respective amounts of $3,000,00 and $2,000,000. All covenants expire if the Series A convertible preferred stock position held by Vision Opportunity Master Fund falls below 20% of the original Series A convertible preferred stock position held by it immediately following the closing of the 2008 private placement.

Series B Convertible Preferred Stock

General. We are currently authorized to issue up to 6,607,006 shares of Series B convertible preferred stock, par value $.0001 per share, all of which shares are issued and outstanding.

Conversion. Holders of Series B convertible preferred stock will be entitled at any time to convert their shares of Series B convertible preferred stock into our common stock without any further payment therefor.  Each share of Series B convertible preferred stock is initially convertible into one share of our common stock. The number of shares of common stock issuable upon conversion of the Series B convertible preferred stock is subject to adjustment upon the occurrence of certain customary events, including, among others, a stock split, reverse stock split or combination of our common stock; an issuance of our common stock or other securities as a dividend or distribution on the common stock; a reclassification, exchange or substitution of the common stock; or a capital reorganization of our company.

Performance Related Adjustment.  The conversion price will be permanently reduced by 25% of the then conversion price if we fail to have combined revenues equal to at least $10,000,000 for the six months ending December 31, 2009, as reported in our periodic report for the applicable fiscal period.  Any subsequent restatements of our financials for such period will require a retroactive adjustment of the conversion price if the aforementioned event is subsequently deemed to have occurred.

Subsequent Rights Offerings.  We will not, at any time that at least 25% of the original (in number of shares) shares of the Series B convertible preferred stock are outstanding, issue rights, options or warrants to all holders of common stock entitling them to subscribe for or purchase shares of common stock at a price per share that is lower than the VWAP on the the date of the securities exchange agreement, without issuing the same rights, options or warrants to all holders on an as-converted to common stock basis.

Pro Rata Distributions. We will not, at any time that at least 25% of the original (in number of shares) shares of the Series B convertible preferred stock are outstanding, distribute to all holders of common stock (and not to holders of Series B convertible preferred stock) evidences of its indebtedness or assets (including cash and cash dividends) or rights or warrants to subscribe for or purchase any security (other than common stock, which shall be subject to the performance rights adjustment described above) without distributing evidences of such indebtedness or assets or rights or warrants to holders of Series B convertible preferred stock on an as-converted to common stock basis.

Voting Rights . Holders of Series B convertible preferred stock are not entitled to vote their shares with the holders of our common stock, except for certain extraordinary corporate transactions, in which case they vote as a separate series. Holders of Series B convertible preferred stock shall also have any voting rights to which they are entitled by Delaware law.

Liquidation Rights . In the event of any voluntary or involuntary liquidation, dissolution or winding-up of our company, including a merger or consolidation of our company with or into another company, or any transfer, sale or lease by us of substantially all of our assets, the holders of Series B convertible preferred stock will be entitled to receive the assets of ours, whether capital or surplus, legally available for distribution to our shareholders in a pro rata manner in accordance with the number of shares of common stock issuable upon conversion on a pari passu basis with the Series B convertible preferred stock.

Redemption .. The Series B convertible preferred stock may not be redeemed by us or the shareholders at any time.

Dividends .. Holders of Preferred Stock are not entitled to receive any dividends on their shares of Series B convertible preferred stock but will participate in any dividends declared and paid by us on our common stock on an as-converted basis (without giving effect to any limitations on conversion).

If the shares of common stock issuable upon the conversion of the Series A convertible preferred stock and Series B convertible preferred stock are not fully registered in accordance with the terms of the registration rights agreement, as amended, we will be required to issue additional shares of our common stock to the holders .

Investor Warrants

Prior to the warrant amendment described below, each Series A, Series B and Series C warrant entitled the holder thereof to purchase one share of our common stock at the exercise price of $1.25, $1.50 and $1.75 per share, respectively, from the date of issuance until June 24, 2013, the fifth anniversary of the closing of the 2008 private placement. In the 2008 private placement, we issued an aggregate of 7,740,000 warrants, of which the Series A, Series B and Series C warrants (the “Warrants”) were each exercisable for a total of 2,580,000 shares.

On June 29, 2009, we entered into a warrant amendment agreement with the holders of our Series A Warrants.  Pursuant to the terms of the warrant amendment agreement, all of our then outstanding Series A Warrants to purchase 2,580,000 shares of our common stock at $1.25 per share were amended such that the Series A Warrants would be exercisable solely for shares of our Series B convertible preferred stock.  Pursuant to the warrant amendment agreement, the holders of our Series A Warrants agreed to exercise an aggregate of 2,036,840 Series A Warrants at a price of $1.25 per share.  On June 30, 2009, we entered into a securities exchange agreement with the holders of our Series A, Series B and Series C Warrants pursuant to which the holders agreed to exchange all of their outstanding (i) remaining Series A Warrants to purchase 543,159 shares of our Series B convertible preferred stock (after giving effect to the foregoing amendment and exercise), (ii) Series B warrants to purchase 2,580,000 shares of our common stock at $1.50 per share and (iii) Series C Warrants to purchase 2,580,000 shares of our common stock at $1.75 per share for an aggregate of 4,570,166 shares of our Series B convertible preferred stock.  The exchange value was based on the cashless exercise value of the exchanged warrants.  Following the consummation of the 2009 warrant exchange, we had no further Series A, Series B or Series C Warrants outstanding.

Investor Relations Warrant

During the quarter ended June 30, 2008, we issued a warrant to purchase 50,000 shares of our common stock to an investor relations consulting firm.  The warrant vested in December 2008 and allows the holder to purchase common stock at an exercise price per share of $7.00 for 25,000 shares and $10.00 for the other 25,000 shares for a period of five years.

Registration Rights

We have agreed to file an initial registration statement, and subsequent registration statements as necessary, on Form S-1 (or any other applicable form) covering, (a) on a pro rata basis, all the shares of common stock underlying the Series A convertible preferred stock, (b) on a pro rata basis, the shares of common stock issuable in connection with the payment of 8% cumulative dividends for three years on Series A convertible preferred stock (if such dividends are not otherwise paid in cash), and (c) the shares of common stock owned by Greenview Capital, LLC, subject to SEC Rule 415 restrictions.  This registration statement relates only to a portion of the shares that we are required to register thereunder.   Since we were unable to timely comply with our obligations thereunder, we were required to pay in cash liquidated damages of 2% of the purchase price of the units in the 2008 private placement per each 30-day period or part thereof for any registration default, up to a maximum penalty of 12%.  On March 27, 2009, the holders of the registrable securities under the registration rights agreement agreed to accept payment of liquidated damage amounts owing thereunder in shares of our common stock at a price equal to 75% of the average of the immediately preceding 20 day’s daily volume weighted average price for common stock.  These holders also agreed to waive any further liquidated damages which have accrued and may accrue thereunder so long as certain conditions are met, including that the initial registration statement was declared effective by the SEC on or before December 31, 2009.  The initial registration statement was declared effective on June 24, 2009.  We remain obligated to register an additional 8,939,060 shares of common stock thereunder.

Under the securities exchange agreement, we granted the holders of the Series B convertible preferred stock “piggy-back” registration rights with respect to the shares of common stock underlying the Series B convertible preferred stock.  However, we will not be obligated to register any shares of common stock thereunder that are eligible for resale pursuant to Rule 144 without limitation on volume or manner of sale restrictions, or that are the subject of a then effective registration statement.

Lock-Up Agreements

Shares owned by our management will be locked-up until the later of 12 months after the initial registration statement referred to above is declared effective or 24 months after the closing of the 2008 private placement. For the 12 months thereafter, management is allowed to sell up to 1/12 of their holdings every month at prices greater than $1.25 per share. Beginning 14 months after the closing, if all the Warrants have been registered, each of Daniel J. Juhl and John P. Mitola will be permitted to sell their holdings as follows: (a) up to 1,000,000 shares at prices greater than $3.00 per share if the trailing 30-day average daily trading volume is greater than 100,000 shares or (b) an unrestricted number of shares of common stock at prices greater than $5.00 per share if the trailing 30-day average daily trading volume is greater than 200,000 shares per day for the same trailing 30-day period.

For the period beginning after the initial registration statement is declared effective and for the 18 months thereafter, Greenview Capital and its affiliates will be allowed to sell their holdings only as follows: (a) at prices greater than $2.00 per share and up to 10% of the daily trading volume or (b) at prices greater than $3.00 per share with no volume restrictions. For the period beginning 18 months after the initial registration statement is declared effective, Greenview Capital and its affiliates will be allowed to sell up to 1/6 of their holdings every month at prices greater than $1.25 per share. For the period beginning 30 months after the closing, Greenview Capital will be allowed to sell shares on an unrestricted basis at prices greater than $1.75 per share. All lock-up restrictions of management and Greenview Capital will be removed after 36 months. Daybreak Special Situations Master Fund, Ltd., an affiliate of Greenview Capital,  is not subject to the restrictions of this lock up agreement.

Market Information

Our common stock is quoted on the OTC Bulletin Board under the trading symbol JUHL.  The high and low bid prices for our common stock at the close of business on September 25, 2009, as reported by the OTC Bulletin Board, were $1.99 and $1.95 per share, respectively.

Transfer Agent

The transfer agent and registrar for our common stock and preferred stock is Empire Stock Transfer and its address is 1859 Whitney Mesa Drive, Henderson, NV 89014.  We serve as warrant agent for our warrants.

Anti-Takeover Law, Limitations of Liability and Indemnification

Delaware Anti-Takeover Law. We are subject to the provisions of Section 203 of the Delaware General Corporation Law concerning corporate takeovers. This section prevents many Delaware corporations from engaging in a business combination with any interested stockholder, under specified circumstances. For these purposes, a business combination includes a merger or sale of more than 10% of our assets, and an interested stockholder includes a stockholder who owns 15% or more of our outstanding voting stock, as well as affiliates and associates of these persons. Under these provisions, this type of business combination is prohibited for three years following the date that the stockholder became an interested stockholder unless:

•	the transaction in which the stockholder became an interested stockholder is approved by the board of directors prior to the date the interested stockholder attained that status,

•
upon consummation of the transaction that resulted in the stockholder’s becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction was commenced, excluding those shares owned by persons who are directors and also officers, or

•
on or subsequent to that date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

This statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

Limited Liability and Indemnification. Our certificate of incorporation eliminates the personal liability of our directors for monetary damages arising from a breach of their fiduciary duty as directors to the fullest extent permitted by Delaware law. This limitation does not affect the availability of equitable remedies, such as injunctive relief or rescission. Our certificate of incorporation requires us to indemnify our directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law.

Under Delaware law, we may indemnify our directors or officers or other persons who were, are or are threatened to be made a named defendant or respondent in a proceeding because the person is or was our director, officer, employee or agent, if we determine that the person:

•	conducted himself or herself in good faith,

•
reasonably believed, in the case of conduct in his or her official capacity as our director or officer, that his or her conduct was in our best interests, and, in all other cases, that his or her conduct was at least not opposed to our best interests, and

•	in the case of any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

These persons may be indemnified against expenses, including attorneys fees, judgments, fines, including excise taxes, and amounts paid in settlement, actually and reasonably incurred, by the person in connection with the proceeding. If the person is found liable to us, no indemnification shall be made unless the court in which the action was brought determines that the person is fairly and reasonably entitled to indemnity in an amount that the court will establish.

Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the above provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SHARES AVAILABLE FOR FUTURE SALE

As of September 22, 2009, we had 20,874,318 shares of common stock outstanding, not including shares issuable upon conversion of our Series A convertible preferred stock or Series B convertible preferred stock or shares issuable upon exercise of our warrants.  All shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless they are purchased by our “affiliates,” as that term is defined in Rule 144 promulgated under the Securities Act.

The outstanding shares of our common stock not included in this prospectus will be available for sale in the public market as follows:

Public Float

Of our outstanding shares, 15,255,300 shares are beneficially owned by executive officers, directors and affiliates (excluding shares of our common stock which may be acquired upon exercise of stock options which are currently exercisable or which become exercisable within 60 days of September 22, 2009).  The remaining 5,619,018 shares constitute our public float.

Rule 144

In general, under Rule 144, as currently in effect, a person who has beneficially owned shares of our common stock for at least six months, including the holding period of prior owners other than affiliates, is entitled to sell his or her shares without any volume limitations; an affiliate, however, can sell such number of shares within any three-month period as does not exceed the greater of:

•	1% of the number of shares of our common stock then outstanding, which equaled 208,743 shares as September 22, 2009, or

•	the average weekly trading volume of our common stock on the OTC Bulletin Board during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

Sales under Rule 144 are also subject to manner-of-sale provisions, notice requirements and the availability of current public information about us.  In order to effect a Rule 144 sale of our common stock, our transfer agent will require an opinion from legal counsel.  We may charge a fee to persons requesting sales under Rule 144 to obtain the necessary legal opinions.

As of September 22, 2009, approximately 4,350,173 shares of our common stock were available for sale by non-affiliates of ours under Rule 144.

LEGAL MATTERS

Greenberg Traurig, LLP, New York, New York, will pass upon the validity of the shares of common stock offered by this prospectus as our legal counsel.

EXPERTS

The financial statements as of December 31, 2008 and 2007 and for the years then ended have been audited by Boulay, Heutmaker, Zibell & Co. P.L.L.P., independent registered public accountants, to the extent and for the periods set forth in their report appearing elsewhere in this prospectus and are included in reliance upon such report given upon the authority of that firm as experts in auditing and accounting.

The financial statements of Next Generation Power Systems, Inc. as of December 31, 2007 and 2006 and for the years then ended have been audited by Boulay, Heutmaker, Zibell & Co. P.L.L.P., independent registered public accountants, to the extent and for the periods set forth in their report appearing elsewhere in this prospectus and are included in reliance upon such report given upon the authority of that firm as experts in auditing and accounting.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

On June 24, 2008, upon the closing of the share exchange transaction, we dismissed McElravy, Kinchen & Associates, P.C. (“McElravy Kinchen”), as our independent registered public accounting firm, which was recommended and approved by our board of directors on June 24, 2008. McElravy Kinchen audited our financial statements for the fiscal year ended December 31, 2007. The reason for the replacement of McElravy Kinchen was that, following the share exchange transaction, the former stockholders of Juhl Energy and DanMar own a majority of the outstanding shares of our common stock. The wind energy business of Juhl Energy and DanMar is our new business, and the current independent registered public accountants of Juhl Energy and DanMar is the firm of Boulay, Heutmaker, Zibell & Co. P.L.L.P. (“Boulay Heutmaker”). We believe that it is in our best interest to have Boulay Heutmaker continue to work with our business, and we therefore retained Boulay Heutmaker as our new independent registered public accounting firm on June 24, 2008. Boulay Heutmaker is located at 7500 Flying Cloud Drive, Suite 800, Minneapolis, Minnesota 55344.

The decision to change auditors and the appointment of Boulay Heutmaker was recommended and approved by our board of directors. During our two most recent fiscal years, and the subsequent interim periods, prior to June 24, 2008, we did not consult Boulay Heutmaker regarding either: (i) the application of accounting principles to a specified transaction, completed or proposed, or the type of audit opinion that might be rendered on our company’s financial statements, or (ii) any matter that was either the subject of a disagreement as defined in Item 304(a)(1)(iv) of Regulation S-K or a reportable event as described in Item 304(a)(1)(v) of Regulation S-K.

McElravy Kinchen’s report on our financial statements for the year ended December 31, 2007 did not contain any adverse opinion or disclaimer of opinion and was not qualified as audit scope or accounting principles, however such year-end report did contain a modification paragraph that expressed substantial doubt about our ability to continue as a going concern. McElravy Kinchen only reported on our financial statements for the most recent fiscal year.

During the fiscal year ended December 31, 2007 and the subsequent interim periods prior to June 24, 2008, (i) there were no disagreements between us and McElravy Kinchen on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of McElravy Kinchen, would have caused McElravy Kinchen to make reference to the subject matter of the disagreement in connection with its reports and (ii) there were no “reportable events,” as described in Item 304(a)(1)(iv) of Regulation S-B of the Securities Exchange Act of 1934, as amended, or the Exchange Act. The decision to replace McElravy Kinchen was not the result of any disagreement between us and McElravy Kinchen on any matter of accounting principle or practice, financial statement disclosure or audit procedure. Our board of directors deemed it in our best interest to change independent auditors following the closing of the share exchange transaction.

JUHL WIND, INC. AND SUBSIDIARIES

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page

Audited Report of the Registrant’s Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets of the Registrant as of December 31, 2008 and 2007	F-3
Consolidated Statements of Operations of the Registrant for the years ended December 31, 2008 and 2007	F-4
Consolidated Statement of Changes in Stockholders’ Equity of the Registrant for the year ended December 31, 2008	F-5
Consolidated Statement of Changes in Stockholders’ Equity of the Registrant for the year ended December 31, 2007	F-6
Consolidated Statements of Cash Flows of the Registrant for the years ended December 31, 2008 and 2007	F-7
Notes to Consolidated Financial Statements of the Registrant	F-8

Consolidated Balance Sheet (Unaudited) of the Registrant as of June 30, 2009 and December 31, 2008	F-21
Consolidated Statements of Operations (Unaudited) of the Registrant for the three months ended June 30, 2009 and 2008	F-22
Consolidated Statements of Operations (Unaudited) of the Registrant for the six months ended June 30, 2009 and 2008	F-23
Consolidated Statement of Changes in Stockholders’ Equity (Unaudited) of the Registrant for the six months ended June 30, 2009	F-24
Consolidated Statements of Cash Flows (Unaudited) of the Registrant for the six months ended June 30, 2009 and 2008	F-25
Notes to Consolidated Interim Financial Statements	F-26

Report of NextGen’s Independent Registered Public Accounting Firm	F-38
Balance Sheets of NextGen as of December 31, 2007 and 2006	F-39
Statements of Operations of NextGen for the years ended December 31, 2007 and 2006	F-40
Statements of Changes in Stockholders’ Equity of NextGen for the years ended December 31, 2007 and 2006	F-41
Statements of Cash Flows of NextGen for the years ended December 31, 2007 and 2006	F-42
Notes to Financial Statements of NextGen	F-43

Balance Sheets of NextGen as of September 30, 2008 and December 31, 2007	F-46
Statements of Operations of NextGen for the three months ended September 30, 2008 and 2007	F-47
Statements of Operations of NextGen for the nine months ended September 30, 2008 and 2007	F-48
Statements of Cash Flows of NextGen for the nine months ended September 30, 2008 and 2007	F-49
Notes to Financial Statements of NextGen	F-50

Registrant’s Unaudited Pro Forma Condensed Consolidated Financial Statements Giving Effect To The Acquisition Of Next Generation Power Systems, Inc.

Unaudited Consolidated Pro Forma Balance Sheet as of September 30, 2008	F-54
Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Nine Month Period Ended September 30, 2008	F-55
Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Year Ended December 31, 2007	F-56
Notes To Unaudited Pro Forma Condensed Consolidated Balance Sheet and Statements of Operations for the Nine Months Ended September 30, 2008 and the Year Ended December 31, 2007	F-58

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Juhl Wind, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Juhl Wind, Inc. and Subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the years then ended. Juhl Wind, Inc’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Juhl Wind, Inc. and Subsidiaries as of December 31, 2008 and 2007, and the results of its operations and its cash flows for each of the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Boulay, Heutmaker, Zibell & Co. P.L.L.P

Minneapolis, Minnesota

March 31, 2009

JUHL WIND INC.
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2008 AND 2007

	2008	2007
ASSETS
CURRENT ASSETS
Cash	$1,310,789	$163,476
Restricted Cash	264,557	-
Accounts Receivable
Net of an allowance of $10,000 as of December 31, 2008	50,782	227,804
Short Term Investments	1,300,000	-
Short Term Investments - Restricted	700,000	-
Unbilled Receivables at net realizable value	250,699	15,000
Inventory	403,118	547,882
Project Deposits	147,800	-
Other Current Assets	97,727	5,347
Current Deferred Income Taxes	422,000	-
TOTAL CURRENT ASSETS	4,947,472	959,509

PROPERTY AND EQUIPMENT (Net)	344,124	202,721

GOODWILL	227,998	-

OTHER ASSETS
Deferred Income Tax Asset	14,000	-
Project Development Costs	302,000	-
Unbilled Receivable - Non-Current Portion	-	272,000
Intangible Assets	72,000	-
TOTAL OTHER ASSETS	388,000	272,000

TOTAL ASSETS	$5,907,594	$1,434,230

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts Payable	$250,285	$361,849
Accrued Expenses	346,019	68,912
Deferred Revenue	332,541	149,317
Notes Payable	646,791	632,150
TOTAL CURRENT LIABILITIES	1,575,636	1,212,228

SERIES A CONVERTIBLE PREFERRED STOCK
$.0001 par value; 20,000,000 authorized, 5,160,000 issued and outstanding as of December 31, 2008	3,342,954	-

STOCKHOLDERS’ EQUITY

Common Stock - $.0001 par value; 100,000,000 shares authorized, 20,183,213 issued and outstanding as of December 31, 2008	2,018	511,525
Additional Paid-In Capital	2,740,788	104,344
Accumulated Deficit	(1,753,802)	(393,867)
TOTAL STOCKHOLDERS’ EQUITY	989,004	222,002

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$5,907,594	$1,434,230

The accompanying notes are an integral part of these consolidated statements.

JUHL WIND INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

	2008		2007
REVENUE
Wind Farm Development and Management	$740,582	55.6%	$482,660	31.8%
Consumer-owned Energy Products Sales	451,688	33.9	812,925	53.5
Related Party Revenue	130,226	9.8	216,518	14.2
Other Operating Income	9,001	0.7	7,983	0.5
TOTAL REVENUE	1,331,497	100.0	1,520,086	100.0

COST OF GOODS SOLD	414,296	31.1	814,038	53.5

GROSS PROFIT	917,201	68.9	706,048	46.5

OPERATING EXPENSES
General and Administrative Expenses	887,242	66.6	247,945	16.3
Investor Relations Expenses	218,965	16.5	-	0.0
Liquidated Damages	258,879	19.4	-	0.0
Impairment of Goodwill	193,974	14.6	-	0.0
Payroll and Employee Benefits	816,463	61.3	321,110	21.1
Wind farm Management Expenses	170,494	12.8	135,333	8.9
TOTAL OPERATING EXPENSES	2,546,017	191.2	704,388	46.3
OPERATING INCOME (LOSS)	(1,628,816)	(91.2)	1,660	53.7

OTHER INCOME (EXPENSE)
Interest Income	36,485	2.7	102	0.0
Interest Expense	(34,195)	(2.6)	(48,629)	(3.2)
Other Expense	(10,703)	(0.8)	612	0.0
TOTAL OTHER EXPENSE	(8,413)	(0.6)	(47,915)	(3.2)

NET LOSS BEFORE INCOME TAXES	(1,637,229)	(91.8)	(46,255)	50.5

INCOME TAX BENEFIT	436,000	32.8	-	0.0
NET LOSS	(1,201,229)	(59.1)%	(46,255)	50.5%

PREFERRED DIVIDENDS	213,280		-

NET LOSS AVAILABLE FOR COMMON
STOCKHOLDERS	(1,414,509)		(46,255)

WEIGHTED AVERAGE SHARES
OUTSTANDING - BASIC AND DILUTED	17,765,318		5,978,022

NET LOSS PER SHARE - BASIC
AND DILUTED	$(0.08)		$(0.01)

The accompanying notes are an integral part of these consolidated statements.

JUHL WIND INC.
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE YEAR ENDED DECEMBER 31, 2008

			Additional
	Common Stock		Paid-In	Accumulated	Total
	Shares	Amount	Capital	Deficit	Equity
BALANCE - December 31, 2007 - Juhl Wind, Inc.	15,250,000	$1,525	$104,344	$572,066	$677,935
December 31, 2007 - Next Generation Power Systems, Inc.	—	—	510,000	(965,933)	(455,933)
Adjusted December 31, 2007	15,250,000	1,525	614,344	(393,867)	222,002

Net loss	-	-	-	(1,201,229)	(1,201,229)

Stockholder’s contributions Juhl Energy Development, Inc.	-	-	5,438	-	5,438

Shares issued to consultants for merger advisory services	2,250,000	225	(225)	-	-

Shares issued and outstanding from the Reverse Merger	2,500,000	250	(250)	-	-

Shares issued for services	50,000	5	62,495	-	62,500

Warrants issued in private placement offering	-	-	1,438,201	-	1,438,201

Stock-based compensation to employees	-	-	96,187	-	96,187

Stock-based compensation to non-employees	-	-	29,052	-	29,052

Shares issued for NextGen purchase	92,143	9	322,491	271,470	593,970

Shares issued for real property acquisition	41,070	4	173,055	-	173,059

Preferred dividends	-	-	-	(213,280)	(213,280)

Stockholder’s distributions	-	-	-	(216,896)	(216,896)

BALANCE - December 31, 2008	20,183,213	$2,018	$2,740,788	$(1,753,802)	$989,004

The accompanying notes are an integral part of these consolidated statements.

JUHL WIND INC.
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE YEAR ENDED DECEMBER 31, 2007

	Juhl Wind, Inc.					Next Generation Power Systems, Inc.
			Additional
	Common Stock		Paid-In	Retained	Subtotal	Common Stock		Accumulated	Total
	Shares*	Amount	Capital	Earnings	Equity	Shares**	Amount	Deficit	Equity
BALANCE - December 31, 2006	2,750,000	$275	$20,800	$737,830	$758,905	510,000	$510,000	$(622,911)	$645,994

Net Income/(Loss)	-	-	-	296,767	296,767	-	-	(343,022)	(46,255)

Stockholder’s Contributions
Juhl Energy Development, Inc.	12,500,000	1,250	83,544	-	84,794	-	-	-	84,794

Stockholder’s Distributions	-	-	-	(462,531)	(462,531)	-	-	-	(462,531)

BALANCE - December 31, 2007	15,250,000	$1,525	$104,344	$572,066	$677,935	510,000	$510,000	$(965,933)	$222,002

*     Common stock issued and outstanding as of December 31, 2007, adjusted for the allocation of Juhl Wind, Inc. shares received in the reverse merger transaction

**   Common stock- 2,000,000  authorized;   938,750 issued and outstanding to the majority and minority shareholders

The accompanying notes are an integral part of these consolidated statements.

JUHL WIND INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$(1,201,229)	$(46,255)
Adjustments to Reconcile Net Loss to Net Cash
Provided by Operating Activities:
Depreciation and Amortization	49,645	46,731
Gain on the Sale of Equipment	(4,204)	-
Stock-Based Compensation to Employees	96,187	-
Stock-Based Compensation to Consultants	91,552	-
Provision for Uncollectible Accounts	10,000	-
Impairment of Goodwill	193,974	-
Liquidated Damages Expense	258,879	-
Change in assets and liabilities, net of contributed company:
Accounts Receivable	157,022	(78,005)
Unbilled Receivable	46,301	(15,000)
Inventory	144,764	(220,505)
Project Deposits	(147,800)	-
Other Current Assets	(92,380)	(612)
Accounts Payable	(111,564)	223,254
Accrued Expenses	18,228	(16,022)
Deferred Income Taxes	(436,000)	-
Deferred Revenue	183,224	14,833
NET CASH USED IN OPERATING ACTIVITIES	(743,401)	(91,581)

CASH FLOWS FROM INVESTING ACTIVITIES
Cash Acquired from Community Wind Development Group, LLC	13,667	-
Cash Paid for Short-term Investments	(1,300,000)	-
Investment in Project Development Costs	(302,000)	-
Payments for Property and Equipment	(51,130)	(13,289)
NET CASH USED IN INVESTING ACTIVITIES	(1,639,463)	(13,289)

CASH FLOWS FROM FINANCING ACTIVITIES
Capital Contributions	-	84,794
Cash Paid for Short-term Investments - Restricted	(700,000)	-
Change in Restricted Cash	264,557	-
Cash Paid for Public Offering Costs	(31,950)	-
Proceeds from Notes Payable	114,641	332,150
Proceeds Received Through the Issuance of
Preferred Stock and Common Stock Warrants	4,099,825	-
Distributions to Shareholders	(216,896)	(462,531)
NET CASH (USED IN) FROM FINANCING ACTIVITIES	3,530,177	(45,587)

NET INCREASE (DECREASE) IN CASH	1,147,313	(150,457)

CASH BEGINNING OF THE PERIOD	163,476	313,933

CASH END OF THE PERIOD	$1,310,789	$163,476

NONCASH INVESTING ACTIVITY
Equity Contribution of Net Assets and Liabilities of Common
Owned Company by Shareholder	$5,438	$-

NONCASH FINANCING ACTIVITIES
Private Placement Offering Costs Paid Directly from
Preferred Stock and Common Warrant Proceeds	$560,175	$-

Private Placement Offering Restricted Cash Deposit	$500,000	$-

Notes Payable Contributed to Capital upon Acquisition	$(100,000)	$-

Fair Value of Common Stock Issued for Land and Building	$173,055	$-

Notes Payable Repaid Directly From the Proceeds	$(532,150)	$-

The accompanying notes are an integral part of these consolidated statements.

JUHL WIND, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

1.	BACKGROUND, CHANGE OF CONTROL AND BASIS OF PRESENTATION

Juhl Wind, Inc. (“Juhl Wind” or the “Company”) conducts business under three subsidiaries, DanMar and Associates, Inc. (“DanMar”), Juhl Energy Development, Inc. (“JEDI”), and Next Generation Power Systems, Inc. (“NextGen”). The Company provides development, management, and consulting services to wind farm projects throughout the Midwestern U.S. and produces consumer-owned renewable energy products. All intercompany balances and transactions are eliminated in consolidation.

Reverse Acquisition

On June 24, 2008, the owners of DanMar and JEDI, both privately held companies under common control, exchanged all of their outstanding shares of common stock in the companies for 15,250,000 shares of common stock of MH&SC, Inc. (“MH&SC”), representing approximately 86% of MH&SC’s common stock outstanding after the share exchange transaction (the “Share Exchange Transaction”).  Upon the closing of the Share Exchange Transaction, MH&SC changed its name to Juhl Wind, Inc.  As a result of the Share Exchange Transaction, DanMar and JEDI are now wholly-owned subsidiaries of the Company.  Simultaneously with the closing of the Share Exchange Transaction, the then principal stockholder, director and chief executive officer of MH&SC prior to the Share Exchange Transaction received all of the outstanding membership interests of My Health & Safety Supply Company, LLC, an Indiana limited liability company(“My Health LLC”), in full satisfaction of advances made by that individual to MH&SC in the principal amount of $121,000, plus accrued but unpaid interest. MH&SC was the holding company for My Health LLC.  My Health LLC was the only operating subsidiary of MH&SC.  The sale of My Health LLC was a condition of the Share Exchange Transaction.

In accordance with Statement of Financial Accounting Standards No. 141, Business Combinations, JEDI is considered the accounting acquirer in the Share Exchange Transaction. Because JEDI’s owners as a group retained or received the larger portion of the voting rights in the combined entity and JEDI’s senior management represents a majority of the senior management of the combined entity, JEDI is considered the acquirer for accounting purposes and will account for the transaction as a reverse acquisition. The acquisition was accounted for as a recapitalization. Consequently, the assets and liabilities and the historical operations that will be reflected in future consolidated financial statements will be those of DanMar and JEDI and will be recorded at its historical cost basis. The financial statements have been prepared as if JEDI had always been the reporting company and, on the Share Exchange Transaction date, changed its name and reorganized its capital stock. The financial statements have been prepared including DanMar due to the transaction being with a company under common control.

Acquisition of Next Generation Power Systems and Related Real Property

On October 31, 2008, the Company acquired all of the issued and outstanding shares of common stock of Next Generation Power Systems, Inc. (“NextGen”), an entity under common control due to the 54% ownership by Dan Juhl, the Company’s controlling stockholder. The acquisition allows the Company to expand into consumer-owned wind and solar energy market. All of the outstanding stock of NextGen was acquired in exchange for 92,143 unregistered shares of common stock of the Company, allocated among the NextGen minority selling stockholders.  The 92,143 shares issued to the minority stockholders were valued at $3.50 per share at the date of agreement, or $322,500.  The agreement also required the selling shareholders to contribute the balance of notes payable to stockholders totaling $100,000 to equity. In accordance with Statement of Financial Accounting Standards No. 141R, Business Combinations, the acquisition was accounted for as a combination of entities under common control (i.e. “as if pooling”) where the assets and liabilities of those under common control are at historical cost and at fair value for the noncontrolling interest.  The revenue and expense activities of NextGen are included in the accompanying statement of operations for 2008 and 2007. Due to the noncontrolling interest of NextGen being in a deficit equity position, the Company had to absorb 100% of the net losses for all periods presented.

Simultaneously with the acquisition of all of NextGen, the Company also purchased a commercial building and associated land located in Pipestone, Minnesota from the individual owners of NextGen. The Company issued 41,070 unregistered shares of common stock to the minority stockholders of NextGen for the purchase of the land and building. The 41,070 shares issued for the building and land to the NextGen minority interest were valued at $3.50 per share at the date of agreement, or $144,000.  The acquisition was accounted for at fair value of the land and building on the date of purchase which totaled $173,055.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CASH

The Company maintains cash balances at various financial institutions located in Minnesota.  Accounts are insured by the Federal Deposit Insurance Corporation (FDIC) up to $250,000.  At times throughout the year cash balances may exceed the FDIC insurance limits.  In August 2008, the Company obtained an excess deposit insurance bond to insure deposits up to $4,500,000. The bond is effective August 2008 through February 2011.

RESTRICTED CASH

The Company maintains an escrow cash account funded by the proceeds received from the Series A convertible preferred stock sold in the Company’s 2008 private placement. The funds are to be used for investor relations initiatives.  Also, 15% of the gross proceeds generated from the exercise of the common stock warrants issued in the Company’s 2008 private placement shall be placed in the account.

SHORT TERM INVESTMENTS

 Short-term investments include certificates of deposits maintained at various financial institutions. The certificates are intended to be held for investment purposes through their maturity dates that occur at various times throughout 2009.

ACCOUNTS RECEIVABLE

Credit terms are extended to customers in the normal course of business.  The Company performs ongoing credit evaluations of its customers’ financial condition and, generally, requires no collateral.

Trade accounts receivable are recorded at their estimated net realizable value, net of an allowance for doubtful accounts. The Company follows a policy of providing an allowance for doubtful accounts; however, based on historical experience, and its evaluation of the current status of receivables, the Company is of the belief that such accounts will be collectible in all material respects and thus an allowance is not necessary. Accounts are considered past due if payment is not made on a timely basis in accordance with the Company’s credit terms.  Accounts considered uncollectible are written off.

UNBILLED RECEIVABLES

Unbilled receivables are generated when the revenue from a project has been earned by the Company but has not been formally billed by the Company due to project relations with the owners of the project. The unbilled receivables are recorded at their estimated realizable value. The Company follows a policy providing an allowance for doubtful accounts reserving for significant timing risk and other risks associated with energy project development.

INVENTORIES

Inventories, consisting primarily of parts and materials relating to the production of small scale wind turbines, are stated at the lower of average cost or market value (average cost).

PROJECT DEPOSITS

Project deposits include reimbursable advances made on behalf of wind farm entities to assist them in the legal or other costs incurred in the initial development stages of their respective wind farm project.

PROJECT DEVELOPMENT COSTS

Project Development costs represent amounts paid by the Company for projects that Juhl Wind is the wind farm developer and project owner. Such costs are carried as a long-term asset until such time that the Company receives a reimbursement as a part of the permanent financing of a commissioned wind farm project, or alternatively, upon reimbursement by new project ownership.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Major renewals and improvements are capitalized, while replacements, maintenance and repairs which do not improve or extend the life of the respective assets are expensed currently. Property and equipment are being depreciated over their estimated useful lives using the straight-line method.

Major categories of property and equipment and their depreciable lives are as follows:

Building and Improvements	7-39 Years
Vehicles	5 Years
Machinery and Shop Equipment	5-7 Years

LONG-LIVED ASSETS

Long-lived assets, such as property, plant, and equipment, and purchased intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by an asset to the carrying value of the asset. If the carrying value of the long-lived asset is not recoverable on an undiscounted cash flow basis, impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques including, but not limited to, discounted cash flow models, quoted market values and third-party independent appraisals.

Goodwill and other indefinite lived intangible assets are reviewed for impairment at least annually and if events or changes in circumstances during the year indicate that the carrying amount of the indefinite lived intangible may not be recoverable.

GOODWILL

The Company’s goodwill resulted from its business acquisition of the minority interest of NextGen, which occurred in October 2008. Goodwill and other intangible assets with indefinite lives are not amortized but instead tested at least annually for impairment. The Company must make assumptions regarding estimated future cash flows and other factors to determine the fair value of the respective assets in assessing the fair value of its goodwill and other intangible assets. We assessed the impairment of goodwill as of December 31, 2008 as required pursuant to SFAS 142. An impairment of goodwill was considered necessary as a result of a decrease in fair value of the entity acquired during November and December 2008 related to the current economic environment. Our impairment analysis included comparisons of undiscounted cash flows to the current carrying value of goodwill. The Company recorded goodwill impairment for the year ended December 31, 2008 of $193,974 is reflected in the consolidated statement of operations.

INTANGIBLE ASSETS

The Company’s amortizable intangible assets resulted from its business acquisition of NextGen, which occurred in October 2008 and include customer backlog.  Customer backlog will be amortized as sales commitments occur which were in place at the time of acquisition.  The Company expects the customer backlog to be fully amortized in 2009.

STOCK OPTION PLANS

Upon issuance of employee stock options on June 24, 2008, the Company adopted FASB Statement No. 123(R), Share-Based Payment (Statement 123(R)). This statement replaces FASB Statement No. 123, Accounting for Stock-Based Compensation (Statement 123) and supersedes APB No. 25. Statement 123(R) requires that all stock-based compensation be recognized as an expense in the financial statements and that such cost be measured at the fair value of the award. The Company recognizes compensation expense based on the estimated grant date fair value using the Black-Scholes option-pricing model.

The Company accounts for unit based instruments granted to nonemployees under the fair value method of EITF 96-18, Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services and EITF 00-18, Accounting for Recognition for Certain Transactions Involving Equity Instruments Granted to Other than Employees.  Under EITF 96-18 and EITF 00-18, unit based instruments usually are recorded at their underlying fair value.  In certain instances the fair value of the goods or services is used to determine the value of the equity instrument as it is a better measure of fair value.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying value of cash and equivalents, restricted cash, short term investments, receivables, and payables approximates their fair value. The carrying values of notes payable are based on estimates of current rates at which the Company could borrow funds with similar remaining maturities.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. The Company uses estimates and assumptions in accounting for the following significant matters, among others: revenue recorded from the development agreements is a significant estimate based on a percentage of estimated project costs; reliability of accounts receivable; valuation of deferred tax assets, inventory, stock based compensation and warrants, goodwill, intangible asset, income tax uncertainties, and other contingencies. Revenue from the development agreements is adjusted to reflect actual costs incurred by the project upon the commercial operation date.  Accordingly, actual may differ from previously estimated amounts, and such differences may be material to the financial statements. The Company periodically reviews estimates and assumptions, and the effects of any such revisions are reflected in the period in which the revision is made.

REVENUE RECOGNITION

Consumer-owned energy products:

Revenue from the sale of small wind turbines and other renewable energy systems is recognized upon shipment to the customer and transfer of ownership. Installation services are recognized as revenue upon completion of the installation services.  Deposits received from customers are included as Deferred Revenue until shipment occurs.

Wind Farm Consulting, Development and Management Services:

Consulting Services.  Consulting services fees are primarily fixed fee arrangements of a short-term duration and are recognized as revenue on a completed contract basis.

Wind Farm Development Services.  The Company normally earns a development service fee from each of the wind farm projects that it develops in cooperation with wind farm investors. These development services arrangements are evaluated under EITF 00-21, Revenue Arrangements with Multiple Deliverables, which addresses certain aspects of accounting by a vendor for arrangements under which the vendor will perform multiple revenue generating activities.

The development services fee revenue is recognized as follows:

•
Proceeds received upon the signing of a Development Services Agreement (generally 10% of the total expected development fee) are amortized over the expected period of the development process, which is generally three years. The amortization period is re-assessed by management as new timelines are established for the project in-service date, and the amortization period is adjusted.

•
The remaining proceeds are allocated to the following deliverables based on vendor specific objective evidence (VSOE) of each item: 1) achievement of a signed Power Purchase Agreement (PPA) with an electrical utility, and 2) final commissioning of the wind farm turbines.  Management has determined that these deliverables have stand-alone value, and performance of the undelivered services are considered probable and in the control of the Company.

Wind Farm Management Services.  Revenues earned from administrative and management services agreements are recognized as the services are provided. The administrative and management services agreements call for quarterly payments in advance or arrears of services rendered based on the terms of the agreement. The administrative and management services payments in advance are carried as deferred revenue and recognized monthly as services are performed.

EARNINGS PER SHARE

Basic net income (loss) per share is computed by dividing net income (loss) by the weighted average number of shares outstanding during the period.  Diluted net income per share is computed by dividing net income by the weighted average number of shares and share equivalents outstanding during the period. As of December 31, 2008, the Company had 8,410,000 unit equivalents outstanding relating to outstanding unit options and warrants. As of December 31, 2007, the Company had no share equivalents outstanding. At December 31, 2008, the effects of the share equivalents were excluded from the computation of diluted units outstanding as their effects would be anti-dilutive, due to the Company’s net loss for the period ended December 31, 2008.

INCOME TAXES

The Company records income tax in accordance with FAS No. 109, “Accounting for Income Taxes”.  Under the provisions of FAS 109, deferred income taxes are provided for timing differences between financial statements and income tax reporting, primarily from the use of accelerated depreciation methods for income tax purposes, stock based compensation, accrued liabilities and warranty costs.  The measurement of deferred tax assets and liabilities is based on provisions of the enacted tax law; the effects of future changes in tax laws or rates are not anticipated.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In December 2007, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 141 (R) (SFAS 141(R)), Business Combinations. The pronouncement significantly expands the definition of a business and of a business combination and thereby increases the number of transactions and other events that will qualify as business combinations, including agreements that give rise to variable interest entities. SFAS 141(R) also requires the expensing of acquisition-related transaction costs, expensing of most acquisition-related restructuring costs, the fair value measurement of assets and liabilities, including certain earn-out arrangements, and the capitalization of acquired in-process research and development. SFAS 141(R) is effective for business combinations made on or after January 1, 2009, with earlier adoption prohibited. SFAS 141(R) must be adopted concurrently with SFAS 160. The Company is evaluating the effect, if any, that the adoption of SFAS 141(R) will have on its results of operations, financial position, and the related disclosures.

In December 2007, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 160 (SFAS 160), Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51(Consolidated Financial Statements). SFAS 160 establishes accounting and reporting standards for a noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. In addition, SFAS 160 requires certain consolidation procedures for consistency with the requirements of SFAS 141, Business Combinations. SFAS 160 is effective for fiscal year beginning January 1, 2009 and interim periods within the fiscal year, with earlier adoption prohibited. SFAS 160 must be adopted concurrently with the effective date of SFAS 141(R). The Company is evaluating the effect, if any, that the adoption of SFAS 160 will have on its results of operations, financial position, and the related disclosures.

In June 2008, the FASB ratified the consensus reached on Emerging Issues Task Force (EITF) Issue No. 07-5, Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock. EITF 07-5 clarifies the determination of whether an equity-linked instrument (or embedded feature) is indexed to an entity’s own stock, which would qualify as a scope exception under SFAS No. 133, Accounting or Derivative Instruments and Hedging Activities. EITF 07-5 is effective financial statements issued for fiscal year beginning January 1, 2009, and interim periods within those fiscal years. Earlier application by an entity that has previously adopted an alternative accounting policy is not permitted. The Company is evaluating what effect, if any, EITF 07-5 might have on its financial position, operating results, and the related disclosures.

RECLASSIFICATIONS

Certain reclassifications were made to the previously issued 2007 financial statements in the statement of operations and the statement of stockholders’ equity in order for comparability to the 2008.  The 2007 financial statements have been adjusted to show activity from the pooling of interests transaction with NextGen as discussed in Note 1.

3.	PRIVATE PLACEMENT OF SERIES A 8% CONVERTIBLE PREFERRED STOCK AND COMMON STOCK WARRANTS

In June 2008, the Company completed a private placement consisting of shares of newly-created Series A 8% convertible preferred stock (Series A convertible preferred stock), and detachable, five-year Series A, Series B and Series C warrants to purchase shares of common stock at an exercise price of $1.25 (Series A), $1.50 (Series B) and $1.75 (Series C) per share.  In total, the Company sold 5,160,000 shares of Series A convertible preferred stock (convertible at any time into a like number of shares of common stock) and Series A, Series B and Series C warrants to each purchase 2,580,000 shares of common stock, or an aggregate of 7,740,000 shares of common stock.  We received gross proceeds of $5,160,000 less total offering costs of $592,125.  The net proceeds of $4,567,875 were allocated to Series A convertible preferred stock and the detachable common stock warrants as follows based on their relative fair value:

Series A Convertible Preferred Stock	$3,129,674
Detachable Warrants	$1,438,201

We also issued 2,250,000 shares of our common stock to Greenview Capital, LLC and its designees at the closing of the transaction in consideration for merger advisory services.

Conversion Rights of Series A Convertible Preferred Stock

At any time, each share of Series A convertible preferred stock is convertible into one share of common stock.  However, the number of shares of common stock issuable upon conversion of Series A convertible preferred stock is subject to adjustment upon the occurrence of certain customary events, including, among others, a stock split, reverse stock split or combination of our common stock; an issuance of our common stock or other securities as a dividend or distribution on the common stock; a reclassification, exchange or substitution of the common stock; or a capital reorganization of our company. Additionally, until June 24, 2010, the holders of Series A convertible preferred stock will have “full-ratchet” anti-dilution price protection, with limited exceptions for issuances under employee benefit plans and pursuant to transactions involving a strategic partner preapproved by the holders on a case-by-case basis. After June 24, 2010, the holders of Preferred Stock will have “weighted average” anti-dilution price protection.

Voting Rights of Series A Convertible Preferred Stock

Holders of Series A convertible preferred stock are not entitled to vote their shares with the holders of our common stock, except for certain extraordinary corporate transactions, in which case they vote as a separate series. Holders of Series A convertible preferred stock shall also have any voting rights to which they are entitled by Delaware law.

Liquidation Rights of Series A Convertible Preferred Stock

In the event of any voluntary or involuntary liquidation, dissolution or winding-up of our company, including a merger or consolidation of our company with or into another company, or any transfer, sale or lease by us of substantially all of our assets, the holders of Series A convertible preferred stock will be entitled to receive out of our assets available for distribution to stockholders, before any distribution is made to holders of our common stock or any other series of our preferred stock, liquidating distributions in an amount equal to $1.20 per share, plus accrued but unpaid dividends.

Redemption Rights of Series A Convertible Preferred Stock

Series A convertible preferred stock may not be redeemed by the Company at any time. The holders of the Preferred Stock have redemption rights in the event of the inability of the Company to register the underlying conversion shares and the shares issuable upon warrant exercise.  The Preferred Stock is classified in a mezzanine equity classification (outside of stockholders’ equity) as a result of the redemption feature relating to the registration requirement which is deemed  to be outside the Company’s control.  See Note 16 “Subsequent Events” to these financial statements.

Dividends Rights of Series A Convertible Preferred Stock

Series A convertible preferred stock will be entitled to receive dividends at a rate of 8% per year, payable quarterly in arrears in cash or shares of our common stock. The Company has accrued dividends to Series A convertible preferred stock  totaling $213,280 as of  December 31, 2008.

Certain Covenant Rights and Registration Rights of Series A Convertible Preferred Stock

Series A convertible preferred stock contains certain negative covenants, such as a limitation on indebtedness, a limitation on increases in executive compensation, an incentive compensation plan not to exceed 10% of our outstanding common equivalent shares, and restrictions on mergers, acquisitions and other fundamental transactions, without the prior written consent of a majority of the holders of Series A convertible preferred stock, and certain other affirmative covenants.  All covenants expire if Series A convertible preferred stock position held by its majority original investor falls below 20% of the original Series A convertible preferred stock position held by it immediately following the closing of the original offering. The Company is also required to issue registered common shares upon conversion of Series A convertible preferred stock  and exercise of the Series A, Series B and Series C warrants.  If the underlying shares are not registered as required in the Series A convertible preferred stock offering document, the Company would be required to pay liquidated damages of 2% of the original purchase price per each 30 day period or part thereof for any registration default up to a maximum of 12%.

The Company recorded a liability and corresponding expense at December 31, 2008 in the amount of $258,879 to account for approximated liquidated damages and late fees to the holders of the Series A convertible preferred stock.  The liquidated damages and late fees were related to the breach of covenants and rights contained in the Registration Rights Agreement, primarily as a result of the Company’s delay in successfully completing an effective registration statement, and to a lesser extent, the timely payment of quarterly dividends.  The Company and the holders of the Series A convertible preferred stock have agreed in writing in March 2009 to pay the $258,879 in the form of shares of common stock issuable over the period April 1 through October 1, 2009. The Company anticipates that approximately 160,000 shares of common stock may be issued in connection with this agreement.

4.	CONCENTRATIONS, RISKS AND UNCERTAINTIES

The Company derived approximately 22% and 17% of its revenue from sales to three customers in 2008 and 2007, respectively. Also, approximately 33% and 37% of wind farm development and management revenue related to these three customers  as of December 31, 2008 and 2007, respectively. At December 31, 2008 and 2007, 56% and 14%, respectively, of the Company’s accounts receivable were due from four customers. One customer comprises the Company’s unbilled receivables as of December 31, 2008 and 2007.

5. INVENTORIES

Inventories consist of the following:

	December 31, 2008	December 31, 2007
Materials and supplies	$351,213	$547,882
Work –in-progress	51,905	-
	$403,118	$547,882

6. PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

	December 31, 2008	December 31, 2007
Land	$17,500	$-
Building and improvements	238,120	83,120
Equipment, including vehicles	268,326	258,935
Subtotal	523,946	342,055
Less Accumulated depreciation	(179,822)	(139,334)
Total	$344,124	$202,721

7.	INCOME TAXES

Beginning in 2008, the Company will file a consolidated tax return inclusive of each of its wholly-owned subsidiaries, DanMar, JEDI, and NextGen, all of whom were Subchapter S corporations at the time of acquisition in 2008. This initial consolidated filing will therefore exclude business activity prior to the acquisition date in which the subsidiary companies were treated for tax purposes as Subchapter S Corporations. The income tax benefit recorded in the statement of operations for the period ended December 31, 2008 is primarily due to the 2008 operating loss.

At the time the S corporation elections were terminated , the Company recorded deferred tax assets and liabilities arising from the anticipated timing differences recorded in the financial statements and income tax returns for various accrued expenses and the methods used in computing depreciation.

The components of the deferred income tax asset and liability as of December 31, 2008 are as follows:

Current Deferred Income Tax Benefit:
Accrued Vacation and Officer’s Compensation	$9,000
Liquidated Damages Provision	104,000
Reserves for Doubtful Accounts and Warranty	68,000
Net Operating Loss Carryforward	241,000
Total	$422,000

Non-Current Deferred Income Tax Benefit:
Stock Option Expense	$38,000

Non-current Deferred Income Tax Liability
Depreciation	$24,000

The following represents the reconciliation of the statutory federal tax rate and the effective tax rate for the year ended December 31, 2008:

Statutory Tax Rate	$(556,392)	34.0%
States Taxes, Net of Federal Benefit	(86,053)	5.3
Nondeductible Expenses	68,756	(4.2)
Cash to Accrual Adjustment	96,842	(5.9)
Other, Net	40,847	(2.5)
	$436,000	26.7%

In assessing the realization of deferred tax assets, the Company’s management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized.  The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.  The Company’s management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment.  As of December 31, 2008, a valuation allowance has not been recognized for deferred tax assets.

At December 31, 2008, the Company has a federal net operating loss carryforward of approximately $600,000 which will expire in the year 2023.

We adopted provisions of , Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109 (FIN No. 48) in June 2008, upon becoming a corporation, with no cumulative effect adjustment required. FIN 48 clarifies the requirements of SFAS 109, Accounting for Income Taxes, relating to the recognition of income tax benefits. FIN 48 provides a two-step approach to recognizing and measuring tax benefits when realization of the benefits is uncertain. The first step is to determine whether the benefit meets the more-likely-than-not condition for recognition and the second step is to determine the amount to be recognized based on the cumulative probability that exceeds 50%. In accordance with FIN No. 48, we have adopted a policy under which, if required to be recognized in the future, we will classify interest related to the underpayment of income taxes as a component of interest expense and we will classify any related penalties in general and administrative expenses in the consolidated statement of operations.

8.	STOCK-BASED COMPENSATION

The Company has a non-qualified incentive compensation plan to provide stock options, stock issuances and other equity interests in the Company to employees, directors, consultants, independent contractors, and advisors of the Company and other person who is determined by the Committee of the Board of Directors of the Company to have made (or expected to make) contributions to the Company. As of December 31, 2008, the Company has 2,277,111 shares available for award under the plan.

On June 24, 2008, the Company granted to key employees and directors of the Company, 520,000 options to purchase common shares under the above plan.  These options carry an exercise price of $1.00 per share with vesting over a two or three year period beginning June 24, 2008 and expire ten years from the date of grant.  The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions, underlying price $1.25, dividend yield of 0%, expected volatility of 96%, risk-free interest rate of 4%, and expected life of 6 years. Based on pricing model it was determined that approximately $96,200 of option related compensation was expense in the year ending December 31, 2008.

In September 2008, the Company granted 100,000 stock options to an employee through their incentive compensation plan.  These options carry an exercise price of $2.00 per share and vest over a four year term beginning November 1, 2008 and expire 10 years from the grant date.  The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model. There was no compensation expense recorded in the year ending December 31, 2008.

A summary of the Company’s stock option plan as of December 31, 2008 and changes during the period then ended is listed below:
Outstanding at December 31, 2007	-
Granted	620,000
Exercised	-
Expired	-
Forfeited	-
Outstanding at December 31, 2008	620,000

Options exercisable at the end of the period	5,000

As of December 31, 2008, there was approximately $433,000 of total unrecognized compensation expense cost.  This cost is expected to be recognized over a weighted-average period of 3 years.

In June 2008, the Company agreed to issue 50,000 common stock warrants to an investor relations consulting firm. These warrants vested over a six-month service period ending December 19, 2008 at which they were formally issued. The Company recognized approximately $29,100 during the year ended December 31, 2008. These warrants allow the holder to purchase common stock at an exercise price of $7.00 for 25,000 and $10.00 for the other 25,000 shares. To determine fair value of the warrants the Company uses the Black-Scholes pricing model with the following assumptions, dividend yield of 0%, expected volatility of 96%, risk-free interest rate of 4%, and expected life of 5 years.

Subsequent to year end the Company entered into an employment agreement with their Chief Financial Officer. The agreement requires the Company to grant 100,000 options in 25,000 increments. The exercise price will be equal to the closing price of the Company’s stock on the date of each grant. The Company also issued 10,000 stock options to a board member at an exercise price of $2.11 per share. The options vest over two years from the date of grant and expire ten years from the date of grant.

The Board of Directors has authorized management to grant further stock options to employees or consultants from shares reserved under the Plan whereby the Company expects to grant approximately 240,000 options in the second quarter of 2009 in addition to grants mentioned above.

9.	FAIR VALUE MEASUREMENTS

Effective January 1, 2008, we adopted Statement of Financial Accounting Standard No. 157, “Fair Value Measurements” (SFAS 157), as it applies to our financial instruments, and Statement of Financial Accounting Standard No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an amendment of FASB Statement No. 115” (SFAS 159). SFAS 157 defines fair value, outlines a framework for measuring fair value, and details the required disclosures about fair value measurements. SFAS 159 permits companies to irrevocably choose to measure certain financial instruments and other items at fair value. SFAS 159 also establishes presentation and disclosure requirements designed to facilitate comparison between entities that choose different measurement attributes for similar types of assets and liabilities.

Under SFAS 157, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date in the principal or most advantageous market. SFAS 157 establishes a hierarchy in determining the fair value of an asset or liability. The fair value hierarchy has three levels of inputs, both observable and unobservable. SFAS 157 requires the utilization of the lowest possible level of input to determine fair value. Level 1 inputs include quoted market prices in an active market for identical assets or liabilities. Level 2 inputs are market data, other than Level 1, that are observable either directly or indirectly. Level 2 inputs include quoted market prices for similar assets or liabilities, quoted market prices in an inactive market, and other observable information that can be corroborated by market data. Level 3 inputs are unobservable and corroborated by little or no market data.

Except for those assets and liabilities which are required by authoritative accounting guidance to be recorded at fair value in our Consolidated Balance Sheets, we have elected not to record any other assets or liabilities at fair value, as permitted by SFAS 157. No events occurred during the first quarter 2009 which would require adjustment to the recognized balances of assets or liabilities which are recorded at fair value on a nonrecurring basis.

The Company has no assets and liabilities measured at fair value on a recurring basis that would require disclosure under this pronouncement.

10.	BUSINESS SEGMENTS

The Company groups its operations into two business segments–Wind Farm Development and Management  and Consumer-Owned Renewable Energy.  The Company’s business segments are separate business units that offer different products. The accounting policies for each segment are the same as those described in the summary of significant accounting policies. Corporate assets include: cash and cash equivalents, short-term investments, deferred income taxes, and other assets.

The following is information for each segment for the years ended December 31, 2008 and 2007:

For the Year Ended December 31, 2008	Wind Farm Development and Management	Consumer-Owned Renewable Energy	Consolidated
Wind farm development and management	$740,582	—	$740,582
Consumer-owned renewable energy products	—	$451,688	451,688
Related party revenue	130,226	—	130,226
Other	9,001	—	9,001
Total revenue	$879,809	$451,688	$1,331,497
Loss from operations	$(1,260,824)	$(367,992)	$(1,628,816)
Other income (loss), net	26,587	(35,000)	(8,413)
Loss before income tax benefit	$(1,234,237)	$(402,992)	$(1,637,229)
Identifiable assets at December 31, 2008	$1,657,480	$879,189	$2,536,669
Corporate assets			3,370,925
Total assets at December 31, 2008			$5,907,594

For the Year Ended December 31, 2007	Wind Farm Development and Management	Consumer-Owned Renewable Energy	Consolidated
Wind farm development and management	$482,660	—	$482,660
Consumer-owned renewable energy products	—	$812,925	812,925
Related party revenue	216,518	—	216,518
Other	7,983	—	7,983
Total revenue	$707,161	$812,925	$1,520,086
Income (Loss) from operations	$295,940	$(294,280)	$1,660
Other income (loss), net	828	(48,743)	(47,915)
Income (Loss) before income tax	$296,768	$(343,023)	$(46,255)
Identifiable assets at December 31, 2007	$745,677	$688,553	$1,434,230
Corporate assets			—
Total assets at December 31, 2007			$1,434,230

11. INTANGIBLE ASSETS

Intangible assets consist of the following at December 31, 2008:

Fair Value
Customer Backlog	72,000

The intangible assets were recorded in connection with the acquisition of all of the outstanding shares of Next Generation Power Systems (“NextGen”) in October 2008. The Customer Backlog asset is expected to be fully amortized during 2009.

12.	NOTES PAYABLE

The Company’s Next Generation Power Systems subsidiary obtained short-term financing under the following bank note arrangements for the years ended December 31, 2008 and 2007:

December 31, 2008
Note payable to Bank, due October 2009, interest payable monthly at 5%, collateralized by certificates of deposit	$150,000

Note payable to Bank, due October 2009, interest payable monthly at 5%, collateralized by certificates of deposit	79,938

Note payable to Bank, due October 2009, interest payable monthly at 5%, collateralized by certificates of deposit	416,853
Total	$646,791

December 31, 2007
Note payable to Bank, due March 2008, interest payable monthly at 7.25%, collateralized by wind turbine inventory	$100,000

Notes payable to NextGen shareholders, due May 2008, interest payable monthly at 10%; unsecured; contributed to capital as a part of the NextGen acquisition in October 2008	100,000

Note payable to Bank, due October 2009, interest payable monthly at 7.25%, collateralized by receivables, inventory and real property owned by the NextGen stockholders	432,150
Total	$632,150

The weighted average interest rate for December 31, 2008 and 2007 was 6.2% and 9.5%, respectively. Interest paid for December 31, 2008 and 2007 was $34,195 and 46,114, respectively.

13.	TRANSACTIONS WITH RELATED PARTIES

The Company provides wind farm management services to entities that are controlled by the Company’s Chief Executive Officer and family members. This revenue is shown on the face of the consolidated statement of operations.  The fees are billed at rates similar to fee structures charged to unrelated parties.

14.	OPERATING LEASE

The Company rents additional storage space and the land on which the corporate office is located from two unrelated parties. These rental agreements are on a month-to-month basis.  The rent expense for 2008 and 2007 was $6,500 and $2,100, respectively.

During 2007 and through the period June 30, 2008, the Company’s subsidiary, NextGen, provided building lease payments at the rate of $1,500 per month to an entity controlled by the NextGen stockholders. The rent expense for 2008 and 2007 was $9,000 and $18,000, respectively.

15.	COMMITMENTS AND CONTINGENCIES

Development Agreements

The Company enters into development agreements with third parties for the development of wind projects. The development agreements call for development fees ranging from 1% to 5% of the total project cost. The development fees are due in three installments. Ten percent is due at the development agreement signing. Another 40% is due at the signing of the PPA agreement, and the remaining 50% is due at the commercial operation date of the project. As of December 31, 2008 and 2007, the Company was involved with various development agreements at different stages within the contracts. The Company was also involved with several new projects for which development agreements have not been signed.

Management Agreements

The Company has three agreements in place for operational wind projects to perform management services for those projects. The agreements provide monthly management fees equal to 2% of the project’s gross sales. These agreements also provide payments for general and administrative fees, maintenance fees, and any other out-of-pocket expenses for the project. The contracts expire at various dates through 2015. The agreements may be terminated by the wind farm upon the last day of the month that is at least 30 days after the Company has received written notice of the intent to terminate the agreement.

Administrative Services Agreements

The Company has four agreements in place for operational wind projects to perform administrative services for those projects. These agreements provide quarterly payments in advance or in arrears of services performed. Payments range from $4,500 to $5,000 per quarter, and will continue through the Change of Percentage Ownership Date, as defined by the administrative services agreements, and will be renewed annually without any additional action. The agreements may be terminated by the wind farm upon at least 90 days written notice to the Company.

16.	SUBSEQUENT EVENT

In March 2009, the Company and its holders of Series A convertible preferred stock agreed in writing to amend the Series A convertible preferred shares agreement and Registration Rights Agreement to address the ability for the Company to make dividend payments in shares of common stock, remove a contingent redemption feature based on triggering events, and to re-establish current and future damage provisions with regard to obtaining an effective registration statement for certain currently unregistered shares. This amendment also contained an estimated settlement of liquidated damages and late fees totaling $258,879 incurred by December 31, 2008, which have been expensed and included in accrued expenses on the balance sheet.

JUHL WIND INC.
CONSOLIDATED BALANCE SHEETS
JUNE 30, 2009 AND DECEMBER 31, 2008

	JUNE 30,	DECEMBER 31,
	2009	2008
	(unaudited)
ASSETS

CURRENT ASSETS
Cash	$3,083,460	$1,310,789
Restricted Cash	361,921	264,557
Accounts Receivable
Net of an allowance of $0 and $10,000 at June 30, 2009 and December 31, 2008	53,247	44,007
Short Term Investments and Accrued Interest Receivable	1,338,247	1,306,775
Short Term Investments - Restricted	700,000	700,000
Unbilled Receivables, at net realizable value	200,848	250,699
Inventory	293,689	403,118
Reimbursable Project Costs	91,358	147,800
Other Current Assets	231,829	97,727
Current Deferred Income Taxes	224,000	422,000
TOTAL CURRENT ASSETS	6,578,599	4,947,472

PROPERTY AND EQUIPMENT (Net)	384,955	344,124

GOODWILL	227,998	227,998

OTHER ASSETS
Deferred Income Tax Asset	212,000	14,000
Project Development Costs	307,000	302,000
Intangible Assets	-	72,000
TOTAL OTHER ASSETS	519,000	388,000

TOTAL ASSETS	$7,710,552	$5,907,594

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts Payable	$613,284	$250,285
Accrued Expenses	128,970	346,019
Deferred Revenue	697,166	332,541
Notes Payable	571,791	646,791
TOTAL CURRENT LIABILITIES	2,011,211	1,575,636

SERIES A CONVERTIBLE PREFERRED STOCK
$.0001 par value, 20,000,000 authorized, 5,160,000 issued
and outstanding as of December 31, 2008	-	3,342,954

STOCKHOLDERS' EQUITY
Preferred Stock, 20,000,000 shares authorized
Series A Convertible Preferred Stock - $.0001 par value,
5,160,000 issued and outstanding at June 30, 2009	2,703,742	-
Series B Convertible Preferred Stock - $.0001 par value,
6,607,006 issued and outstanding at June 30, 2009	15,704,903	-
Common Stock - $.0001 par value; 100,000,000 shares authorized,
20,466,333 and 20,183,213 issued and outstanding as of	2,046	2,018
June 30, 2009 and December 31, 2008, respectively
Subscription Receivable from Series B Convertible Preferred Stock	(196,710)	-
Additional Paid-In Capital	-	2,740,788
Accumulated Deficit	(12,514,640)	(1,753,802)
TOTAL STOCKHOLDERS' EQUITY	5,699,341	989,004

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$7,710,552	$5,907,594

The accompanying notes are an integral part of these consolidated statements

JUHL WIND INC.
CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE QUARTERS ENDED JUNE 30, 2009 AND 2008

	2009			2008
	(unaudited)			(unaudited)

REVENUE
Wind Farm Development and Management	$200,980	62.9%		$124,032	43.6%
Turbine Sales & Service	88,660	27.7		134,250	47.2
Related Party Revenue	28,828	9.0		21,518	7.6
Other Operating Income	1,200	0.4		4,398	1.6
TOTAL REVENUE	319,668	100.0		284,198	100.0

COST OF GOODS SOLD	112,804	35.3		138,313	48.7

GROSS PROFIT	206,864	64.7		145,885	51.3

OPERATING EXPENSES
General and Administrative Expenses	353,396	110.6		297,299	104.6
Investor Relations Expenses	18,095	5.7		-	-
Payroll and Employee Benefits	696,280	217.8		186,367	65.6
Windfarm Management Expenses	33,789	10.6		22,938	8.1
TOTAL OPERATING EXPENSES	1,101,560	344.6		506,604	178.3
OPERATING LOSS	(894,696)	(279.9)		(360,719)	(126.9)

OTHER INCOME (EXPENSE)
Interest Income	16,018	5.0		-	-
Interest Expense	(8,183)	(2.6)		(7,917)	(2.8)
Gain in Fair Value of Warrant Liability	848,966	265.6		-	-
Other Income (Expense)	31,318	9.8		-	-
TOTAL OTHER INCOME (EXPENSE)	888,119	277.8		(7,917)	(2.8)

LOSS BEFORE INCOME TAXES	(6,577)	(2.1)		(368,636)	(129.7)

INCOME TAX BENEFIT	-	0.0		(62,000)	(21.8)

NET LOSS	$(6,577)	(2.1	) %	$(306,636)	(107.9	) %

PREFERRED DIVIDENDS	103,200			6,880

SERIES B BENEFICIAL CONVERSION FEATURE	2,790,707			-

NET LOSS ATTRIBUTABLE TO COMMON
STOCKHOLDERS	$(2,900,484)			$(313,516)

WEIGHTED AVERAGE SHARES
OUTSTANDING - BASIC AND DILUTED	20,462,318			15,566,484

NET LOSS PER SHARE - BASIC AND DILUTED	$(0.14)			$(0.02)

The accompanying notes are an integral part of these consolidated statements

JUHL WIND INC.
CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2009 AND 2008

	2009		2008
	(unaudited)		(unaudited)

REVENUE
Wind Farm Development and Management	$332,834	49.8%	$263,330	34.5%
Turbine Sales & Service	282,368	42.3	450,683	59.0
Related Party Revenue	50,813	7.6	43,283	5.7
Other Operating Income	1,929	0.3	6,232	0.8
TOTAL REVENUE	667,944	100.0	763,528	100.0

COST OF GOODS SOLD	283,956	42.5	296,161	38.8

GROSS PROFIT	383,988	57.5	467,367	61.2

OPERATING EXPENSES
General and Administrative Expenses	816,999	122.3	345,862	45.3
Investor Relations Expenses	52,921	7.9	-	-
Payroll and Employee Benefits	1,094,049	163.8	262,874	34.4
Windfarm Management Expenses	135,966	20.4	73,957	9.7
TOTAL OPERATING EXPENSES	2,099,935	314.4	682,693	89.4
OPERATING LOSS	(1,715,947)	(256.9)	(215,326)	(28.2)

OTHER INCOME (EXPENSE)
Interest Income	40,221	6.0	-	-
Interest Expense	(16,851)	(2.5)	(16,012)	(2.1)
Gain in Fair Value of Warrant Liability	2,198,671	329.2	-	-
Other Expense	31,618	4.7	-	-
TOTAL OTHER INCOME (EXPENSE)	2,253,659	337.4	(16,012)	(2.1)

INCOME (LOSS) BEFORE INCOME TAXES	537,712	80.5	(231,338)	(30.3)

INCOME TAX BENEFIT	-	0.0	(62,000)	-

NET INCOME (LOSS)	$537,712	80.5%	$(169,338)	(30.3	) %

PREFERRED DIVIDENDS	206,400		6,880

SERIES B BENEFICIAL CONVERSION FEATURE	2,790,707		-

NET LOSS ATTRIBUTABLE TO COMMON
STOCKHOLDERS	$(2,459,395)		$(176,218)

WEIGHTED AVERAGE SHARES
OUTSTANDING - BASIC AND DILUTED	20,333,537		15,383,333

NET LOSS PER SHARE - BASIC AND DILUTED	$(0.12)		$(0.01)

The accompanying notes are an integral part of these consolidated statements

JUHL WIND INC.
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
FOR THE SIX MONTHS ENDED JUNE 30, 2009

			Convertible		Convertible
			Preferred Stock		Preferred Stock		Additional		Stock	Total
	Common Stock		Series A		Series B		Paid-In	Accumulated	Subscription	Equity
	Shares	Par	Shares	Amount	Shares	Amount	Capital	Deficit	Receivable	(Deficit)

BALANCE - December 31, 2008	20,183,213	$2,018	-	$-	-	$-	$2,740,788	$(1,753,802)	$-	$989,004
Cumulative effect of accounting change (note 4)				(529,133)		-	(1,438,201)	(10,609,482)		(12,576,816)

ADJUSTED BALANCE- January 1, 2009 (unaudited)	20,183,213	2,018	-	(529,133)	-	-	1,302,587	(12,363,284)	-	(11,587,812)
Removal of contingent redemption feature
of Series A preferred stock			5,160,000	3,342,954	-	-				3,342,954

Net income	-	-	-	-	-	-	-	537,712		537,712

Stock-based compensation	-	-	-	-	-	-	498,221	-		498,221

Common stock dividends issued to Series A preferred stockholders	283,120	28	-	(316,479)	-	-	507,231	-		190,780

Beneficial conversion feature of Series B preferred stock	-	-	-	-	-	2,790,707	(2,308,039)	(482,668)		-

Issuance of Series B and conversion of Series A warrants for Series B preferred stock, less offering costs of $10,000	-	-	-	-	6,607,006	12,914,196	-	-		12,914,196

Subscription receivable issued for issuance of Series B preferred stock									(196,710)	(196,710)

Series A 8% preferred stock dividend	-	-	-	206,400	-	-	-	(206,400)		-

BALANCE - June 30, 2009 (unaudited)	20,466,333	$2,046	5,160,000	$2,703,742	6,607,006	$15,704,903	$-	$(12,514,640)	$(196,710)	$5,699,341

The accompanying notes are an integral part of these consolidated statements

JUHL WIND INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2009 AND 2008

	2009	2008
	(unaudited)	(unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES
Net Income (Loss)	$537,712	$(169,338)
Adjustments to Reconcile Net Income (Loss) to Net Cash
Provided by Operating Activities:
Depreciation and Amortization	99,027	23,792
Stock-Based Compensation	498,221	71,045
Provision for Uncollectible Accounts	(10,000)	45,446
Gain on Warrant Liability Fair Value	(2,198,671)	-
Liquidated Damages Expense	(31,316)	-
Change in Assets and Liabilities, Net of Contributed Company:
Accounts Receivable	760	77,307
Unbilled Receivable	49,851	(116,350)
Inventory	109,429	120,858
Reimbursable Project Costs	56,442	-
Other Current Assets	(134,100)	(1,654)
Interest receivable on short term investments	(27,483)	-
Accounts Payable	362,999	25,112
Accrued Expenses	5,049	116,802
Deferred Income Taxes	-	(79,000)
Deferred Revenue	364,625	135,279
NET CASH FROM (USED IN) OPERATING ACTIVITIES	(317,455)	249,299

CASH FLOWS FROM INVESTING ACTIVITIES
Cash Acquired from Community Wind Development Group, LLC	-	13,108
Cash Paid for Short-term Investments	(3,989)	-
Investment in Project Development Costs	(5,000)	(100,000)
Payments for Property and Equipment	(67,862)	(7,695)
NET CASH USED IN INVESTING ACTIVITIES	(76,851)	(94,587)

CASH FLOWS FROM FINANCING ACTIVITIES
Change in restricted cash	(97,364)	-
Principal Payments on Notes Payable	(75,000)	(15,000)
Proceeds received through the issuance of
Series A preferred stock	-	4,099,825
Proceeds received through the issuance of
Series B preferred stock and conversion of warrants	2,339,341	-
Distributions to Shareholders	-	(216,899)
NET CASH FROM FINANCING ACTIVITIES	2,166,977	3,867,926

NET INCREASE IN CASH	1,772,671	4,022,638

CASH BEGINNING OF THE PERIOD	1,310,789	163,476

CASH END OF THE PERIOD	$3,083,460	$4,186,114

NONCASH INVESTING ACTIVITY
Equity Contribution of Net Assets and Liabilities of Common
Owned Company by Shareholder	$-	$5,438
NONCASH FINANCING ACTIVITY
Subscription receivable from issuance of Series B preferred stock	$196,710	$-
Private placement offering costs paid directly from gross proceeds	$-	$560,175
Private placement offering costs included in accounts payable	$-	$31,950
2008 Private placement restricted cash deposit	$-	$500,000
Series A preferred stock dividend	$206,400	$-
Warrant liability recognition upon adoption of EITF 07-5	$12,576,816	$-
Fair value of warrant liability exchanged on Series B preferred stock	$10,378,145	$-
Accrued liquidated damages fees paid in the form of common stock	$222,000	$-

The accompanying notes are an integral part of these consolidated statements

JUHL WIND, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE QUARTERS ENDED JUNE 30, 2009 AND 2008

1.	BACKGROUND, CHANGE OF CONTROL AND BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated interim financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission.  Certain information and footnotes disclosures normally included in annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted as permitted by such rules and regulations.  These financial statements and related notes should be read in conjunction with the financial statements and notes thereto included in the Company’s audited financial statements for the year ended December 31, 2008 and 2007 contained in Form 10-K filed with the Securities and Exchange Commission on March 31, 2009.

In the opinion of management, the interim financial statements reflect all adjustments considered necessary for fair presentation.  The adjustments made to these statements consist only of normal recurring adjustments.  The results reported in these condensed consolidated interim financial statements should not be regarded as necessarily indicative of results that may be expected for the year ended December 31, 2009.

Juhl Wind, Inc. (“Juhl Wind”) conducts business under three subsidiaries, DanMar and Associates, Inc. (“DanMar”), Juhl Energy Development, Inc. (“JEDI”), and Next Generation Power Systems, Inc. (“NextGen”). The Company provides development, management, and consulting services to wind farm projects throughout the Midwestern U.S. and produces consumer-owned renewable energy products. All intercompany balances and transactions are eliminated in consolidation.

Reverse Acquisition
On June 24, 2008, the owners of DanMar and Associates, Inc. and Juhl Energy Development, Inc., both privately held companies under common control, exchanged all of their outstanding shares of common stock in the companies for 15,250,000 shares of common stock of MH&SC, Inc., a public company.  Upon the exchange transaction (transaction), MH&SC, Inc. changed its name to Juhl Wind, Inc. As a result of the transaction, DanMar and Associates, Inc. and Juhl Energy Development, Inc. (the Companies) are now wholly-owned subsidiaries of Juhl Wind, Inc. In essence, DanMar and Associates, Inc. and Juhl Energy Development, Inc. merged into a public shell company with no or nominal remaining operations and no or nominal assets and liabilities. In accordance with Statement of Financial Accounting Standards No. 141, Business Combinations, JEDI is considered the accounting acquirer in the exchange transaction. Consequently, the assets and liabilities and the historical operations included in the accompanying consolidated financial statements are those of the Companies and are recorded at its historical cost basis.

Acquisition of Next Generation Power Systems
On October 31, 2008, the Company acquired all of the issued and outstanding shares of common stock of Next Generation Power Systems, Inc. (“NextGen”), a company under common control. In accordance with Statement of Financial Accounting Standards No. 141R, Business Combinations, the acquisition was accounted for as a combination of entities under common control (i.e. “as if pooling”) where the assets and liabilities of those under common control are at historical cost and at fair value for the noncontrolling interest. The assets and liabilities and the historical operations of NextGen are included in the accompanying consolidated financial statements for 2009 and 2008.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CASH
The Company maintains cash balances at various financial institutions located in Minnesota. At times throughout the year cash balances may exceed the Federal Deposit Insurance Corporation insurance limits.  In August 2008, the Company obtained an excess deposit insurance bond to insure deposits up to an additional $2,400,000 beyond the FDIC coverage. The bond is effective August 2008 through February 2011.

ACCOUNTS RECEIVABLE
Credit terms are extended to customers in the normal course of business.  The Company performs ongoing credit evaluations of its customers’ financial condition and, generally, requires no collateral.

JUHL WIND, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE QUARTERS ENDED JUNE 30, 2009 AND 2008

Trade accounts receivable are recorded at their estimated net realizable value, net of an allowance for doubtful accounts. The Company follows a policy of providing an allowance for doubtful accounts.  Based on historical experience, and its evaluation of the current status of receivables, the Company is of the belief that such accounts will be collectible in all material respects after consideration of the allowance shown in the financial statements. Accounts are considered past due if payment is not made on a timely basis in accordance with the Company’s credit terms.  Accounts considered uncollectible are written off.

UNBILLED RECEIVABLES
Unbilled receivables are generated when the revenue from a project has been earned by the Company but has not been formally billed by the Company due to project relations with the owners of the project. The unbilled receivables are recorded at their estimated realizable value. The Company follows a policy providing an allowance for doubtful accounts reserving for significant timing risk and other risks associated with energy project development.

INVENTORIES
Inventories, consisting primarily of parts and materials relating to the production of small scale wind turbines, are stated at the lower of average cost or market value.

REIMBURSABLE PROJECT COSTS
Reimbursable project costs represent advances made on behalf of wind farm entities to assist them in the legal or other costs incurred in the initial development stages of their respective wind farm project.

PROJECT DEVELOPMENT COSTS
Project development costs represent amounts paid by the Company for projects that Juhl Wind is the wind farm developer and project owner. Such costs are carried as a long-term asset until such time that the Company receives a reimbursement as a part of the permanent financing of a commissioned wind farm project, or alternatively, upon reimbursement by new project ownership.

PROPERTY AND EQUIPMENT
Property and equipment are stated at cost. Major renewals and improvements are capitalized, while replacements, maintenance and repairs which do not improve or extend the life of the respective assets are expensed currently. Property and equipment are being depreciated over their estimated useful lives using the straight-line method.

LONG-LIVED ASSETS
Long-lived assets, such as property, plant, and equipment, and purchased intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by an asset to the carrying value of the asset. If the carrying value of the long-lived asset is not recoverable on an undiscounted cash flow basis, impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques including, but not limited to, discounted cash flow models, quoted market values and third-party independent appraisals.

GOODWILL
The Company’s goodwill resulted from its business acquisition of the minority interest of NextGen in October 2008. Goodwill and other intangible assets with indefinite lives are not amortized but instead tested at least annually for impairment. The Company must make assumptions regarding estimated future cash flows and other factors to determine the fair value of the respective assets in assessing the fair value of its goodwill and other intangible assets. We have assessed the impairment of goodwill as of June 30, 2009 as required pursuant to SFAS 142. No impairment of goodwill was considered necessary.

STOCK OPTION PLANS
Upon issuance of employee stock options on June 24, 2008 (inception date), the Company adopted FASB Statement No. 123(R), Share-Based Payment (Statement 123(R)). This statement replaces FASB Statement No. 123, Accounting for Stock-Based Compensation (Statement 123) and supersedes APB No. 25. Statement 123(R) requires that all stock-based compensation be recognized as an expense in the financial statements and that such cost be measured at the fair value of the award. The Company recognizes compensation expense based on the estimated grant date fair value using the Black-Scholes option-pricing model.

JUHL WIND, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE QUARTERS ENDED JUNE 30, 2009 AND 2008

The Company accounts for unit based instruments granted to nonemployees under the fair value method of EITF 96-18, Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services and EITF 00-18, Accounting for Recognition for Certain Transactions Involving Equity Instruments Granted to Other than Employees.  Under EITF 96-18 and EITF 00-18, unit based instruments usually are recorded at their underlying fair value.  In certain instances the fair value of the goods or services is used to determine the value of the equity instrument as it is a better measure of fair value.

FAIR VALUE OF FINANCIAL INSTRUMENTS
The carrying value of cash and equivalents, restricted cash, short term investments, receivables, payables, warrant liability approximates their fair value. The carrying amounts of notes payable approximate fair value because of the short maturity of these instruments.

USE OF ESTIMATES
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. The Company uses estimates and assumptions in accounting for the following significant matters, among others: revenue recorded from the development agreements is a significant estimate based on a percentage of estimated project costs; reliability of accounts receivable; valuation of deferred tax assets, inventory, stock based compensation and warrants, goodwill, intangible asset, income tax uncertainties, fair value of warrant liability, and other contingencies. Revenue from the development agreements is adjusted to reflect actual costs incurred by the project upon the commercial operation date. Accordingly, actual revenue may differ from previously estimated amounts, and such differences may be material to the financial statements. The Company periodically reviews estimates and assumptions, and the effects of any such revisions are reflected in the period in which the revision is made.

REVENUE RECOGNITION
Consumer-owned energy products:
Revenue from the sale of small wind turbines and other renewable energy systems is recognized upon shipment to the customer and transfer of ownership. Installation services are recognized as revenue upon completion of the installation services.  Deposits received from customers are included as Deferred Revenue until shipment occurs.

Wind Farm Consulting, Development and Management Services:
Consulting Services
Consulting services fees are primarily fixed fee arrangements of a short-term duration and are recognized as revenue on a completed contract basis.

Wind Farm Development Services
The Company normally earns a development service fee from each of the wind farm projects that it develops in cooperation with wind farm investors. These development services arrangements are evaluated under EITF 00-21, Revenue Arrangements with Multiple Deliverables, which addresses certain aspects of accounting by a vendor for arrangements under which the vendor will perform multiple revenue generating activities.
 The development services fee revenue is recognized as follows:
•
Proceeds received upon the signing of a Development Services Agreement (generally 10% of the total expected development fee) are amortized over the expected period of the development process, which is generally three years. The amortization period is re-assessed by management as new timelines are established for the project in-service date, and the amortization period is adjusted.

•
The remaining proceeds are allocated to the following deliverables based on vendor specific objective evidence (VSOE) of each item: 1) achievement of a signed Power Purchase Agreement (PPA) with an electrical utility, and 2) final commissioning of the wind farm turbines.  Management has determined that these deliverables have stand-alone value, and performance of the undelivered services are considered probable and in the control of the Company.

Wind Farm Management Services
Revenues earned from administrative and management services agreements are recognized as the services are provided. The administrative and management services agreements call for quarterly payments in advance or arrears of services rendered based on the terms of the agreement. The administrative and management services payments in advance are carried as deferred revenue and recognized monthly as services are performed.

JUHL WIND, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE QUARTERS ENDED JUNE 30, 2009 AND 2008

EARNINGS PER SHARE
Basic net income (loss) per share is computed by dividing net income (loss) by the weighted average number of shares outstanding during the period.  Diluted net income per share is computed by dividing net income by the weighted average number of shares and share equivalents outstanding during the period. As of June 30, 2009, the Company had 1,685,000 unit equivalents outstanding relating to outstanding stock options and warrants. As of June 30, 2008, the Company had 8,310,000 share equivalents outstanding relating to outstanding stock options and warrants.  At June 30, 2009 and 2008, the effects of the share equivalents were excluded from the computation of diluted shares outstanding as their effects would be anti-dilutive, due to the Company’s net loss attributable for common stockholders for these periods.

INCOME TAXES
The Company records income tax in accordance with FAS No. 109, “Accounting for Income Taxes.”  Under the provisions of FAS 109, deferred income taxes are provided for timing differences between financial statements and income tax reporting, primarily from the use of accelerated depreciation methods for income tax purposes, stock based compensation, accrued liabilities and warranty costs.  The measurement of deferred tax assets and liabilities is based on provisions of the enacted tax law; the effects of future changes in tax laws or rates are not anticipated.

RECLASSIFICATIONS
Certain reclassifications were made to the previously issued 2008 financial statements in the statement of operations and the statement of stockholders’ equity in order for comparability to the 2009. The 2008 financial statements have been adjusted to show activity from the pooling of interests transaction with Next Gen as discussed in Note 1.

SUBSEQUENT EVENTS
The Company has evaluated subsequent events through August 14, 2009, the date which the financial statements were available to be issued.

3.	PRIVATE PLACEMENT OF SERIES A 8% CONVERTIBLE PREFERRED STOCK AND COMMON STOCK WARRANTS

In June 2008, the Company completed a private placement consisting of shares of newly-created Series A 8% Convertible Preferred Stock (Series A), and detachable, five-year Class A, Class B and Class C warrants to purchase shares of common stock at an exercise price of $1.25 (Class A), $1.50 (Class B) and $1.75 (Class C) per share.  In total, the Company sold 5,160,000 shares of Series A Convertible Preferred Stock (convertible at any time into a like number of shares of common stock) and Class A, Class B and Class C Warrants to each purchase 2,580,000 shares of common stock, or an aggregate of 7,740,000 shares of common stock.  Such warrants were subsequently exercised or exchanged in June 2009 (see Note 4).  We also issued 2,250,000 shares of our common stock to Greenview Capital, LLC and unrelated designees at the closing of the transaction in consideration for merger advisory services.

Conversion Rights of Series A

At any time, each share of Series A is convertible into one share of common stock.  However, the number of shares of common stock issuable upon conversion of Series A is subject to adjustment upon the occurrence of certain customary events, including, among others, a stock split, reverse stock split or combination of our common stock; an issuance of our common stock or other securities as a dividend or distribution on the common stock; a reclassification, exchange or substitution of the common stock; or a capital reorganization of our company. Additionally, until June 24, 2010, the holders of Series A will have “full-ratchet” anti-dilution price protection, with limited exceptions for issuances under employee benefit plans and pursuant to transactions involving a strategic partner preapproved by the holders on a case-by-case basis. After June 24, 2010, the holders of Preferred Stock will have “weighted average” anti-dilution price protection.

JUHL WIND, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE QUARTERS ENDED JUNE 30, 2009 AND 2008

Voting Rights of Series A

Holders of Series A are not entitled to vote their shares with the holders of our common stock, except for certain extraordinary corporate transactions, in which case they vote as a separate class. Holders of Series A Convertible Preferred Stock shall also have any voting rights to which they are entitled by Delaware law.

Liquidation Rights of Series A

In the event of any voluntary or involuntary liquidation, dissolution or winding-up of our company, including a merger or consolidation of our company with or into another company, or any transfer, sale or lease by us of substantially all of our assets, the holders of Series A will be entitled to receive out of our assets available for distribution to stockholders, before any distribution is made to holders of our common stock or any other series of our preferred stock, liquidating distributions in an amount equal to $1.20 per share, plus accrued but unpaid dividends.

Redemption Rights of Series A

Series A may not be redeemed by the Company at any time.

Dividends Rights of Series A

Series A will be entitled to receive dividends at a rate of 8% per year, payable quarterly in arrears in cash or shares of our common stock.

Certain Covenant Rights and Registration Rights of Series A

Series A contains certain negative covenants, such as a limitation on indebtedness, a limitation on increases in executive compensation, an incentive compensation plan not to exceed 10% of our outstanding common equivalent shares, and restrictions on mergers, acquisitions and other fundamental transactions, without the prior written consent of a majority of the holders of Series A, and certain other affirmative covenants.  All covenants expire if Series A position held by its majority original investor falls below 20% of the original Series A position held by it immediately following the closing of the original offering. The Company is also required to issue registered common shares upon conversion of Series A and exercise of the Class A, Class B and Class C warrants.  If the underlying shares are not registered as required in the Series A offering document, the Corporation would be required to pay liquidated damages of 2% of the original purchase price per each 30 day period or part thereof for any registration default up to a maximum of 12%.

The Company recorded a liability and corresponding expense at December 31, 2008 in the amount of $258,879 to account for approximated liquidated damages and late fees to the holders of the Series A preferred shares.  The liquidated damages and late fees were related to the breach of covenants and rights contained in the Registration Rights Agreement, primarily as a result of the Company’s delay in successfully completing an effective registration statement, and to a lesser extent, the timely payment of quarterly dividends.  The Company and the holders of the Series A shares have agreed in writing in March 2009 to pay the $258,879 in the form of shares of common stock issuable over the period April 1 through October 1, 2009. In April 2009, the Company issued approximately 114,000 shares of common stock in payment of approximately $222,000 of this liability. The Company anticipates that approximately 23,000 additional shares of common stock will be issued in connection with the payment of the remaining liability. As of June 30, 2009, the remaining liability totals approximately $37,000, which is included in accrued expenses on the balance sheet.

JUHL WIND, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE QUARTERS ENDED JUNE 30, 2009 AND 2008

4.	ISSUANCE OF SERIES B CONVERTIBLE PREFERRED STOCK

On June 29, 2009, the Company entered into a Warrant Amendment Agreement with the holders of the Company’s Class A, Class B and Class C warrants, whereby the holders and the Company agreed that such warrants would be exercisable solely for the Company’s new Series B Convertible Preferred Stock (Series B).  In conjunction with this agreement, the holders of all classes of warrants exchanged their warrants, cash of approximately $2,339,000 and a subscription receivable totaling approximately $197,000 for 6,607,006 shares of the Company’s Series B. The subscription receivable along with accrued interest is due in full on December 31, 2009 and accrues interest at a rate of 8% per year.

Series B contains the following terms:

Conversion  Rights of Series B

At any time, each share of Series B is convertible into one share of common stock.  However, the number of shares of common stock issuable upon conversion of Series B is subject to adjustment upon the occurrence of certain customary events, including, among others, a stock split, reverse stock split or combination of our common stock; an issuance of our common stock or other securities as a dividend or distribution on the common stock; a reclassification, exchange or substitution of the common stock; or a capital reorganization of our company. The conversion price is reduced 25% if the Company fails to obtain combined revenues equal to at least $10,000,000 for the six months ending December 31, 2009.

Voting Rights of Series B

Holders of Series B are not entitled to vote their shares with the holders of our common stock, except for certain extraordinary corporate transactions, in which case they vote as a separate class. Holders of Series B shall also have any voting rights to which they are entitled by Delaware law.

Liquidation Rights of Series B

In the event of any voluntary or involuntary liquidation, dissolution or winding-up of our company, the holders of Series B will be entitled to receive out of our assets available for distribution to stockholders, a pro rata liquidating distribution on a pari passu basis with holders of the Company’s common stock based on the number of shares convertible from the then outstanding Series B shares.  Liquidation does not include a change in control transaction or a merger or consolidation of the Company, any sale of all or substantially all of its assets in one transaction or series of related transactions, or any tender offer or exchange offer to which the holders of common stock are permitted to tender or exchange their shares for other securities, cash or property. Liquidation Rights of our Series A is expressly senior to the rights of Series B.

Redemption Rights of Series B

Series B may not be redeemed by the Company at any time.

Dividends Rights of Series B

Series B has no cumulative preferred dividend provisions.  Series B shall participate in any dividends declared and paid by Juhl on its common stock on an as-converted basis.

Anti-Dilution Rights of Series B

Series B contains provisions whereby at any time at least 25% of the Series B is outstanding, the Company may not issue rights, options or warrants to all holders of common stock entitling them to subscribe for or purchase shares of common stock at a price per share that is lower than the volume weighted average price on the date of the Series B agreement without issuing the same rights, options or warrants to all Holders on an as-converted to common stock basis.

JUHL WIND, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE QUARTERS ENDED JUNE 30, 2009 AND 2008

5.	WARRANT LIABILITY

The Company adopted Emerging Issues Task Force Issue No. 07-5, Determining Whether an Instrument (or Embedded Feature) is Indexed to an Entity’s Own Stock (“EITF 07-5”) effective January 1, 2009. The adoption of EITF 07-5’s requirements can affect the accounting for warrants and many convertible instruments with provisions that protect holders from a decline in the stock price (or “down-round” provisions). For example, warrants with such provisions will no longer be recorded in equity. Down-round provisions reduce the exercise price of a warrant or convertible instrument if a company either issues equity shares for a price that is lower than the exercise price of those instruments or issues new warrants or convertible instruments that have a lower exercise price. We evaluated whether our warrants or convertible preferred stock contain provisions that protect holders from declines in our stock price or otherwise could result in modification of the exercise price and/or shares to be issued under the respective warrant or preferred stock agreements based on a variable that is not an input to the fair value of a “fixed-for-fixed” option. The Company determined that the all of the outstanding warrants (until June 29, 2009 upon which all such warrants were either exercised or exchanged) contained such provisions thereby concluding they were not indexed to the Company’s own stock and must be treated as a derivative liability under SFAS 133.  Prior to the adoption of EITF 07-05 on January 1, 2009, the warrants were considered equity instruments.  The Company determined that while its convertible preferred stock (Series A and Series B) contains certain anti-dilution features, the conversion feature embedded within its convertible preferred stock does not require bifurcation under the guidance of SFAS 133.

In accordance with EITF 07-5 and SFAS 133, the Company, beginning on January 1, 2009, recognized these warrants as liabilities at their respective fair values on each reporting date. The cumulative effect of the change in accounting for these instruments of $12,576,816 was recognized as an adjustment to the opening balance of stockholders’ equity at January 1, 2009. The amounts recognized in the consolidated balance sheet as a result of the initial application of EITF 07-5 on January 1, 2009 were determined based on the amounts that would have been recognized if EITF 07-5 had been applied from the issuance date of the instruments and the amounts recognized in the consolidated balance sheet upon the initial application of EITF 07-5.  In addition, the carrying value of Series A was reduced by $529,133 upon the adoption of EITF 07-5.  This reduction was due to the initial valuation allocated to preferred stock was determined using the relative fair value of Series A and the related warrants issued in the original transaction.  If the initial transaction would have been accounted for under EITF 07-5, Series A would have been valued using its residual value as the full fair value of the warrants would have had to been first allocated from the net proceeds of the transaction and then the remainder to the value of convertible preferred stock.

As discussed in note 4, the conversion of all classes of warrants to Series B eliminated the derivative accounting related to the warrant liability that was required under the adoption of EITF 07-5. Therefore, the warrants that were accounted for as a warrant liability were reclassified to stockholders’ equity at its then-current fair value at the date of the exchange.  Prior to the exchange, the Company re-measured the fair value of these instruments as of June 29, 2009, and recorded an $848,966 gain to the statement of operations for the three month period ended June 30, 2009 as the fair value of the warrant liability decreased to $10,378,145.  This amount is included in stockholders’ equity as a component of the carrying value of Series B.

The Company determined the fair value on June 29, 2009 of the warrant liability using the Black-Scholes valuation model. The assumptions used are noted in the following table:

Expected term	4 years
Risk-free interest rate	2.97%
Expected volatility	104%
Dividend yield	0%

Expected volatility is based on historical volatility of peer companies operating in a similar industry. The warrants have a transferability provision and based on guidance provided in SAB 107 for options issued with such a provision, we used the full contractual term as the expected term of the warrants. The risk free rate is based on the five-year U.S. Treasury security rates.

JUHL WIND, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE QUARTERS ENDED JUNE 30, 2009 AND 2008

As a result of the exchange, the Company has no warrants outstanding that require derivative accounting under SFAS 133.

6.	CONCENTRATIONS, RISKS AND UNCERTANTIES
The Company derived approximately 61% and 55% of its revenue from sales to five customers in 2009 and six customers in 2008, respectively. At June 30, 2009 and December 31, 2008, 56% and 63% of the Company's accounts receivable were due from four customers.  One customer comprises approximately 80% the Company’s unbilled receivables as of June 30, 2009 and December 31, 2008.

7.	INVENTORIES
Inventories consist of the following:

	June 30, 2009	December 31, 2008*
Materials and supplies	$293,689	$351,213
Work –in-progress	-	51,905
	$293,689	$403,118

*Derived from December 31, 2008 audited financial statements

8.	PROPERTY AND EQUIPMENT
Property and equipment consists of the following:

	June 30, 2009	December 31, 2008*
Land	$17,500	$17,500
Building and improvements	238,120	238,120
Equipment, including vehicles	336,184	268,326
Subtotal	591,804	523,946
Less Accumulated depreciation	(206,849)	(179,822)
Total	$384,955	$344,124

*Derived from December 31, 2008 audited financial statements

9.	INCOME TAXES
The Company files a consolidated tax return inclusive of each of its wholly-owned subsidiaries, DanMar, JEDI, and NextGen. The Company’s provision for income taxes includes only the effects of operating activities subsequent to the dates of acquisition as disclosed in Note 1 above, since each of the entities had elected Subchapter S status for all periods prior to acquisition. Upon acquisition, the Subchapter S elections were automatically terminated. No provision for income taxes is shown for the six month period ended June 30, 2008 since all the operating entities were taxed as Subchapter S corporations a significant portion of that period.

At the time the S corporation elections were terminated , the Company recorded deferred tax assets and liabilities arising from the anticipated timing differences recorded in the financial statements and income tax returns for various accrued expenses and the methods used in computing depreciation.

JUHL WIND, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE QUARTERS ENDED JUNE 30, 2009 AND 2008

The components of the deferred income tax asset and liability as of June 30, 2009 are as follows:

Current Deferred Income Tax Asset:
Accrued Vacation and Officer’s Compensation	$12,000
Liquidated Damages Provision	14,000
Reserves for Warranty	12,000
Net Operating Loss Carryforward	186,000
Total	$224,000

Non-Current Deferred Income Tax Asset:
Net Operating Loss Carryforward	629,000
Less Valuation Allowance	(397,000)
Total	$232,000

Non-current Deferred Income Tax Liability
Depreciation	$20,000

The following represents the reconciliation of the statutory federal tax rate and the effective tax rate for the year ended June 30, 2009:

Statutory Tax Rate	$182,000	34.0%
States Taxes, Net of Federal Benefit	32,000	6.0
Nondeductible Expenses	(647,000)	(120.9)
Increase in Valuation Allowance	397,000	74.1
Other, Net	36,000	6.8
	$-	0.00%

In assessing the realization of deferred tax assets, the Company’s management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized.  The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.  The Company’s management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment.  As of June 30, 2009, a valuation allowance of $397,000 has been recognized for deferred tax assets.

At June 30, 2009, the Company has a federal net operating loss carryforward of approximately $2 million which will begin to expire in the year 2028.

We adopted provisions of , Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109 (FIN No. 48) in June 2008, upon becoming a corporation, with no cumulative effect adjustment required. FIN 48 clarifies the requirements of SFAS 109, Accounting for Income Taxes, relating to the recognition of income tax benefits. FIN 48 provides a two-step approach to recognizing and measuring tax benefits when realization of the benefits is uncertain. The first step is to determine whether the benefit meets the more-likely-than-not condition for recognition and the second step is to determine the amount to be recognized based on the cumulative probability that exceeds 50%. In accordance with FIN No. 48, we have adopted a policy under which, if required to be recognized in the future, we will classify interest related to the underpayment of income taxes as a component of interest expense and we will classify any related penalties in general and administrative expenses in the consolidated statement of operations.

10.	STOCK-BASED COMPENSATION
The Company has a incentive compensation plan to provide stock options, stock issuances and other equity interests in the Company to employees, directors, consultants, independent contractors, and advisors of the Company and other person who is determined by the Committee of the Board of Directors of the Company to have made (or expected to make) contributions to the Company. As of June 30, 2009, the Company has 1,762,111 shares available for award under the plan.

JUHL WIND, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE QUARTERS ENDED JUNE 30, 2009 AND 2008

The Company has granted to key employees and directors of the Company, 1,135,000 options to purchase common shares under the above plan.  In addition, the Company issued an additional 500,000 stock options to a director in June 2009 outside of the plan. The outstanding stock options carry an exercise price ranging from of $1.00-$2.11 per share and expire ten years from the date of grant.  The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions, underlying price ranging from $1.00 to $3.05, dividend yield of 0%, expected volatility ranging from 96% to 104%, risk-free interest rate of 4%, and average expected life of 6 years. Based on pricing model it was determined that approximately $404,683 of option related compensation was expensed in the three-month period ending June 30, 2009 and $498,221 for the six month period ended June 30, 2009. For the period ended June 30, 2008 option related compensation expense totaled approximately $2,200.

A summary of the Company’s outstanding stock options as of June 30, 2009 and changes during the period then ended is listed below:

Outstanding at December 31, 2008	620,000
Granted	1,015,000
Exercised	-
Expired	-
Forfeited	-
Outstanding at June 30, 2009	1,635,000

Options exercisable at the end of the period	497,907

As of June 30, 2009, there was approximately $1,868,000 of total unrecognized compensation expense cost.  This cost is expected to be recognized over a weighted-average period of 3 years.

In June 2008, the Company agreed to issue 50,000 common stock warrants to an investor relations consulting firm. These warrants vested over a six-month service period ending December 19, 2008 at which they were formally issued. These warrants allow the holder to purchase common stock at an exercise price of $7.00 for 25,000 and $10.00 for the other 25,000 shares. To determine fair value of the warrants the Company uses the Black-Scholes pricing model with the following assumptions, dividend yield of 0%, expected volatility of 96%, risk-free interest rate of 4%, and expected life of 5 years.  The Company recognized no expense during the period ended June 30, 2009. For the period ended June 30, 2008, the Company recognized approximately $6,400 in compensation expense related to this warrant.

11.	FAIR VALUE MEASUREMENTS

There were no financial assets or liabilities requiring fair value measurements as guided by Statement of Financial Accounting Standards No. 157 as of June 30, 2009.

The reconciliation of beginning and ending balances for financial assets and liabilities measured at fair value using significant unobservable inputs (Level 3) are as follows:

Warrant liability

Beginning Balance, January 1, 2009	$-
Recognition upon adoption of EITF 07-5	12,576,816
Gain on warrant liability fair value adjustment	(2,198,671)
Reclassification to equity (see Note 5)	(10,378,145)
Ending Balance, June 30, 2009	$-

Total unrealized gain included in earnings which are attributable to the change in unrealized gains or losses related to liability no longer held at the reporting date	$2,198,671

JUHL WIND, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE QUARTERS ENDED JUNE 30, 2009 AND 2008

The Company’s Level 3 liability consists of the common stock warrants held by the preferred shareholders subject to redemption discussed in Note 5.  The fair value of the liability for the preferred stock warrants subject to redemption is estimated using the Black-Scholes option pricing model using internal observable and unobservable market input assumptions.

12.	BUSINESS SEGMENTS
The Company groups its operations into two business segments–Wind Farm Development and Management  and Consumer-owned Renewable Energy products.  The Company's business segments are separate business units that offer different products. The accounting policies for each segment are the same as those described in the summary of significant accounting policies. Corporate assets include: cash and cash equivalents, short-term investments, deferred income taxes, and other assets.

       The following is information for each segment for the six-month periods ended June 30, 2009 and 2008:

	Wind Farm Development and Management	Consumer- Owned Renewable Energy	Consolidated
For the Six-Month Period Ended June 30, 2009
Wind farm development/mgmt	$332,834	$-	$332,834
Consumer-owned renewable energy	-	282,368	282,368
Related party revenue	50,813	-	50,813
Other	1,929	-	1,929

Total revenue	$385,576	$282,368	$667,944

Loss from operations	$(1,471,647)	$(244,300)	$(1,715,947)
Other income (loss), net	2,270,510	(16,851)	2,253,659

Income (Loss) before income tax benefit	$798,863	$(261,151)	$537,712

Identifiable assets at June 30, 2009	$1,149,491	$1,013,047	$2,162,538
Corporate assets			5,548,014
Total assets at June 30, 2009			$7,710,552

JUHL WIND, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE QUARTERS ENDED JUNE 30, 2009 AND 2008

	Wind Farm Development and Management	Consumer- Owned Renewable Energy	Consolidated
For the Six-Month Period Ended June 30, 2008
Wind farm development/mgmt Management	$263,330	$-	$263,330
Consumer-owned renewable energy	-	450,683	450,683
Related party revenue	43,283	-	43,283
Other	6,232	-	6,232
Total revenue	$312,845	$450,683	$763,528
Income (loss) from operations	$(250,426)	$35,100	$(215,326)
Other income (loss), net	-	(16,012)	(16,012)
Income (loss) before income taxes	$(250,426)	$19,088	$(231,338)
Identifiable assets at June 30, 2008	$833,263	$574,460	$1,407,852
Corporate assets			4,499,742
Total assets at June 30, 2008			$5,907,594

13.	TRANSACTIONS WITH RELATED PARTIES
The Company provides wind farm management services to entities that are controlled by theCompany’s Chief Executive Officer and family members. This revenue is shown on the face of the consolidated statement of operations.  The fees are billed at rates similar to fee structures charged to unrelated parties.

14.	COMMITMENTS AND CONTINGENCIES
Development Agreements
The Company enters into development agreements with third parties for the development of wind projects. The development agreements call for development fees ranging from 1% to 5% of the total project cost. The development fees are due in three installments. Ten percent is due at the development agreement signing. Another 40% is due at the signing of the PPA agreement, and the remaining 50% is due at the commercial operation date of the project. As of June 30, 2009 and December 31, 2008, the Company was involved with various development agreements at different stages within the contracts. The Company was also involved with several new projects for which development agreements have not been signed.

Management Agreements
The Company has three agreements in place for operational wind projects to perform management services for those projects. The agreements provide monthly management fees equal to 2% of the project’s gross sales. These agreements also provide payments for general and administrative fees, maintenance fees, and any other out-of-pocket expenses for the project. The contracts expire at various dates through 2015. The agreements may be terminated by the wind farm upon the last day of the month that is at least 30 days after the Company has received written notice of the intent to terminate the agreement.

Administrative Services Agreements
The Company has four agreements in place for operational wind projects to perform administrative services for those projects. These agreements provide quarterly payments in advance or in arrears of services performed. Payments range from $4,500 to $5,000 per quarter, and will continue through the Change of Percentage Ownership Date, as defined by the administrative services agreements, and will be renewed annually without any additional action. The agreements may be terminated by the wind farm upon at least 90 days written notice to the Company.

15.	SUBSEQUENT EVENT
In July 2009, NextGen entered into an non-exclusive Manufacturing License and Reseller agreement with an unrelated company.  Under the terms of the agreement, NextGen will receive a license fee totaling $1,000,000 along with royalty fees from sales for each turbine sold.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Next Generation Power Systems, Inc.

We have audited the accompanying balance sheets of Next Generation Power Systems, Inc. as of December 31, 2007 and 2006, and the related statements of operations, changes in stockholders’ equity, and cash flows for each of the years then ended. Next Generation Power Systems, Inc’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Next Generation Power Systems, Inc. as of December 31, 2007 and 2006, and the results of its operations and its cash flows for each of the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Boulay, Heutmaker, Zibell & Co. P.L.L.P
Minneapolis, Minnesota
May 8, 2009

NEXT GENERATION POWER SYSTEMS, INC.
BALANCE SHEETS
DECEMBER 31, 2007 AND 2006

ASSETS	2007	2006
CURRENT ASSETS
Cash	$32,221	$52,609
Accounts Receivable	39,032	8,937
Inventory	547,882	327,377
TOTAL CURRENT ASSETS	619,135	388,923

PROPERTY AND EQUIPMENT (Net)	69,417	76,456

TOTAL ASSETS	$688,552	$465,379

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts Payable	$329,788	$138,819
Accrued Expenses	65,597	75,970
Deferred Revenue	116,950	63,500
Notes Payable - bank	532,150	300,000
Notes Payable - stockholders	100,000	-
TOTAL CURRENT LIABILITIES	1,144,485	578,289

STOCKHOLDERS' EQUITY
Common Stock - $1.00 par value; 2,000,000 shares authorized,
938,750 issued and outstanding as of December 31, 2007 and 2006	938,750	938,750
Additional Paid-In Capital	26,250	26,250
Accumulated Deficit	(1,420,933)	(1,077,910)
TOTAL STOCKHOLDERS' DEFICIT	(455,933)	(112,910)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$688,552	$465,379

The accompanying notes are an integral part of these statements.

NEXT GENERATION POWER SYSTEMS, INC.
STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

	2007			2006

INCOME
Consumer Owned Energy Product Sales	812,925	100.0%		688,553	100.0%
TOTAL INCOME	812,925	100.0		688,553	100.0

COST OF GOODS SOLD	814,038	100.1		684,285	99.4

GROSS PROFIT (LOSS)	(1,113)	(0.1)		4,268	0.6

OPERATING EXPENSES
General and Administrative Expenses	127,728	15.7		167,157	24.3
Payroll and Employee Benefits	165,439	20.4		172,691	25.0
TOTAL OPERATING EXPENSES	293,167	36.1		339,848	49.3
OPERATING LOSS	(294,280)	(36.2)		(335,580)	(48.7)

OTHER EXPENSE
Interest Expense	(48,629)	(6.0)		(12,791)	(1.9)
Other Expense	(114)
TOTAL OTHER EXPENSE	(48,743)	(6.0)		(12,791)	(1.9)

NET LOSS	(343,023)	(42.2	) %	(348,371)	(50.6)%

The accompanying notes are an integral part of these statements.

NEXT GENERATION POWER SYSTEMS, INC.
STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

					Total
			Additional		Stockholders'
	Common Stock		Paid-In	Accumulated	Equity
	Shares	Par Value	Capital	Deficit	(Deficit)

BALANCE - January 1, 2006	1,000,000	1,000,000	-	(729,539)	270,461

Redemption payment to stockholder	(61,250)	(61,250)	26,250	-	(35,000)

Net Loss	-	-	-	(348,371)	(348,371)

BALANCE - December 31, 2006	938,750	$938,750	$26,250	$(1,077,910)	$(112,910)

Net Loss	-	-	-	(343,023)	(343,023)

BALANCE - December 31, 2007	938,750	$938,750	$26,250	$(1,420,933)	$(455,933)

The accompanying notes are an integral part of these statements.

NEXT GENERATION POWER SYSTEMS, INC.
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

	2007	2006

CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$(343,023)	$(348,371)
Adjustments to Reconcile Net Loss to Net Cash
Provided by Operating Activities:
Depreciation and Amortization	16,927	14,512
Write-off of bad debt	-	20,000
Change in assets and liabilities:
Accounts Receivable	(30,095)	13,583
Inventory	(220,505)	(98,853)
Accounts Payable	190,969	138,819
Accrued Expenses	(10,373)	75,970
Deferred Revenue	53,450	(19,750)
NET CASH USED IN OPERATING ACTIVITIES	(342,650)	(204,090)

CASH FLOWS FROM INVESTING ACTIVITIES
Payments for Property and Equipment	(9,888)	(25,263)
NET CASH USED IN INVESTING ACTIVITIES	(9,888)	(25,263)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from Notes Payable - bank	232,150	300,000
Proceeds from Notes Payable - stockholders	100,000	-
Payment to redeem common stock	-	(35,000)
NET CASH FROM FINANCING ACTIVITIES	332,150	265,000

NET INCREASE (DECREASE) IN CASH	(20,388)	35,647

CASH BEGINNING OF THE PERIOD	52,609	16,962

CASH END OF THE PERIOD	$32,221	$52,609

NONCASH FINANCING ACTIVITIES
Notes Payable repaid directly from bank loan proceeds	$(300,000)	$-

The accompanying notes are an integral part of these statements.

NEXT GENERATION POWER SYSTEMS, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

1.            BACKGROUND AND BASIS OF PRESENTATION

The Company, a corporation organized in South Dakota, re-manufactures and installs small wind turbines and produces renewable energy products such solar-powered electrical backup systems to consumers in the United States.

2.            SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CASH
The Company maintains cash balances at one financial institution located in Minnesota. Accounts are insured by the Federal Deposit Insurance Corporation (FDIC) up to $250,000.

ACCOUNTS RECEIVABLE
Credit terms are extended to customers in the normal course of business. The Company performs ongoing credit evaluations of its customers’ financial condition and, generally, requires no collateral.

Trade accounts receivable are recorded at their estimated net realizable value, net of an allowance for doubtful accounts. The Company follows a policy of providing an allowance for doubtful accounts; however, based on historical experience, and its evaluation of the current status of receivables, the Company is of the belief that such accounts will be collectible in all material respects and thus an allowance is not necessary. Accounts are considered past due if payment is not made on a timely basis in accordance with the Company’s credit terms.  Accounts considered uncollectible are written off.

INVENTORIES
Inventories, consisting primarily of parts and materials relating to the production of small scale wind turbines, are stated at the lower of average cost or market value.

PROPERTY AND EQUIPMENT
Property and equipment are stated at cost. Major renewals and improvements are capitalized, while replacements, maintenance and repairs which do not improve or extend the life of the respective assets are expensed currently. Property and equipment are being depreciated over their estimated useful lives using the straight-line method.

Major categories of property and equipment include vehicles and shop equipment and office equipment with depreciable lives ranging from 5 – 10 years.

LONG-LIVED ASSETS
Long-lived assets, such as property, plant, and equipment, and purchased intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by an asset to the carrying value of the asset. If the carrying value of the long-lived asset is not recoverable on an undiscounted cash flow basis, impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques including, but not limited to, discounted cash flow models, quoted market values and third-party independent appraisals.

FAIR VALUE OF FINANCIAL INSTRUMENTS
The carrying value of cash, receivables, and payables approximates their fair value. The carrying values of notes payable approximate fair value because of the short maturity of these instruments.

USE OF ESTIMATES
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. The Company uses estimates and assumptions in accounting for the following significant matters, among others: valuation of inventory, warranty expense and other contingencies.  Accordingly, actual may differ from previously estimated amounts, and such differences may be material to the financial statements. The Company periodically reviews estimates and assumptions, and the effects of any such revisions are reflected in the period in which the revision is made.

NEXT GENERATION POWER SYSTEMS, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

REVENUE RECOGNITION

Revenue from the sale of small wind turbines and other renewable energy systems is recognized upon shipment to the customer and transfer of ownership. Installation services are recognized as revenue upon completion of the installation services.  Deposits received from customers are included as Deferred Revenue until shipment occurs.

INCOME TAXES

The Company has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under those provisions, the owners are liable for income tax on the taxable income of the Company as it affects the owners’ individual income tax returns. Therefore, a provision for income taxes has not been included in the accompanying financial statements.

ADVERTISING
The Company expenses the costs of advertising as incurred.  Advertising expense for the years ended December 31, 2007 and 2006 was $6,195 and $23,183, respectively.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS
In September 2006, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 157 (SFAS 157), Fair Value Measurements. SFAS 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. The statement is effective for (1) financial assets and liabilities in financial statements issued for the Company’s fiscal years beginning on January 1, 2008, and interim periods within the fiscal years and (2) certain non-financial assets and liabilities in financial statements issued for the Company’s fiscal years beginning on January 1, 2009, and interim periods within those fiscal years. The Company is evaluating the effect, if any, that the adoption of SFAS 157 will have on its results of operations, financial position, and the related disclosures

In February 2007, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 159, (SFAS 159), The Fair Value Option for Financial Assets and Financial Liabilities – Including an amendment of FASB Statement No. 115 (Accounting for Certain Investments in Debt and Equity Securities). SFAS 159 provides companies with an option to report selected financial assets and liabilities at fair value and is effective for the Company’s fiscal years beginning on January1, 2008 with early adoption permitted. The Company is evaluating the effect, if any, that the adoption of SFAS 159 will have on its results of operations, financial position, and the related disclosures.

.
3.	CONCENTRATIONS, RISKS AND UNCERTANTIES
The Company derived approximately 24% of its revenue from sales to two customers in 2007 and 13% of its revenue from one customer in 2006. At December 31, 2007, approximately all of the Company's accounts receivable was due from one customer.

4.	INVENTORIES
Inventories consist of the following:

	December 31, 2007	December 31, 2006
Materials and supplies	$547,882	$327,377

5.	PROPERTY AND EQUIPMENT
Property and equipment consists of the following:

NEXT GENERATION POWER SYSTEMS, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

	December 31, 2007	December 31, 2006
Vehicles and shop equipment	95,061	85,173
Office equipment	15,152	15,152
Subtotal	110,213	100,325
Less accumulated depreciation	(40,796)	(23,869)
Total	$69,417	$76,456

6.	NOTES PAYABLE - BANK
The Company’s obtained short-term financing under the following bank note arrangements for the years ended December 31, 2007 and 2006:

December 31, 2007
Note payable to Bank, due March 2008, with interest payable monthly at 7.25%, collateralized by wind turbine inventory which was refinanced during 2008	$100,000

Note payable to Bank, due March 2008, interest payable monthly at 7.25%, collateralized by receivables, inventory and real property owned by a related company which was refinanced during 2008	432,150
Total	$532,150

December 31, 2006
Note payable to Bank, due at various dates in 2007, interest payable monthly at 8.75%, collateralized by wind turbine inventory, receivables, equipment and real property owned by a related company which was refinanced during 2007	$300,000
Total	$300,000

Interest paid during 2007 and 2006 was $46,114 and 12,791, respectively.

7.	NOTES PAYABLE – STOCKHOLDERS
In May 2007, stockholders contributed a combined sum of $100,000 in the form of unsecured promissory notes to assist in the purchase of wind turbine inventory. The notes are due in May 2008 with interest payable monthly at the rate of 10% (See Note 11).

8.	LEASE ARRANGEMENT WITH RELATED PARTY
During 2006 and 2007, the Company made building lease payments at the rate of $1,500 per month to an entity controlled by the Company’s stockholders. The rent expense under this arrangement for 2007 and 2006 was $18,000 and $16,500, respectively.

9.	OPERATING LEASE
The Company rented office and production space from an unrelated party for $400 per month in 2006. Total rents paid under this rental arrangement were $3,200.

10.	SUBSEQUENT EVENT
On October 31, 2008, the Company was acquired by Juhl Wind, Inc. (“Juhl”), a company under common control due to the majority interests held by one stockholder in both companies.  All of the outstanding stock of the Company’s was acquired in exchange for 92,143 unregistered shares of Juhl common stock, allocated among the Company’s minority selling stockholders. The 92,143 shares issued to minority stockholders were valued at $3.50 per share at the date of the agreement, or $322,500.  The agreement also required the selling stockholders to contribute the balance of notes payable to stockholders (See Note 7) totaling $100,000 as a capital contribution, to equity.

NEXT GENERATION POWER SYSTEMS, INC.
BALANCE SHEETS
SEPTEMBER 30, 2008 (UNAUDITED) AND DECEMBER 31, 2007

	September 30,	December 31,
ASSETS	2008	2007
	(Unaudited)

CURRENT ASSETS
Cash	$9,576	$32,221
Accounts Receivable	20,547	39,032
Inventory	410,177	547,882
TOTAL CURRENT ASSETS	440,300	619,135

PROPERTY AND EQUIPMENT (Net)	56,510	69,417

TOTAL ASSETS	$496,810	$688,552

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts Payable	$178,857	$329,788
Accrued Expenses	62,259	65,597
Deferred Revenue	240,125	116,950
Notes Payable - bank	496,791	532,150
Notes Payable - stockholders	100,000	100,000
TOTAL CURRENT LIABILITIES	1,078,032	1,144,485

STOCKHOLDERS' EQUITY
Common Stock - $1.00 par value; 2,000,000 shares authorized, 938,750
issued and outstanding as of September 30, 2008 and December 31, 2007	938,750	938,750
Additional Paid-In Capital	26,250	26,250
Accumulated Deficit	(1,546,222)	(1,420,933)
TOTAL STOCKHOLDERS' DEFICIT	(581,222)	(455,933)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$496,810	$688,552

The accompanying notes are an integral part of these statements.

NEXT GENERATION POWER SYSTEMS, INC.
STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007

	2008	2007
	(Unaudited)	(Unaudited)

REVENUE
Consumer Owned Energy Product Sales	3,406	224,018
TOTAL REVENUE	3,406	224,018

COST OF GOODS SOLD	84,048	189,783

GROSS PROFIT (LOSS)	(80,642)	34,235

OPERATING EXPENSES
General and Administrative Expenses	25,228	24,814
Payroll and Employee Benefits	29,659	44,824
TOTAL OPERATING EXPENSES	54,887	69,638
OPERATING LOSS	(135,529)	(35,403)

OTHER EXPENSE
Interest Expense	(8,848)	(12,919)
TOTAL OTHER EXPENSE	(8,848)	(12,919)

NET LOSS	(144,377)	(48,322)

The accompanying notes are an integral part of these statements.

NEXT GENERATION POWER SYSTEMS, INC.
STATEMENTS OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007

	2008	2007
	(Unaudited)	(Unaudited)
REVENUE
Consumer Owned Energy Product Sales	454,089	625,470
TOTAL REVENUE	454,089	625,470

COST OF GOODS SOLD	395,318	537,433

GROSS PROFIT	58,771	88,037

OPERATING EXPENSES
General and Administrative Expenses	67,583	98,862
Payroll and Employee Benefits	91,618	122,214
TOTAL OPERATING EXPENSES	159,201	221,076
OPERATING LOSS	(100,430)	(133,039)

OTHER EXPENSE
Interest Expense	(24,859)	(34,097)
TOTAL OTHER EXPENSE	(24,859)	(34,097)

NET LOSS	(125,289)	(167,136)

The accompanying notes are an integral part of these statements.

NEXT GENERATION POWER SYSTEMS, INC.
STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007

	2008	2007
	(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$(125,289)	$(167,136)
Adjustments to Reconcile Net Loss to Net Cash
Provided by Operating Activities:
Depreciation and Amortization	12,907	12,632
Change in assets and liabilities:
Accounts Receivable	18,485	(98,798)
Inventory	137,705	(171,978)
Accounts Payable	(150,931)	48,501
Accrued Expenses	(3,338)	(4,243)
Deferred Revenue	123,175	54,825
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	12,714	(326,197)

CASH FLOWS FROM INVESTING ACTIVITIES
Payments for Property and Equipment	-	(9,888)
NET CASH USED IN INVESTING ACTIVITIES	-	(9,888)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from Notes Payable - bank	-	232,150
Repayments of Notes Payable - bank	(35,359)	-
Proceeds from Notes Payable - stockholders	-	100,000
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(35,359)	332,150

NET DECREASE IN CASH	(22,645)	(3,935)

CASH BEGINNING OF THE PERIOD	32,221	52,609

CASH END OF THE PERIOD	$9,576	$48,674

NONCASH FINANCING ACTIVITIES
Notes Payable repaid directly from bank loan proceeds	$-	$(300,000)

The accompanying notes are an integral part of these statements.

NEXT GENERATION POWER SYSTEMS, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2008 AND 2007

1.	BACKGROUND AND BASIS OF PRESENTATION

The accompanying unaudited condensed interim financials have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission.  Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted as permitted by such rules and regulations.  These financial statements and related notes should be read in conjunction with the financial statements and notes thereto included in the Company’s audited financial statements for the year ended December 31, 2007, contained in Juhl Wind, Inc’s 8K/A, filed with the Securities and Exchange Commission on or about May 15, 2009.

In the opinion of management, the interim financial statements reflect all adjustments considered necessary for fair presentation.  The adjustments made to these statements consist only of normal recurring adjustments.  The results reported in these condensed interim financial statements should not be regarded as necessarily indicative of results that may be expected for the entire year.

The Company, a corporation organized in South Dakota, re-manufactures and installs small wind turbines and produces renewable energy products such solar-powered electrical backup systems to consumers in the United States.

2.            SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CASH
The Company maintains cash balances at one financial institution located in Minnesota. Accounts are insured by the Federal Deposit Insurance Corporation (FDIC) up to $250,000.

ACCOUNTS RECEIVABLE
Credit terms are extended to customers in the normal course of business. The Company performs ongoing credit evaluations of its customers’ financial condition and, generally, requires no collateral.

Trade accounts receivable are recorded at their estimated net realizable value, net of an allowance for doubtful accounts. The Company follows a policy of providing an allowance for doubtful accounts; however, based on historical experience, and its evaluation of the current status of receivables, the Company is of the belief that such accounts will be collectible in all material respects and thus an allowance is not necessary. Accounts are considered past due if payment is not made on a timely basis in accordance with the Company’s credit terms.  Accounts considered uncollectible are written off.

INVENTORIES
Inventories, consisting primarily of parts and materials relating to the production of small scale wind turbines, are stated at the lower of average cost or market value.

PROPERTY AND EQUIPMENT
Property and equipment are stated at cost. Major renewals and improvements are capitalized, while replacements, maintenance and repairs which do not improve or extend the life of the respective assets are expensed currently. Property and equipment are being depreciated over their estimated useful lives using the straight-line method.

Major categories of property and equipment include vehicles and shop equipment and office equipment with depreciable lives ranging from 5 – 10 years.

LONG-LIVED ASSETS
Long-lived assets, such as property, plant, and equipment, and purchased intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by an asset to the carrying value of the asset. If the carrying value of the long-lived asset is not recoverable on an undiscounted cash flow basis, impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques including, but not limited to, discounted cash flow models, quoted market values and third-party independent appraisals.

NEXT GENERATION POWER SYSTEMS, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2008 AND 2007

FAIR VALUE OF FINANCIAL INSTRUMENTS
The carrying value of cash, receivables, and payables approximates their fair value. The carrying values of notes payable approximate fair value because of the short maturity of these instruments.

USE OF ESTIMATES
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. The Company uses estimates and assumptions in accounting for the following significant matters, among others: valuation of inventory, warranty expense and other contingencies.  Accordingly, actual may differ from previously estimated amounts, and such differences may be material to the financial statements. The Company periodically reviews estimates and assumptions, and the effects of any such revisions are reflected in the period in which the revision is made.

REVENUE RECOGNITION
Revenue from the sale of small wind turbines and other renewable energy systems is recognized upon shipment to the customer and transfer of ownership. Installation services are recognized as revenue upon completion of the installation services.  Deposits received from customers are included as deferred revenue until shipment occurs.

INCOME TAXES

The Company has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under those provisions, the owners are liable for income tax on the taxable income of the Company as it affects the owners’ individual income tax returns. Therefore, a provision for income taxes has not been included in the accompanying financial statements.

ADVERTISING
The Company expenses the costs of advertising as incurred.  Advertising expense for the nine months ended September 30, 2008 and 2007 was $2,405 and $5,330, respectively.

3.            CONCENTRATIONS, RISKS AND UNCERTANTIES
The Company derived approximately 67% of its revenue from sales to four customers for the nine months ended September 30, 2008  and 61% of its revenue from four customer for the nine months ended September 30, 2007.    At September 30, 2008 and 2007, approximately 82% and 74% of the accounts receivable were due from one customer.

4.            INVENTORIES
Inventories consist of the following:

	September 30, 2008	December 31, 2007
Materials and supplies	$410,177	$547,882

NEXT GENERATION POWER SYSTEMS, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2008 AND 2007

5.             NOTES PAYABLE - BANK
The Company’s obtained short-term financing under the following bank note arrangements as follows:

September 30, 2008
Note payable to Bank, interest payable monthly at 7.25%, collateralized by wind turbine inventory; refinanced in October 2008 to extend due date to October 2009	79,938

Note payable to Bank, interest payable monthly at 7.25%, collateralized by inventory, equipment, accounts receivable, and real property owned by a related company; refinanced in October 2008 to extend due date to October 2009.	416,853
Total	$496,761

December 31, 2007
Note payable to Bank, due March 2008, with interest payable monthly at 7.25%, collateralized by wind turbine inventory which was refinanced during 2008	$100,000

Note payable to Bank, due March 2008, interest payable monthly at 7.25%, collateralized by receivables, inventory and real property owned by a related company which was refinanced during 2008	432,150
Total	$532,150

Interest paid during the nine months ended September 30, 2008 and 2007 was $24,859 and $34,097, respectively.

6.            NOTES PAYABLE – STOCKHOLDERS

In May 2007, stockholders contributed a combined sum of $100,000 in the form of unsecured promissory notes to assist in the purchase of wind turbine inventory. The notes were due in May 2008 with interest payable monthly at the rate of 10% (See Note 11).

7.            LEASE ARRANGEMENT WITH RELATED PARTY
During 2007 and 2008, the Company made building lease payments at the rate of $1,500 per month to an entity controlled by the Company’s stockholders. The rent expense recorded under this arrangement for the nine months ended September 30, 2008 and 2007 was $9,000 and $13,500, respectively.

8.             FAIR VALUE MEASUREMENTS
Effective January 1, 2008, we adopted Statement of Financial Accounting Standard No. 157, “Fair Value Measurements” (SFAS 157), as it applies to our financial instruments, and Statement of Financial Accounting Standard No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an amendment of FASB Statement No. 115” (SFAS 159). SFAS 157 defines fair value, outlines a framework for measuring fair value, and details the required disclosures about fair value measurements.

Under SFAS 157, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date in the principal or most advantageous market. SFAS 157 establishes a hierarchy in determining the fair value of an asset or liability. The fair value hierarchy has three levels of inputs, both observable and unobservable. SFAS 157 requires the utilization of the lowest possible level of input to determine fair value. Level 1 inputs include quoted market prices in an active market for identical assets or liabilities. Level 2 inputs are market data, other than Level 1, that are observable either directly or indirectly. Level 2 inputs include quoted market prices for similar assets or liabilities, quoted market prices in an inactive market, and other observable information that can be corroborated by market data. Level 3 inputs are unobservable and corroborated by little or no market data.

SFAS 159 permits companies to irrevocably choose to measure certain financial instruments and other items at fair value. SFAS 159 also establishes presentation and disclosure requirements designed to facilitate comparison between entities that choose different measurement attributes for similar types of assets and liabilities.

NEXT GENERATION POWER SYSTEMS, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2008 AND 2007

Except for those assets and liabilities which are required by authoritative accounting guidance to be recorded at fair value in our Balance Sheets, we have elected not to record any other assets or liabilities at fair value, as permitted by SFAS 159.

The Company has no financial assets and liabilities measured at fair value on a recurring basis that would require disclosure under this pronouncement.

9.            SUBSEQUENT EVENT
On October 31, 2008, the Company was acquired by Juhl Wind, Inc. (“Juhl”), a company under common control due to the majority interests held by one stockholder in both companies.  All of the outstanding stock of the Company was acquired in exchange for 92,143 unregistered shares of Juhl common stock, allocated among the Company’s minority selling stockholders. The 92,143 shares issued to minority stockholders were valued at $3.50 per share at the date of agreement, or $322,500.  The agreement also required the selling stockholders to contribute the balance of notes payable to stockholders (See Note 6) totaling $100,000 as a capital contribution to equity.

JUHL WIND, INC.
UNAUDITED  CONSOLIDATED PRO FORMA BALANCE SHEET
AS OF SEPTEMBER 30, 2008

	HISTORICAL	HISTORICAL
			PRO FORMA			PRO FORMA
	JUHL	NEXTGEN	ADJUSTMENTS			COMBINED
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$3,693,281	$9,576	$			$3,702,857
Restricted Cash	318,715					318,715
Accounts Receivable	82,149	20,547				102,696
Inventory	-	410,177				410,177
Unbilled Receivables	49,275	-				49,275
Project deposits and development costs	265,873	-				265,873
Prepaid Expenses	90,926	-				90,926
Deferred Income Taxes	170,000	-				170,000
TOTAL CURRENT ASSETS	4,670,219	440,300		-		5,110,519

PROPERTY AND EQUIPMENT (Net)	125,552	56,510		173,055	(b)	355,117

OTHER ASSETS
Unbilled Receivables	226,554					226,554
Goodwill and other intangibles				493,974	(a)	493,974
Deferred Income Taxes	9,000	-		50,000	(c)	59,000

TOTAL ASSETS	$5,031,325	$496,810		$717,029		$6,245,164

LIABILITIES AND
STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts Payable	$206,925	$178,857	$			$385,782
Accrued Expenses	24,021	62,259				86,280
Deferred Revenue	142,814	240,125				382,939
Notes Payable- bank	-	496,791				496,791
Notes Payable - stockholders	-	100,000		(100,000)	(a)	-
TOTAL CURRENT LIABILITIES	373,760	1,078,032		(100,000)		1,351,792

DEFERRED INCOME TAX LIABILITY	18,000	-				18,000

PREFERRED STOCK	3,239,754	-		-		3,239,754

STOCKHOLDERS' EQUITY
Common Stock	2,005	938,750		(938,737)	(a)(b)	2,018
Additional Paid-In Capital	1,721,585	26,250		1,434,296	(a)(b)	3,182,131
Accumulated Deficit	(323,779)	(1,546,222)		321,470	(a)	(1,548,531)
TOTAL STOCKHOLDERS' EQUITY	1,399,811	(581,222)		817,029		1,635,618

TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY	$5,031,325	$496,810		$717,029		$6,245,164

See notes to unaudited Proforma Financial Statements

JUHL WIND, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 2008

	HISTORICAL	HISTORICAL
			PRO FORMA		PRO FORMA
	JUHL	NEXTGEN	ADJUSTMENTS		COMBINED

REVENUE	$464,043	$454,089	$-		$918,132
COST OF REVENUES	-	395,318	-		395,318
GROSS PROFIT	464,043	58,771	-		522,814

OPERATING EXPENSES	1,213,725	159,201	-		1,372,926

OPERATING LOSS	(749,682)	(100,430)	-		(850,112)

OTHER INCOME (EXPENSE)
Interest Income	19,813	-	-		19,813
Interest Expense	-	(24,859)	-		(24,859)
NET OTHER INCOME (EXPENSE)	19,813	(24,859)	-		(5,046)

NET LOSS BEFORE INCOME TAX	(729,869)	(125,289)	-		(855,158)

PROVISION FOR INCOME TAX BENEFIT	(161,000)	-	(50,000)	(c)	(211,000)

NET LOSS	$(568,869)	$(125,289)	$50,000		$(644,158)

PREFERRED STOCK CUMULATIVE DIVIDEND	110,080				110,080

NET LOSS AVAILABLE TO COMMON STOCKHOLDERS	$(678,949)				$(754,238)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - BASIC AND DILUTED	16,692,284			(d)	17,095,897

LOSS PER COMMON SHARE - BASIC AND DILUTED	(0.04)				$(0.04)

See notes to unaudited Proforma Financial Statements

JUHL WIND, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2007

	HISTORICAL	HISTORICAL
			ENTITY SALE	PRO FORMA		PRO FORMA
	JUHL	NEXTGEN	NOTE (a)	ADJUSTMENTS		COMBINED

REVENUE	$707,161	$812,925	$-	$-		$1,520,086
COST OF REVENUES	-	814,038	-	-		814,038
GROSS PROFIT	707,161	(1,113)	-	-		706,048

OPERATING EXPENSES	411,221	293,167	-	-		704,388

OPERATING INCOME (LOSS)	295,940	(294,280)	-	-		1,659

OTHER INCOME (EXPENSE)
Interest Income	102	-	-	-		102
Other Income (Expense), net	726	(114)	-	-		612
Interest Expense	-	(48,629)	-	-		(48,629)
NET OTHER INCOME (EXPENSE)	828	(48,743)	-	-		(47,915)

NET INCOME (LOSS) BEFORE INCOME TAX	296,768	(343,023)	-	-		(46,255)

PROVISION FOR INCOME TAX (BENEFIT)	-	-	-	-		-

NET INCOME (LOSS)	$296,768	$(343,023)	$-	$-		$(46,255)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - BASIC AND DILUTED						6,111,235

EARNINGS PER COMMON SHARE - BASIC AND DILUTED					(d)	$(0.01)

See notes to unaudited Proforma Financial Statements

JUHL WIND, INC
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma consolidated balance sheet combines the consolidated historical balance sheet of Juhl Wind, Inc. and subsidiaries and the balance sheet of Next Generation Power Systems, Inc. (NextGen), as of September 30, 2008, giving effect to the purchase transaction and related purchase of land and building as if it had been consummated on September 30, 2008. The following unaudited pro forma condensed consolidated statement of operations for the nine month period ended September 30, 2008 and the twelve month period ended December 31, 2007 combines the consolidated statement of operations of Juhl Wind, Inc. for its nine months ended September 30, 2008 and its year ended December 31, 2007 with the statements of operations of  NextGen for its nine months ended September 30, 2008 and its year ended December 31, 2007, giving effect to the acquisition of all of the outstanding shares of NextGen and the related purchase of land and building as if it had occurred at January 1, 2007.

The historical financial information has been adjusted to give effect to pro forma events that are related and/or directly attributable to the stock acquisition, are factually supportable and are expected to have a continuing impact on the combined results. Certain events related and attributable to the stock acquisition may have occurred at Juhl Wind, Inc. prior the closing of the stock acquisition or immediately after the stock acquisition due to the stock acquisition transaction. Accordingly, the adjustments presented on the pro forma condensed consolidated financial statements have been identified and presented in accordance with their timing to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the acquisition of NextGen stock and the land and building.

We are providing the following information to aid you in your analysis of the financial aspects of the purchase transaction. We derived the historical financial information of Juhl Wind, Inc. for the nine months ended September 30, 2008 from the unaudited condensed consolidated financial statements of Juhl Wind, Inc. as filed on form 10-Q for the nine months ended September 30, 2008. We derived the historical financial information of Juhl Wind, Inc. for the year ended December 31, 2007 from the audited financial statements of Juhl Wind, Inc included in the Form 8-K filing dated June 25, 2008 whereby Juhl Wind became our accounting acquirer in a share exchange transaction accounted for as a reverse merger.  We derived the historical financial information of NextGen for the nine months ended September 30, 2008 from the Company’s reviewed financial statements incorporated herein and the December 31, 2007 audited financial statements, also incorporated herein. This information should be read together with Juhl Wind, Inc’s, audited and unaudited financial statements and related notes, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of Juhl Wind, Inc included in its annual report on Form 10-K filed March 31, 2009 and its quarterly report on Form 10-Q filed November 12, 2008.

The unaudited pro forma condensed consolidated financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience.

In the purchase transaction, Juhl Wind, Inc. acquired all of the outstanding shares of common stock of NextGen in exchange for 92,143 shares of Juhl Wind, Inc’s common stock. As a result, NextGen is now a wholly-owned subsidiary. In addition, Juhl Wind acquired land and a building used in NextGen’s operations from NextGen minority shareholders in exchange for 41,070 shares of Juhl Wind’s common stock. The total shares of common stock issued by Juhl Wind in the purchase transaction was 133,213.

JUHL WIND, INC.
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
BALANCE SHEET AND STATEMENTS OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 AND THE YEAR ENDED
DECEMBER 31, 2007

Note 1. Basis of Presentation

The unaudited pro forma condensed consolidated financial information included herein has been prepared pursuant to the rules and regulations of the United States Securities and Exchange Commission.

Pro forma adjustments are necessary to (i) record certain events related or attributable to the stock acquisition which have occurred at Juhl Wind, Inc. prior to closing and (ii) the accounting upon consummation of the acquisition of stock and the land and building.

Note 2. Pro Forma Adjustments

Descriptions of the adjustments included in the unaudited pro forma condensed combined statements of operations are as follows:

(a)
 Juhl Wind, Inc. acquired all of the issued and outstanding shares of common stock of Next Generation Power Systems, Inc. (“NextGen”), an entity under common control due to the 54% ownership by Dan Juhl, the Company’s controlling stockholder. All of the outstanding stock of NextGen was acquired in exchange for 92,143 unregistered shares of common stock of the Company, allocated among the NextGen minority selling stockholders.  The 92,143 shares issued to the minority stockholders were valued at $3.50 per share at the date of agreement or $322,500.  The agreement also required the selling shareholders to contribute the balance of notes payable to stockholders totaling $100,000 to equity. In accordance with Statement of Financial Accounting Standards No. 141R, Business Combinations, the acquisition was accounted for as a combination of entities under common control (i.e. “as if pooling”) where the assets and liabilities of those under common control are at historical cost and at fair value for the noncontrolling interest. Goodwill represents the excess of costs over fair value of the net assets of the acquired minority interest. Goodwill of $493,974 was recorded in connection with the transaction. Goodwill is tested at least annually for impairment. We assessed the impairment of goodwill as of December 31, 2008 as required. Due to the noncontrolling interest of NextGen being in a deficit equity position, Juhl Wind absorbs 100% of the net losses for the periods presented.

Subsequent to September 30, 2008, an impairment of goodwill was considered necessary as a result of a decrease in fair value during November and December of the entity acquired. The decrease in fair value related primarily to the current economic environment and impairment was recorded during the three months ended December 31, 2008, totaling approximately $200,000.

(b)
Juhl Wind purchased land and a commercial building located in Pipestone, Minnesota from individuals who were also selling minority stockholders of NextGen. The Company issued 41,070 unregistered shares of common stock to the minority stockholders of NextGen for the purchase of the land and building. The 41,070 shares issued to the NextGen minority interest were valued at $3.50 per share at the date of agreement, or $144,000. The acquisition was accounted for at fair value of the land and building on the date of purchase which totaled $173,055.

(c)	As required by Regulation S-X, Rule 11-02, historical income results of Juhl Wind, Inc. and Next Gen shall apply the appropriate tax rate due to the tax status of Juhl Wind, Inc. being a C-Corp.

(d)
Basic outstanding shares include the weighted average shares of the Company’s common stock outstanding as if issued on January 1, 2008 and January 1, 2007. Diluted outstanding shares reflects the potential dilution effect that would occur if common stock warrants and convertible preferred stock were exercised or converted to common shares. However, diluted outstanding shares is identical to basic outstanding shares, since potential common share equivalents are excluded from the calculation, as their effect is anti-dilutive, due to the Company’s net loss for the periods presented.

JUHL WIND, INC.

COMMON STOCK

Prospectus

_____ __, 2009

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

Registration Fees	$159.63
Federal Taxes	—
State Taxes	—
Legal Fees and Expenses	15,000
Printing and Engraving Expenses	2,000
Blue Sky Fees	2,000
Accounting Fees and Expenses	10,000
Miscellaneous	840.37
Total	$30,000

Item 14.  Indemnification of Directors and Officers.

Under the General Corporation Law of the State of Delaware, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Our certificate of incorporation provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to us and our stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for any transaction from which the director directly or indirectly derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Our bylaws provide for the indemnification of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. We are not, however, required to indemnify any director or officer in connection with any (a) willful misconduct, (b) willful neglect, or (c) gross negligence toward or on behalf of us in the performance of his or her duties as a director or officer. We are required to advance, prior to the final disposition of any proceeding, promptly on request, all expenses incurred by any director or officer in connection with that proceeding on receipt of any undertaking by or on behalf of that director or officer to repay those amounts if it should be determined ultimately that he or she is not entitled to be indemnified under our bylaws or otherwise.

We have been advised that, in the opinion of the SEC, any indemnification for liabilities arising under the Securities Act of 1933 is against public policy, as expressed in the Securities Act, and is, therefore, unenforceable.

Item 15.  Recent Sales of Unregistered Securities.

Share exchange transaction.   On June 24, 2008, at the closing of the share exchange transaction, we issued an aggregate of 15,250,000 shares of our common stock to the former stockholders of Juhl Energy and DanMar. The shares of our common stock issued to former holders of Juhl Energy and DanMar common stock in connection with the share exchange transaction were exempt from registration under Section 4(2) of the Securities Act of 1933 as a sale by an issuer not involving a public offering and under Regulation D promulgated pursuant to the Securities Act of 1933. We also issued 2,250,000 shares of our common stock to Greenview Capital, LLC (and unrelated designees) at the closing of the share exchange transaction in consideration for merger advisory services in connection with the transaction. These shares of common stock were not registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act and corresponding provisions of state securities laws, which exempts transactions by an issuer not involving any public offering. Such securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements and certificates evidencing such shares contain a legend stating the same.

2008 Private Placement. Concurrently with the closing of the share exchange transaction, we completed a private placement to two institutional investors and two other accredited individuals of units consisting of shares of our newly-created Series A convertible preferred stock, par value $.0001 per share, and detachable, five-year Series A, Series B and Series C warrants to purchase shares of our common stock at an exercise price of $1.25 (Series A), $1.50 (Series B) and $1.75 (Series C) per share. In total, we sold 5,160,000 shares of our Series A convertible preferred stock (convertible into a like number of shares of common stock) and Series A, Series B and Series C warrants to each purchase 2,580,000 shares of common stock, or an aggregate of 7,740,000 shares of common stock. We received gross proceeds of $5,160,000 in consideration for the sale of the units.

The units (and the securities contained in the units) issued in the 2008 private placement were exempt from registration under Section 4(2) of the Securities Act of 1933 as a sale by an issuer not involving a public offering and under Regulation D promulgated pursuant to the Securities Act of 1933. The units (and the securities contained in the units) were not registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act and corresponding provisions of state securities laws, which exempts transactions by an issuer not involving any public offering. Such securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements and certificates evidencing such securities contain a legend stating the same.

Issuances to a Consultant.  On June 24, 2008, we issued 50,000 shares of common stock and warrants to purchase an additional 50,000 shares of common stock to a consultant in exchange for merger advisory services provided to us.  The shares of common stock and warrants were not registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) under the Securities Act and corresponding provisions of state securities laws, which exempts transactions by an issuer not involving any public offering.  Such securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements and certificates evidencing such shares contain a legend stating the same.

NextGen Acquisition.  On October 31, 2008, we acquired all of the outstanding shares of common stock of Next Generation Power Systems, Inc. (“NextGen”) in exchange for an aggregate purchase price of $322,500 payable by delivery of an aggregate of 92,143 shares of our common stock allocated among the NextGen non-controlling interests. The purchase transaction included assumption of certain liabilities of NextGen including a note payable to First Farmer’s & Merchant’s National Bank, but excluded the stockholder notes, which the stockholders of NextGen agreed to contribute to equity.  Simultaneously with the acquisition of all of NextGen, we also purchased a commercial building and associated land located in Pipestone, Minnesota from the individual owners of NextGen. We issued 41,070 unregistered shares of common stock to the minority stockholders of NextGen for the purchase of the land and building. The 41,070 shares issued to the NextGen minority interest were valued at $3.50 per share at the date of agreement, or $144,000.  The acquisition was accounted for at fair value of the land and building on the date of purchase which totaled $173,055.  The shares of common stock issued in the NextGen acquisition were not registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act and corresponding provisions of state securities laws, which exempts transactions by an issuer not involving any public offering. Such securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements and certificates evidencing such shares contain a legend stating the same.

Warrant Exchange.  On June 30, 2009, we entered into a securities exchange agreement with the holders of our Series A, Series B and Series C Warrants pursuant to which the holders agreed to exchange all of their outstanding (i) remaining Series A Warrants to purchase 543,159 shares of our Series B convertible preferred stock, (ii) Series B warrants to purchase 2,580,000 shares of our common stock at $1.50 per share and (iii) Series C Warrants to purchase 2,580,000 shares of our common stock at $1.75 per share for an aggregate of 4,570,166 shares of our Series B convertible preferred stock.  No cash consideration was paid in connection with the exchanges. The exchange was conducted in reliance on the exemption from registration afforded by Section 3(a)(9) under the Securities Act and corresponding provisions of state securities laws.  Such securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements and certificates evidencing such shares contain a legend stating the same.

Option Grant.  On June 29, 2009, we granted one of our directors options to purchase 500,000 shares of our common stock outside of our 2008 Incentive Compensation Plan at $2.00 per share, with 166,666 options immediately exercisable, 166,667 options vesting on June 29, 2010 and 166,667 options vesting on June 29, 2011.  The options and underlying shares of common stock were not registered under the Securities Act, or the securities laws of any state, and were issued in reliance on the exemption from registration afforded by Section 4(2) and Regulation D under the Securities Act and corresponding provisions of state securities laws.  Such securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements and certificates evidencing such shares contain a legend stating the same.

Item 16.  Exhibits and Financial Statement Schedules.

(a)           The exhibits listed in the following Exhibit Index are filed as part of this registration statement.

Exhibit Number	Description
2.1
Securities Exchange Agreement, dated June 24, 2008, between MH & SC, Incorporated, and Juhl Energy Development, Inc. and DanMar and Associates, Inc., and, for certain limited purposes, their respective stockholders. (1)

3.1	Certificate of Incorporation of the Registrant. (2)

3.2	Certificate of Amendment of Certificate of Incorporation amending the name of Help-U-Drive, Incorporated to MH&SC Incorporated, filed September 26, 2006 with the Delaware Secretary of State. (2)

3.3
Certificate of Amendment of Certificate of Incorporation amending, among other things, the name of MH & SC, Incorporated to Juhl Wind, Inc., filed June 20, 2008 and effective June 24, 2008, with the Delaware Secretary of State. (1)

3.4
Amended and Restated Certificate of Designation of Preferences, Rights and Limitations of Series A 8% Convertible Preferred Stock of Juhl Wind, Inc. filed June 11, 2009 with the Delaware Secretary of State. (12)

3.5
Amended and Restated Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock of Juhl Wind, Inc. filed September 28, 2009 with the Delaware Secretary of State. (3)

3.6	Bylaws of Juhl Wind, Inc. (2)

4.1	Composite form of Juhl Wind, Inc. Series A, Series B and Series C Warrant to Purchase Common Stock. (5)

5.1*	Opinion of Greenberg Traurig, LLP.

10.1	2008 Incentive Compensation Plan. (5)

10.2	Form of management Administrative Services Agreement between Juhl Wind, Inc. and wind farm customers. (7)

10.3	Employment Agreement, dated June 7, 2008, between Juhl Energy Development, Inc. and Daniel J. Juhl, as assigned to Juhl Wind, Inc. (5)

10.4	Employment Agreement, dated June 7, 2008, between Juhl Energy Development, Inc. and John P. Mitola, as assigned to Juhl Wind, Inc. (5)

10.5
Securities Purchase Agreement, dated June 24, 2008, between Juhl Wind, Inc. and each of Vision Opportunity Master Fund, Ltd., Daybreak Special Situations Master Fund, Ltd., Bruce Meyers and Imtiaz Khan. (5)

10.6	Registration Rights Agreement in connection with the Registrant’s 2008 private placement of units in Juhl Wind, Inc. (5)

10.7	Amendment No. 1 to Registration Rights Agreement in connection with the Registrant’s 2008 private placement of units in Juhl Wind, Inc. (7)

10.8	Stock Purchase Agreement, dated October 31, 2008, between Juhl Wind, Inc., Next Generation Power Systems, Inc. and the selling shareholders of Next Generation Power Systems, Inc. (6)

10.9	Sales-Purchase Agreement, dated October 31, 2008, between Juhl Wind, Inc. and six individuals who are also the selling shareholders of Next Generation Power Systems, Inc. (6)

10.10	Amendment Agreement dated March 27, 2009 between Juhl Wind, Inc. and each of Vision Opportunity Master Fund, Ltd., Daybreak Special Situations Master Fund, Ltd., Bruce Meyers and Imtiaz Khan. (10)

10.11	Letter Agreement dated January 13, 2009 between Juhl Wind, Inc. and General Wesley K. Clark. (8)

10.12
Memorandum of understanding dated April 13, 2009 between Juhl Wind, Inc. and each of Vision Opportunity Master Fund, Ltd., Daybreak Special Situations Master Fund, Ltd., Bruce Meyers and Imtiaz Khan. (10)

10.13	Waiver Agreement dated May 13, 2009 between Juhl Wind, Inc. and each of Vision Opportunity Master Fund, Ltd., Daybreak Special Situations Master Fund, Ltd., Bruce Meyers and Imtiaz Khan. (11)

10.14	Form of Escrow Agreement between Juhl Wind, Inc. and the Escrow Agent entered into in connection with the Registrant ’ s 2008 private placement. (12)

10.15	Form of Lock Up Agreement between Juhl Wind, Inc. and each of John Mitola and Dan Juhl entered into in connection with the Registrant ’ s 2008 private placement. (12)

10.16	Form of Lock Up Agreement between Juhl Wind, Inc. and Greenview Capital LLC entered into in connection with the Registrant ’ s 2008 private placement. (12)

10.17
Warrant Amendment Agreement dated June 29, 2009 among Juhl Wind, Inc. and each of Vision Opportunity Master Fund, Ltd., Daybreak Special Situations Master Fund, Ltd., Bruce Meyers and Imtiaz Khan (Exhibit A of the Warrant Amendment Agreement is filed as Exhibit 3.5 hereto). (4)

10.18
Securities Exchange Agreement dated June 30, 2009 among Juhl Wind, Inc. and each of Vision Opportunity Master Fund, Ltd., Daybreak Special Situations Master Fund, Ltd., Bruce Meyers and Imtiaz Khan (Exhibit A of the Securities Exchange Agreement is filed as Exhibit 3.5 hereto). (4)

10.19	Form of Employment Agreement, dated August 13, 2009, between Juhl Wind, Inc. and John J. Brand. (13)

10.20*	Waiver Agreement dated September 23, 2009 between Juhl Wind, Inc. and each of Vision Opportunity Master Fund, Ltd., Daybreak Special Situations Master Fund, Ltd., Bruce Meyers and Imtiaz Khan.

21.1	Subsidiaries of the Registrant. (9)

23.1*	Consent of Boulay, Heutmaker, Zibell & Co. P.L.L.P.

23.2	Consent of Greenberg Traurig, LLP (included in Exhibit 5.1).

24.1	Powers of Attorney (included in the signature page hereto).

*	Filed herewith.

(1)	Incorporated by reference to the exhibits included with our Current Report on Form 8-K, dated June 24, 2008, and filed with the U.S. Securities and Exchange Commission on June 24, 2008.

(2)	Incorporated by reference to the exhibits included with our Registration Statement on Form SB-2 filed with the U. S. Securities and Exchange Commission on March 31, 2007.

(3)	Incorporated by reference to the exhibit included with our Current Report on Form 8-K, dated September 28,2009, and filed with the U.S. Securities and Exchange Commission on September 28 , 2009.

(4)	Incorporated by reference to the exhibits included with our Current Report on Form 8-K, dated July 1, 2009, and filed with the U.S. Securities and Exchange Commission on July 1, 2009.

(5)	Incorporated by reference to the exhibits included with our Current Report on Form 8-K, dated June 24, 2008, and filed with the U.S. Securities and Exchange Commission on June 25, 2008.

(6)	Incorporated by reference to the exhibits included with our Current Report on Form 8-K, dated October 31, 2008, and filed with the U.S. Securities and Exchange Commission on November 4, 2008.

(7)
Incorporated by reference to the exhibits included with Amendment No. 1 to our Registration Statement on Form S-1 (registration no. 333-154617), filed with the U.S. Securities and Exchange Commission on January 21, 2009.

(8)
Supersedes the Amendment Agreement dated March 27, 2009 among the parties that was included in error as Exhibit 10.10 to our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the U.S. Securities Exchange Commission on March 30, 2008.

(9)	Incorporated by reference to the exhibits included with our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the U.S. Securities Exchange Commission on March 30, 2008.

(10)
Incorporated by reference to the exhibits included with Amendment No. 2 to our Registration Statement on Form S-1 (registration no. 333-154617), filed with the U.S. Securities and Exchange Commission on April 15, 2009.

(11)	Incorporated by reference to the exhibits included with our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, filed with the U.S. Securities Exchange Commission on May 15, 2009.

(12)
Incorporated by reference to the exhibits included with Amendment No. 4 to our Registration Statement on Form S-1 (registration no. 333-154617), filed with the U.S. Securities and Exchange Commission on June 12, 2009.

(13)	Incorporated by reference to the exhibits included with our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, filed with the U.S. Securities Exchange Commission on August 14, 2009.

(b)            The financial statement schedules are either not applicable or the required information is included in the financial statements and footnotes related thereto.

Item 17.  Undertakings.

A.           The undersigned registrant hereby undertakes:

(1)            To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)            To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)            To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)            To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)            Intentionally omitted.

(5)            That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)            Intentionally omitted.

(ii)            If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)            That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by  means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)            Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424.

(ii)            Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)            The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)            Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

B.           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, in the City of Woodstock, State of Minnesota, on September 30, 2009.

JUHL WIND, INC.

By:	/S/ JOHN P. MITOLA
John P. Mitola
President (principal executive officer)

POWER OF ATTORNEY

We, the undersigned officers and directors of Juhl Wind, Inc., hereby severally constitute and appoint Daniel J. Juhl and John P. Mitola, and each of them (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution, for us and in our stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this registration statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all the said attorneys-in-fact and agents, or any of them, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/S/ DANIEL J. JUHL	Chairman of the Board and Chief Executive Officer	September 30, 2009
Daniel J. Juhl

/S/ JOHN P. MITOLA	President and Director	September 30, 2009
John P. Mitola	(principal executive officer)

/S/ JOHN J. BRAND	Chief Financial Officer	September 30, 2009
John J. Brand	(principal financial and accounting officer)

/S/ EDWARD C. HURLEY	Director	September 30, 2009
Edward C. Hurley

/S/ WESLEY K. CLARK	Director	September 30, 2009
Wesley K. Clark